   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 8, 1998
                                                     REGISTRATION NO. 333-48103
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549

                                ---------------

                             AMENDMENT NO. 2
                                      TO

                                   FORM S-1

                            REGISTRATION STATEMENT

                                     UNDER

                          THE SECURITIES ACT OF 1933

                                ---------------
                         GLOBAL IMAGING SYSTEMS, INC.
            (Exact name of registrant as specified in its charter)
                                     5995                   59-3247652
         DELAWARE        (Primary S.I.C. Code Number)     (IRS Employer
                                                       Identification No.)
 (State of Incorporation)       ---------------
                       13902 NORTH DALE MABRY, SUITE 300
                             TAMPA, FLORIDA 33618
                                (813) 960-5508
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

                                ---------------
                               THOMAS S. JOHNSON
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                         GLOBAL IMAGING SYSTEMS, INC.
                       13902 NORTH DALE MABRY, SUITE 300
                             TAMPA, FLORIDA 33618
                                (813) 960-5508
 (Name, address, including zip code and telephone number, including area code of agent for service)

                                ---------------
                                  COPIES TO:
          ALAN L. DYE, ESQ.                    WILLIAM J. GRANT, JR. ESQ.
        HOGAN & HARTSON L.L.P.                  WILLKIE FARR & GALLAGHER
     555 THIRTEENTH STREET, N.W.            153 EAST 53RD STREET, 45TH FLOOR
      WASHINGTON, DC 20004-1109                 NEW YORK, NEW YORK 10022
            (202) 637-5600                           (212) 821-8000
                                ---------------
  APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

                                ---------------
  If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [_]

  If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement the same offering. [_]

  If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

  If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [_]
                        CALCULATION OF REGISTRATION FEE
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
                                                         PROPOSED
                                          PROPOSED        MAXIMUM
 TITLE OF EACH CLASS OF     AMOUNT        MAXIMUM        AGGREGATE     AMOUNT OF
    SECURITIES TO BE         TO BE     OFFERING PRICE    OFFERING     REGISTRATION
       REGISTERED        REGISTERED(1)  PER SHARE(2)     PRICE(2)         FEE
----------------------------------------------------------------------------------
Common Stock, par value
 $.01 per share........    8,050,000       $16.00     $128,800,000.00  $37,996.00

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

(1) Includes 1,050,000 shares that the Underwriters have the option to purchase to cover over-allotments, if any.
(2) Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended.

  THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH
SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO
SECTION 8(A), MAY DETERMINE.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+INFORMATION CONTAINED HEREIN IS SUBJECT TO COMPLETION OR AMENDMENT. A         +
+REGISTRATION STATEMENT RELATING TO THESE SECURITIES HAS BEEN FILED WITH THE + +SECURITIES AND EXCHANGE COMMISSION. THESE SECURITIES MAY NOT BE SOLD NOR ANY +
+OFFERS TO BUY BE ACCEPTED PRIOR TO THE TIME THE REGISTRATION STATEMENT        +
+BECOMES EFFECTIVE. THIS PROSPECTUS SHALL NOT CONSTITUTE AN OFFER TO SELL OR + +THE SOLICITATION OF AN OFFER TO BUY NOR SHALL THERE BE ANY SALE OF THESE + +SECURITIES IN ANY STATE IN WHICH SUCH OFFER, SOLICITATION OR SALE WOULD BE + +UNLAWFUL PRIOR TO REGISTRATION OR QUALIFICATION UNDER THE SECURITIES LAWS OF +
+ANY SUCH STATE.                                                               +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                 SUBJECT TO COMPLETION--DATED MAY  , 1998

PROSPECTUS
--------------------------------------------------------------------------------

                                7,000,000 Shares

                          GLOBAL IMAGING SYSTEMS, INC.

             [LOGO, INCLUDING TEXT: "THINK GLOBALLY, ACT LOCALLY"]

                                  Common Stock

--------------------------------------------------------------------------------

Of the 7,000,000 shares (the "Shares") of common stock, $.01 par value per share (the "Common Stock"), offered hereby, 6,700,000 shares are being sold by Global Imaging Systems, Inc. ("Global" or the "Company") and 300,000 shares are being sold by certain stockholders of the Company (the "Selling Stockholders"). The Company will not receive any proceeds from the sale of shares by the Selling Stockholders. See "Principal and Selling Stockholders."

Prior to this offering (the "Offering"), there has been no public market for the Common Stock. It is currently anticipated that the initial public offering price will be between $14.00 and $16.00 per share. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The Common Stock has been approved for inclusion in The Nasdaq Stock Market's National Market (the "Nasdaq National Market") under the symbol "GISX."

At the request of the Company, the Underwriters have reserved up to 650,000 shares of Common Stock for sale at the initial public offering price to directors, officers, employees, and business associates of the Company. Any such shares which are not so purchased will be offered by the Underwriters to the public on the same basis as the other shares offered hereby. See "Underwriting."

SEE "RISK FACTORS" ON PAGES 7 TO 13 FOR A DISCUSSION OF CERTAIN MATERIAL
FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE
COMMON STOCK OFFERED HEREBY.
--------------------------------------------------------------------------------
THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS
A CRIMINAL OFFENSE.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               Price   Underwriting               Proceeds to
                                to     Discounts and  Proceeds to   Selling
                              Public  Commissions (1) Company (2) Stockholders
------------------------------------------------------------------------------
 Per Share..................   $           $             $            $
------------------------------------------------------------------------------
 Total (3)..................  $           $             $           $

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) The Company and the Selling Stockholders have agreed to indemnify the several Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). See "Underwriting."
(2) Before deducting expenses payable by the Company estimated to be $2.0 million.
(3) Certain Selling Stockholders have granted the several Underwriters 30-day over-allotment options to purchase up to 1,050,000 additional shares of Common Stock on the same terms and conditions as set forth above. If all such additional shares are purchased by the Underwriters, the total Price
    to Public will be $   , the total Underwriting Discounts and Commissions
    will be $   , the total Proceeds to Company will be $    and the total
    Proceeds to Selling Stockholders will be $   . See "Underwriting."

--------------------------------------------------------------------------------

The shares of Common Stock are offered by the several Underwriters, subject to delivery by the Company and the Selling Stockholders and acceptance by the Underwriters, to prior sale and to withdrawal, cancellation or modification of the offer without notice. Delivery of the shares of Common Stock to the Underwriters is expected to be made through the facilities of the Depository
Trust Company, New York, New York on or about      , 1998.

PRUDENTIAL SECURITIES INCORPORATED
                    SALOMON SMITH BARNEY
                                  WILLIAM BLAIR & COMPANY
                                                RAYMOND JAMES & ASSOCIATES, INC.

May  , 1998

                      GLOBAL IMAGING SYSTEMS, INC. [LOGO]

                         "THINK GLOBALLY, ACT LOCALLY"



              [MAP OF UNITED STATES INDICATING COMPANY LOCATIONS]
                            CORPORATE HEADQUARTERS
                                CORE COMPANIES
                              SATELLITE COMPANIES


 . Since its founding in June 1994, Global has acquired nine core companies primarily in the Northeast, Southeast and Pacific Northwest and an additional 15 satellite companies which have been integrated into the core companies.
 . Global intends to enter new geographic markets by acquiring additional core companies and expanding its core markets through the acquisition of smaller companies.
 .  Global's strategy is to offer the following office imaging solutions:

    AUTOMATED OFFICE EQUIPMENT            NETWORK INTEGRATION SERVICES

    ELECTRONIC PRESENTATION SYSTEMS       DOCUMENT IMAGING MANAGEMENT

CERTAIN PERSONS PARTICIPATING IN THE OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN, OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING PURCHASES OF THE COMMON STOCK TO STABILIZE ITS MARKET PRICE, PURCHASES OF THE COMMON STOCK TO COVER SOME OR ALL OF A SHORT POSITION IN THE COMMON STOCK MAINTAINED BY THE UNDERWRITERS AND THE IMPOSITION OF PENALTY BIDS. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

  The following information is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Except as otherwise indicated herein, the information in this Prospectus assumes (i) that the Underwriters' over-allotment options will not be exercised, (ii) the reclassification of the Company's Class B Common Stock as Common Stock, the increase in the authorized shares of Common Stock to 50,000,000 shares, the effecting of a 132-for-1 stock split of the Company's outstanding Class B Common Stock, and the authorization of 10,000,000 shares of Preferred Stock pursuant to an amendment to the Company's Amended and Restated Certificate of Incorporation anticipated to be filed in May 1998, and (iii) the automatic conversion into Common Stock of all outstanding shares of Class C Common Stock upon the closing of the Offering. Except where the context indicates otherwise, all references herein to "Global" or the "Company" refer to the Company and its direct and indirect subsidiaries.

  In connection with and upon the consummation of the Offering, each outstanding share of Class A Common Stock, including the shares of Class A Common Stock held by officers and directors of the Company, will be redeemed in exchange for approximately 3.41 shares of Common Stock plus a cash payment equal to $90 plus 8.0% per annum from the time of purchase through May 31, 1998 (the "Class A Redemption"). The Company will use approximately $35,570,000 of the net proceeds of the Offering, and will issue 1,158,329 shares of Common Stock, to effect the Class A Redemption. Except as otherwise indicated herein, the information in this Prospectus assumes the Class A Redemption will be effected. See "Risk Factors--Benefits of the Offering to Existing Stockholders" and "Certain Transactions--The Recapitalization."

                                  THE COMPANY

  Global Imaging Systems is a consolidator in the highly fragmented office imaging solutions industry. The Company is a rapidly growing provider of a broad line of office imaging solutions, which includes the sale and service of automated office equipment (copiers, facsimile machines, printers and duplicators), electronic presentation systems, and document imaging management systems ("DIM" systems or "document technology systems"), as well as network integration and management services. Since its founding in June 1994, the Company has acquired nine core companies primarily in the Northeast, Southeast, and Pacific Northwest, and an additional 15 companies ("satellite" companies) which have been integrated into the core companies. The Company's operating philosophy is to "think globally, act locally." Under the Company's decentralized management system, Global's core companies typically continue to operate under their pre-acquisition names and with their pre-acquisition management even after being acquired by Global, thus permitting existing client relationships to be preserved. In many cases Global's satellite companies also continue to operate under their pre-acquisition names and management, although all administrative functions are conducted at the core company level. The Company believes that its emphasis on superior customer service and the contractual nature of its service business provide a significant source of recurring revenue.

  Global seeks to become the provider of choice for all of its customers' office imaging needs by offering a full range of products and services and superior customer service. While Global's clientele includes large, Fortune 500 companies, its growth has been, and is expected to continue to be, largely driven by serving middle market businesses. The Company sells and services a variety of office imaging solutions, including copiers, facsimile machines, printers, duplicators, LCD projectors, smartboards, overhead projectors, video teleconferencing equipment, optical scanning equipment, micrographics equipment, and the design and installation of equipment related to computer networks. In addition, the Company offers a variety of ongoing services, including supply and service contracts, network management contracts, technical support and training.

  The Company's strategic objective is to continue to grow profitably in both existing markets and new markets through internal growth and by acquiring additional office imaging solutions companies. Global intends to enter new geographic markets by acquiring additional core companies and expanding its core markets through the acquisition of satellite companies, which are typically in close proximity to core companies. Global's strategy for stimulating internal growth is to expand its product and service offerings, take advantage of cross-selling opportunities, and market aggressively to existing and new customers.

  The Company is currently organized into nine core companies with operations in 46 locations in 15 states, plus the District of Columbia. Global targets for acquisition as core companies businesses that are leading competitors in the markets they serve. The Company's goal is to acquire core and satellite companies throughout the United States and Canada.

  The market for sales and service of office imaging solutions is highly fragmented. Of an estimated 3,700 dealer and distributor outlets in the United States primarily engaged in the sale of automated office equipment and related service, parts, and supplies, approximately 3,100 dealer outlets are unaffiliated, according to Industry Analysts, Inc. According to Dataquest, the black and white copier and related service and supplies market generated sales of approximately $20.5 billion in the U.S. in 1996, and is expected to grow to an estimated $26.4 billion in sales in 2001, while the color copier and related service and supplies market generated sales of approximately $1.3 billion in the U.S. in 1996, and is expected to grow to an estimated $4.4 billion in sales in 2001. The network consulting and integration services market generated sales in the U.S. of approximately $5.8 billion in 1996 and is expected to grow to approximately $12.4 billion in sales by 2001, according to International Data Corporation. The network management services market (as a discrete segment) generated sales of approximately $1.5 billion in the U.S. in 1996, and is expected to grow to approximately $3.7 billion in sales by 2001, according to International Data Corporation. The market for electronic presentation systems generated sales estimated at approximately $719 million in the U.S. in 1996, and is expected to grow to an estimated $1.5 billion in sales in 2001, according to Pacific Media Associates. The Company believes the market for document technology systems generated over $3.5 billion in sales in the U.S. in 1996 and may grow to over $13.2 billion in sales by 2001.

STRATEGY

  The Company's goal is to become the provider of choice for all of its customers' office imaging needs by offering a full range of products and services and superior customer service. The Company's strategy to achieve this goal contains the following elements:

  Serve as a Single Source Provider of Office Imaging Solutions. The Company believes that offering a full spectrum of products and services will give it a competitive advantage and enable the Company to capitalize on its customer relationships by cross-selling its products and services. As the technology that drives copiers, facsimiles, printers, electronic presentation equipment and DIM equipment continues to converge, there is a greater role for computers and networks in the functioning of these products. Accordingly, customers are demanding more integrated office imaging solutions. The Company intends to expand its offerings to provide products and services in the automated office equipment market, the electronic presentation systems market, the DIM systems market and the network integration markets in each of its geographic markets.

  Make Strategic Acquisitions. Global actively seeks to acquire core companies in targeted geographic markets and to expand these core acquisitions through internal growth and the acquisition of satellite companies. As part of its acquisition strategy, Global looks for companies that are led by an experienced management team that will continue to manage the company after it is acquired, that have a strong regional market share, and that can grow internally and through the acquisition of satellite companies.

  A key component of the Company's growth strategy is to acquire satellite companies in or near its core companies' markets. Core company management frequently assists Global in identifying appropriate satellite companies to acquire. In evaluating potential satellite acquisitions the Company considers, among other factors, its proximity to a core company, whether the product lines sold by the satellite are complementary with those of the core company, and the service base that the potential satellite company has under service contract.

  Stimulate Internal Growth. The Company seeks to stimulate internal growth in its core companies by increasing the productivity of their sales forces through the use of performance benchmarks developed by the Company, expanding product and service offerings, increasing the size of its core companies' sales forces and aggressively cross-selling its products and services.

  Optimize Profitability and Operating Efficiency. Global's senior management has developed an industry management model that encompasses a comprehensive set of performance benchmarks. These performance benchmarks, which are used as the primary form of internal reporting from the core companies to Global, allow the Company and local management to monitor and improve the operations of each core company. Through the use of these benchmark criteria, Global seeks to train the managers of its core and satellite companies to optimize their business mix and improve performance.

  Global works to reduce costs by consolidating the back-office functions of its satellite acquisitions into the core operations, enabling its core companies to decrease technician driving time and increase the productivity of sales personnel and administrators. Global also reduces costs through the standardization of financial reporting, cash and inventory management, payroll, billing, collections, insurance and employee benefit programs, and by negotiating advantageous relationships with equipment manufacturers, other suppliers and lessors.

  Operate with a Decentralized Management Structure. Global vests responsibility for day-to-day operating decisions at the core company level. The Company believes that this decentralized approach permits local management to maintain focus and motivation and provides optimal customer support. Local management is supported by a senior management team that focuses on the Company's growth strategy as well as corporate planning and financial reporting and analysis.

  The Company's executive offices are located at 13902 North Dale Mabry, Suite 300, Tampa, Florida 33618, and its telephone number is (813) 960-5508. The Company was incorporated in Delaware in June 1994.

                                  THE OFFERING

 Common Stock Offered by the Company................  6,700,000 shares
 Common Stock Offered by the Selling Stockholders...    300,000 shares
 Common Stock to be Outstanding after the Offering.. 18,283,639 shares (1)
 Use of Proceeds by the Company..................... To repay existing indebtedness and to pay
                                                     the cash portion of the
                                                     redemption price of all of
                                                     the outstanding shares of
                                                     the Company's Class A
                                                     Common Stock. See "Use of
                                                     Proceeds."
 Proposed Nasdaq National Market symbol............. GISX

--------

(1) Does not include an aggregate of 1,820,000 shares reserved for grants or purchases under the Company's 1998 Stock Option and Incentive Plan, including 519,750 shares of Common Stock issuable upon the exercise of options that will become outstanding upon the closing of the Offering at an exercise price equal to the initial public offering price. See "Management--1998 Stock Option and Incentive Plan."

                                  RISK FACTORS

  Investors should consider the risk factors involved in connection with an investment in the Common Stock and the impact to investors from various events that could adversely affect the Company's business. See "Risk Factors."

            SUMMARY CONSOLIDATED FINANCIAL AND PRO FORMA INFORMATION
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

                                             FISCAL YEAR ENDED              NINE MONTHS ENDED
                            INCEPTION            MARCH 31,                     DECEMBER 31,
                          (JUNE 3, 1994) ---------------------------  ------------------------------
                           TO MARCH 31,                    PRO FORMA  (UNAUDITED)          PRO FORMA
                               1995       1996     1997    1997 (1)      1996       1997   1997 (2)
                          -------------- -------  -------  ---------  ----------- -------- ---------
STATEMENT OF OPERATIONS
 DATA:
Total revenues..........     $10,276     $36,966  $64,093  $196,843     $44,114   $110,030 $159,391
Total costs and
 operating expenses.....      10,530      34,842   58,774   183,333      40,397     99,958  146,364
                             -------     -------  -------  --------     -------   -------- --------
Income (loss) from
 operations.............        (254)      2,124    5,319    13,510       3,717     10,072   13,027
Net income (loss).......     $  (629)    $  (192) $ 1,123  $  1,908     $   734   $  2,789 $  2,943
                             =======     =======  =======  ========     =======   ======== ========
Net income (loss)
 available to holders of
 Common Stock (3).......     $  (819)    $(1,215) $  (279) $   (537)    $  (295)  $  1,440 $  1,099
                             =======     =======  =======  ========     =======   ======== ========
Earnings (loss) per
 common share (basic and
 diluted) (3)...........     $ (0.16)    $ (0.15) $ (0.03) $  (0.05)    $ (0.03)  $   0.15 $   0.11
                             =======     =======  =======  ========     =======   ======== ========
Weighted average number
 of shares (basic and
 diluted) (4)...........       5,245       7,931    8,642    10,339       8,523      9,523   10,339
                             =======     =======  =======  ========     =======   ======== ========

                                                    DECEMBER 31, 1997
                                            ----------------------------------
                                                        PRO       PRO FORMA
                                             ACTUAL  FORMA (5) AS ADJUSTED (6)
                                            -------- --------- ---------------
BALANCE SHEET DATA:
Working capital............................ $ 22,205 $ 24,539     $ 24,293
Total assets...............................  155,913  164,199      163,955
Long-term debt, including current
 maturities................................   92,609   98,209       42,083
Total stockholders' equity.................   35,215   36,834       92,816

--------
(1) Gives effect to the Company's acquisitions of four companies during fiscal 1997 and the Company's acquisition of 11 companies during fiscal 1998 as if they had been completed on April 1, 1996. See "Selected Pro Forma Financial Data."
(2) Gives effect to the Company's acquisitions of 10 companies during the nine months ended December 31, 1997 plus the acquisition of an additional company completed in February 1998 as if they had occurred on April 1, 1997. See "Selected Pro Forma Financial Data."

(3) Reflects adjustments for amounts payable upon a sale of the Company or an initial public offering to holders of Class A Common Stock equivalent to an 8.0% annual yield on the original per share amount of $90.

(4) Assumes the conversion of the outstanding shares of Class C Common Stock into Common Stock. See also, "Selected Pro Forma Financial Data."

(5) Gives effect to the acquisition of one company completed in February 1998 as if such acquisition had been completed on December 31, 1997. See "Selected Pro Forma Financial Data." The Company's pro forma net tangible book value attributable to Common Stock was ($96,761,000), and its pro forma retained deficit was ($1,007,000), at December 31, 1997. See "Dilution."

(6) Gives effect to the Offering and the application of the estimated net proceeds therefrom. See "Selected Pro Forma Financial Data" and "Use of Proceeds."

                                 RISK FACTORS

  An investment in the Shares involves a high degree of risk. Prospective investors should carefully consider the following risk factors, in addition to the other information contained elsewhere in this Prospectus, in evaluating an investment in the Common Stock offered hereby.

  When used in this Prospectus, the words "may," "will," "expect," "anticipate," "continue," "estimate," "project," "intend," and similar expressions are intended to identify forward-looking statements regarding events, conditions and financial trends that may affect the Company's future plans or operations, business strategy, results of operations and financial position. Prospective investors are cautioned that any forward-looking statements are not guarantees of future performance and are subject to risks and uncertainties and that actual results may differ materially from those included within the forward-looking statements as a result of various factors. Factors that could cause or contribute to such differences include, but are not limited to, those described below, under the heading "Management's Discussion and Analysis of Financial Condition and Results of Operations" and elsewhere in this Prospectus.

  NEED FOR SUBSTANTIAL ADDITIONAL FUNDS; HIGHLY LEVERAGED CAPITAL
STRUCTURE. The Company's acquisitions have primarily been and are expected to be financed through a combination of equity capital, bank indebtedness and cash generated from operations. In connection with future acquisitions, the Company intends to incur indebtedness, which may be substantial in relation to its equity capital, as well as to use its Common Stock for a portion of the consideration. The extent to which the Company will be able or willing to use its Common Stock for this purpose will depend on its market value from time to time and the willingness of potential acquisition candidates to accept Common Stock as part of the consideration for the sale of their companies. To the extent the Company does not use Common Stock to make future acquisitions, the Company will be required to use more of its cash resources, if available, or to obtain debt or equity financing to continue its acquisition program. There can be no assurance that the Company will be able to obtain such financing or that, if available, it will be available on terms the Company deems acceptable. As a result, the Company might be unable to maintain its acquisition strategy, which may have a material adverse effect on the business or future prospects of the Company. Moreover, as a result of financing acquisitions with debt, the ratio of the Company's total liabilities to net worth may be substantial. In addition to funding future acquisitions, the Company requires a substantial amount of funds for debt service and to meet its working capital and capital expenditure needs, and it is possible that funds generated by operations and borrowings under available credit arrangements may be insufficient to fund the Company's cash requirements. In such event, the Company might need to obtain additional debt or equity financing. In view of the Company's potentially leveraged position, the restrictive covenants customarily contained in credit facilities for similar companies, and the likelihood that substantially all of the assets of the Company would be pledged to the Company's senior lenders under such a credit facility, the Company may not be able to obtain such additional financing or equity on favorable terms, if at all. Because of its potentially leveraged condition, the Company may be particularly vulnerable to adverse changes in the financial markets or downturns in its business or in general economic conditions. See "Use of Proceeds" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  EXPANSION THROUGH ACQUISITIONS; RECOVERABILITY OF GOODWILL. A principal element of the Company's strategy is to expand into additional geographic markets and increase its product and service offerings through acquisitions. The Company's ability to expand is dependent upon identifying, acquiring and integrating companies that meet its acquisition criteria. Because of industry consolidation, the Company faces strong competition in acquiring companies and frequently competes for acquisitions with companies that have greater resources. In many instances, the Company must obtain the consent of manufacturers or other third parties in connection with its acquisitions. The Company's current credit facility, for example, requires the Company to obtain approval from its lender prior to the consummation of any acquisitions with an individual purchase price in excess of $2 million, or an aggregate purchase price in excess of $5 million in any fiscal year. There can be no assurance that suitable acquisition candidates will continue to be available to the Company, that the Company will successfully identify such candidates, that the Company will be able to obtain any required consents or that the Company will be able to acquire such companies at favorable prices. In addition, although the Company conducts due diligence and generally requires representations, warranties and indemnifications from the former owners of acquired companies, there can be no assurance that such owners will have accurately represented the financial and operating conditions of their companies or will be able to meet any indemnification obligations that arise. Any unforeseen liabilities or inaccuracies with respect to its acquired companies could have a material adverse effect on the Company. In addition, the Company's acquisition strategy places significant demands on the Company's resources, especially on the time and attention of its senior management, and will require the Company to identify, hire and integrate additional managers. There can be no assurance that the Company's management and financial reporting systems, procedures and controls will be adequate to support the Company as it continues to expand, or that the Company will successfully identify, hire and integrate additional managers. See "Business--Business Strategy." Finally, as a result of its acquisitions, which are accounted for using the purchase method of accounting, the Company has incurred and expects to continue to incur significant amortization charges resulting from the excess of the purchase price paid over the fair value of the net assets of the companies acquired. These current and future goodwill amortization charges have and will continue to have a material adverse effect on the Company's results of operations over the foreseeable future. The Company amortizes goodwill on a straight-line basis over periods ranging from 20 to 40 years. If the projected operating cash flows derived from an acquired business are less than the carrying value of the goodwill resulting from its acquisition, the Company will recognize impairment, reducing the Company's profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Results of Operations."

  RISKS OF INTEGRATION. The successful integration of companies acquired by the Company depends on a number of factors, including the Company's ability to transition acquired companies to the Company's management information systems, the ability of the Company's core acquisitions to integrate satellite acquisitions effectively, and the Company's ability to improve profitability at the companies it acquires. There can be no assurance that the Company will be able to integrate acquired companies without substantial costs, delays or other operational or financial problems, that the Company will be able to achieve expected economies of scale or that such companies, once integrated, will ultimately generate sufficient revenues to justify the Company's investment.

  LIMITED COMBINED OPERATING HISTORY. Although a number of the companies acquired by the Company have been in operation for some time, the Company itself has a limited history of operations and profitability. Consequently, the historical and pro forma information herein may not be indicative of the Company's financial condition and future performance. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Liquidity and Capital Resources" and "Business."

  ENTRY INTO NEW MARKETS THROUGH ACQUISITIONS. A key element of the Company's expansion strategy is to acquire companies in each of its core markets that are engaged in the sale and service of electronic presentation systems and DIM systems, and in network integration and facilities management services. These are product and service segments in which the Company has relatively limited or no operating experience. The Company's ability to enter these markets successfully depends on its ability to identify, acquire and integrate appropriate companies and to adapt to the varying conditions in each of these markets. For example, the Company's success in the facilities management market depends on the Company being able to operate profitably a primarily labor-intensive business. Any acquisitions of companies in these markets that are not good acquisition candidates, or that the Company is not ready or able to integrate and operate profitably, could have a material adverse effect on the Company. There can be no assurance that the Company will succeed in identifying, acquiring, integrating and operating successful companies in these new markets. See "Business--Business Strategy."

  DEPENDENCE ON SUPPLIERS. The Company derives a majority of its revenues from the sale of equipment and from service and supply contracts for such equipment. Accordingly, the Company's success depends on its access to reliable sources of equipment, parts and supplies at competitive prices. The Company's automated office equipment dealers sell copiers primarily from Canon Inc. ("Canon"), Konica Business Technologies, Inc. ("Konica"), Mita Copystar America ("Mita"), Ricoh Corporation ("Ricoh"), Savin Corporation ("Savin") and Sharp Electronics Corporation ("Sharp") and facsimile machines primarily from Muratec America, Inc.

("Muratec"), Panasonic Communications and Systems Company Division of Matsushita Electric Corp. of America ("Panasonic") and Savin. The Company's network integrators sell systems primarily from Compaq Computer Corporation ("Compaq"), Hewlett-Packard Company ("Hewlett Packard"), International Business Machines Corporation ("IBM"), Microsoft Corporation ("Microsoft"), Novell, Inc. ("Novell") and Tektronix, Inc. ("Tektronix"). The Company's DIM systems dealer sells equipment primarily from Westbrook Technologies, Inc. ("Westbrook Technologies") and the Company's electronic presentation systems dealer sells systems primarily from Epson America, Inc. ("Epson"), In Focus Systems, Inc. ("InFocus"), Intel Corporation ("Intel"), Lightware, Inc. ("Lightware"), nVIEW Corporation ("nVIEW"), Proxima Corporation ("Proxima") and Sharp. The Company's agreements with its suppliers generally permit the Company to sell particular products on a nonexclusive basis in particular geographic areas, have a one-year renewable term that may not be renewed by the supplier on 30 days notice and that may be terminated by the supplier upon notice (i) in the event that the Company does not meet minimum purchase quotas or certain other requirements or (ii) under certain other circumstances, including a change in the Company's ownership. Although the consummation of the Offering may qualify as such a change in the Company's ownership, the Company does not anticipate that its suppliers will terminate their agreements with the Company as a result of the Offering. There can be no assurance that the Company's suppliers will continue to be willing to sell their products to the Company, or that they will do so at competitive prices. For example, the Company believes that Sharp, InFocus and Proxima plan to use only 12 to 15 distributors of electronic presentation equipment nationwide by the year 2000. During the twelve month period ended December 31, 1997, sales of electronic presentation equipment by Sharp, InFocus and Proxima accounted for 6.0%, 2.2% and 2.3%, respectively, of the Company's revenues. There can be no assurance that the Company will be chosen by these or other suppliers to distribute their products. The Company's inability to obtain equipment, parts or supplies from any of its suppliers could have a material adverse effect on the Company's business. There can also be no assurance that consumer preferences will not shift to products manufactured by competitors of the Company's suppliers. Finally, there can be no assurance that other factors, including reduced access to credit resulting from economic conditions in Asia, will not impair the ability of the Company's suppliers to provide products in a timely manner or at competitive prices. See "Business--Suppliers."

  NEED TO ATTRACT AND RETAIN SKILLED EMPLOYEES. Global's success is largely dependent on its ability to attract, motivate and retain skilled employees. Many of the markets in which the Company operates are experiencing low levels of unemployment. As a result, the Company faces competition in hiring and retaining skilled employees, particularly sales personnel, systems integration professionals and service technicians. The Company's ability to fulfill its service contracts and enter into new ones depends on the availability of qualified service technicians. The Company's ability to generate both sales and service revenues depends on the efforts of its sales personnel. The inability of the Company to attract and retain skilled employees could have a material adverse effect on the Company. There can be no assurance that the Company will be successful in attracting new employees or retaining its current or future employees.

  DEPENDENCE ON CHIEF EXECUTIVE OFFICER. The success of Global is substantially dependent on the efforts and ability of Thomas S. Johnson, its President and Chief Executive Officer. Mr. Johnson is employed under an Executive Agreement that renews automatically each July for one-year periods unless otherwise terminated by either party upon 30 days notice. The Company maintains key-man life insurance on Mr. Johnson. The loss or interruption of the services of Mr. Johnson or of other members of the Company's senior management or the managers of its acquired companies could have a material adverse effect upon Global's results of operations and financial condition. In addition, there can be no assurance that the managers of current or future acquired companies will continue to be as motivated to work for Global as they were prior to selling their companies.

  COMPETITION. The Company operates in highly competitive markets. The Company faces competition in the automated office equipment market, the electronic presentation systems market and the DIM systems market from large dealers like Danka and IKON, independent dealers, and manufacturers' sales and service divisions, including Canon, Eastman Kodak Company ("Kodak"), Konica, Minolta Co., Ltd. ("Minolta"), Pitney Bowes, Inc. ("Pitney Bowes"), Wang Laboratories, Inc. ("Wang") and Xerox Corporation ("Xerox") as well as office superstores and consumer electronics chains. In the network integration services market, the Company competes with large companies such as Ameridata Technologies, Inc. ("AmeriData") and GE Capital Consulting ("GE Capital"), both of which are business units of General Electric Company, Inacom Corp. ("Inacom") and Vanstar Corporation ("Vanstar"), as well as a large number of smaller competitors with regional or local operations and the in-house capabilities of its customers. Competition from large, nationwide competitors is likely to increase (i) as the Company seeks to attract additional customers and expand its markets geographically and with respect to product and service offerings and (ii) as each of the automated office equipment, electronic presentation systems, DIM systems and network integration services markets experiences increased consolidation. In addition, as digital and other new technology develops, the Company may find itself competing with new distribution channels, including computer distributors and value added resellers, for products containing new technology. Some competitors have greater financial and personnel resources than the Company. There can be no assurance that in the future the Company will be able to compete favorably with all or any of its current or future competitors. The Company also competes for acquisition candidates in the office imaging solutions industry. See "Business--Competition."

  TECHNOLOGICAL DEVELOPMENTS. The office imaging solutions industry is undergoing an evolution in product, moving toward digital technology in a multi-functional office environment. The Company's success will partly depend on its ability to respond to this rapidly changing environment. There can be no assurance that the Company will be able to anticipate which products or technologies will gain market acceptance or that, even if the Company does correctly anticipate market demand, the Company's suppliers will be willing or able to supply such products to the Company at competitive prices. Further, there can be no assurance the Company will be able to obtain any manufacturer's authorization necessary to market any newly developed equipment. Additionally, new products containing new technology may be sold through other channels of distribution. While it is possible that technological advancements, including the lowered per unit cost that often accompanies technological improvements, may enhance unit sales, this trend may reduce the Company's sales revenues, and reliability improvements may result in reduced service revenues. The Company will also incur increased expenses for the training of its sales and service personnel to familiarize them with such new technologies. See "Business--The Industry--Consolidation-- Technological Change."

  EFFECT OF POTENTIAL FLUCTUATIONS IN QUARTERLY OPERATING RESULTS. The Company may experience significant quarter to quarter fluctuations in its results of operations. Quarterly results of operations may fluctuate as a result of a variety of factors including, but not limited to, the timing of the acquisition and integration of acquired companies, the demand for the Company's products and services, the timing and introduction of new products and services by the Company, its suppliers, or the Company's or its suppliers' competitors, the market acceptance of new products and services, competitive conditions in the office imaging solutions industry and general economic conditions. As a result, the Company believes that period to period comparisons of its results of operations are not necessarily meaningful or indicative of the results that the Company may achieve in any subsequent quarter or full year. Such quarterly fluctuations may result in volatility in the market price of the Common Stock, and it is possible that in future quarters the Company's results of operations could be below the expectations of the public market. Such an event could have a material adverse effect on the market price of the Common Stock of the Company. See "Management's Discussion and Analysis of Financial Condition and Results of Operations-- Quarterly Results of Operations."

  CREDIT FACILITY PREPAYMENT FEE. The Company intends to replace its existing credit facility by paying it off with a combination of proceeds from the Offering and with the proceeds from a replacement credit facility it expects to obtain after the closing of the Offering. Under the Company's agreement with its current lender, following the Offering and the partial repayment of the term loan outstanding under the Credit Facility as described in "Use of Proceeds," the Company has the right to prepay the entire amount due under its existing credit facility within sixty days of the closing of the Offering provided that it pays a prepayment fee of $250,000. There can be no assurance that the Company will be able to obtain a replacement credit facility within sixty days of the closing of the Offering, or at all. If the Company fails to prepay the entire amount due within sixty days of the closing of the Offering, the Company will be subject to a prepayment fee of 4.0% (declining to 3.0%, 2.0% and 1.0% on August 14, 1998, 1999 and 2000, respectively) of the amounts then outstanding under the term loan component of its credit facility in connection with any prepayment or partial prepayment of the loan.

At March 31, 1998 approximately $97.3 million was due under the term loan. If the Company does replace its existing credit facility, unamortized financing fees incurred in conjunction with obtaining the facility will be written off upon payment of the facility. The balance of such unamortized fees at March 31, 1998 was $2.9 million. The prepayment penalty and the unamortized financing fee write-off are expected to occur during the quarter ending June 30, 1998. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  DEPENDENCE ON KEY MARKETS. A significant portion of the Company's revenues and profitability are attributable to sales and service in the Northeast market and the Southeast market, which accounted for 31% and 50% of the Company's revenues, respectively, on a pro forma basis for the nine months ended December 31, 1997. Accordingly, the Company's results of operations may be significantly affected by fluctuations in the general economic and business cycles in these markets. The Company's reliance on these markets makes it susceptible to risks that it would not otherwise be exposed to if it operated in a more geographically diverse market. The Company believes that it will be susceptible to geographic concentration risks for the foreseeable future.

  YEAR 2000 SOFTWARE ISSUE. The Company uses a number of computer software programs and operating systems in its operations, including applications used in sales and marketing, billing, inventory management and other administrative functions. To the extent that the software applications used in such functions and communications are unable to recognize the year 2000, the Company may incur expenses in connection with the need to remediate such software and also the risk and potential expense of any disruptions that may be caused by the software's impaired functioning as the year 2000 approaches. The Company believes that the manufacturers of the software applications it uses most frequently, including its systems software and its word-processing and spreadsheet software, are in the process of preparing or have already completed Year 2000 remediations for their products. There can be no assurance, however, that such remediation efforts have been or will be successful. In addition, the Company communicates electronically with a number of its customers and suppliers with respect to a variety of functions, including ordering, billing and payroll. Any failure of the software of the Company's suppliers or customers to address the Year 2000 issue could impair the Company's ability to perform such functions. The Company is analyzing the potential impact of the Year 2000 issue on the Company's software and on the Company's interactions with its suppliers and customers. There can be no assurance that the remediation costs and potential disruptions to the Company's operations would not have a material adverse effect on the Company's business, financial condition or results of operations.

  RISK OF NON-PROPRIETARY CHARACTER OF GLOBAL'S INDUSTRY MANAGEMENT MODEL. The industry management model developed by Global has been described in various public forums, including industry seminars and publications, and has been made available to a number of companies, including former consulting clients of Global's President. Although the Company believes the application of the industry management model requires a high degree of experience and skill, there can be no assurance that other office imaging solutions companies will not be able to replicate the Company's industry management model or implement it more effectively than the Company or at a lower cost.

  CONTROL BY OFFICERS, DIRECTORS AND SIGNIFICANT STOCKHOLDERS. Upon completion of this Offering, the Company's executive officers and directors and their affiliates will beneficially own 51.0% of the Company's Common Stock, and Golder, Thoma, Cressey, Rauner Inc. ("GTCR"), through its affiliation with Golder, Thoma, Cressey, Rauner Fund IV Limited Partnership ("GTCR IV"), will beneficially own 37.4% of the Company's Common Stock. Accordingly, the Company's executive officers and directors and their affiliates, particularly GTCR, will be able to influence the election of directors and corporate actions requiring stockholder approval. Such concentration of ownership could limit the price that certain investors might be willing to pay in the future for shares of Common Stock, and could have the effect of making it more difficult for a third party to acquire, or of discouraging a third party from attempting to acquire, control of the Company. See "Principal and Selling Stockholders" and "Certain Transactions."

  BENEFITS OF THE OFFERING TO EXISTING STOCKHOLDERS. The Selling Stockholders and other current stockholders will significantly benefit from this Offering. Certain of the existing stockholders will be entitled to receive proceeds in an aggregate amount of approximately $35,570,000 from the Offering as a result of the redemption of shares of Class A Common Stock they hold and will realize significant gains. GTCR and Jackson National Life Insurance Company ("JNL"), both of whom hold in excess of five percent of the Company's stock, as well as Thomas Johnson, the Company's President and Chief Executive Officer and a director of the Company and L. Neal Berney, also a director of the Company, will receive approximately $23,191,000, $3,833,000, $572,000 and $225,000, respectively, in partial payment for the redemption of the shares of Class A Common Stock held by them. See "Certain Transactions-- The Recapitalization." In addition, the Selling Stockholders will receive an estimated $4,185,000 ($18,832,500 if the Underwriters' over-allotment options are exercised in full) in net proceeds from the Offering, based on an assumed initial public offering price of $15.00 per share. See "Use of Proceeds," "Certain Transactions" and "Principal and Selling Stockholders." It is anticipated that the Offering will create a public market for the Company's Common Stock, thus allowing existing stockholders to sell stock in the public market from time to time pursuant to Rule 144, other exemptions from registration or pursuant to subsequently filed registrations statements, subject to lock-up agreements entered into in connection with the Offering. See "Shares Eligible for Future Sale."

  ANTI-TAKEOVER EFFECT OF CERTAIN CHARTER AND BYLAW PROVISIONS. The Company's Certificate of Incorporation and Bylaws, as well as Delaware corporate law, contain certain provisions that could have the effect of delaying, deferring or preventing a change in control of the Company. These provisions could limit the price that certain investors might be willing to pay in the future for shares of the Common Stock. Certain of such provisions allow the Company to issue without stockholder approval preferred stock having rights senior to those of the Common Stock. Other provisions impose various procedural and other requirements that could make it difficult for stockholders to effect certain corporate actions. See "Description of Capital Stock--Delaware Law and Certain Charter, Bylaw and Other Provisions" and "Description of Capital Stock--Preferred Stock."

  DILUTION. Purchasers of the Common Stock offered hereby will experience an immediate and substantial dilution in the pro forma net tangible book value of their Common Stock from the initial public offering price of $15.29 per share (based on an assumed initial public offering price of $15.00 per share). After completion of the Offering, the Company will have a negative net tangible book value. In addition, no assurance can be given that the Company's stockholders will not in the future suffer significant dilution. Global intends to make a substantial number of future acquisitions. If these potential acquisitions are consummated, some or all of the purchase price may be paid with Common Stock or other equity securities of the Company. In the event that additional equity is issued in connection with acquisitions, the Company's stockholders may suffer dilution. See "Dilution."

  SHARES ELIGIBLE FOR FUTURE SALE; REGISTRATION RIGHTS. Sales of substantial amounts of Common Stock in the public market following this Offering could adversely affect the prevailing market price of the Common Stock and the Company's ability to raise capital in the future. Upon completion of this Offering, the Company will have a total of 18,283,639 shares of Common Stock outstanding, of which the 7,000,000 shares offered hereby (8,050,000 shares if the Underwriters' over-allotment options are exercised in full) will be freely tradeable without restriction under the Securities Act, by persons other than "affiliates" of the Company, as defined under the Securities Act. The remaining 11,283,639 shares of Common Stock outstanding (10,233,639 shares of Common Stock if the Underwriters' over-allotment options are exercised in full) are "restricted securities" as that term is defined by Rule 144 promulgated under the Securities Act (the "Restricted Shares"). Of the Restricted Shares, approximately 10,648,226 shares will become eligible for sale 90 days after completion of the Offering, subject in some cases to certain volume restrictions and other conditions imposed under Rule 144. The remaining approximately 635,413 shares will be eligible for sale upon the expiration of their respective holding periods as set forth in Rule 144. The Company, its executive officers and directors, the Selling Stockholders and certain other stockholders have agreed that, subject to certain exceptions, they will not, without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or any other securities convertible into, or exercisable or exchangeable for, shares of Common Stock or other similar securities of the Company for a period of 180 days from the date of this

Prospectus. 11,270,847 of the Restricted Shares (10,220,847 if the Underwriters' over-allotment options are exercised in full) are subject to such lock-up agreements. After such 180-day period, this restriction will expire and shares permitted to be sold under Rule 144 would be eligible for sale, provided that the Company shall have been subject to the reporting requirements of the Securities Exchange Act of 1934, as amended, for at least 90 days and the relevant holding period under Rule 144 shall have expired. Prudential Securities Incorporated may, in its sole discretion, at any time and without prior notice, release all or any portion of the shares of Common Stock subject to such agreements.

  Following the date of this Prospectus, the Company intends to register on one or more registration statements on Form S-8 1,820,000 shares of Common Stock issuable under its 1998 Stock Option and Incentive Plan (the "Stock Plan"). Of the 1,820,000 shares issuable under the Stock Plan, no shares were subject to outstanding options as of February 28, 1998, and no shares will be issuable pursuant to any options granted under the Stock Plan prior to 180 days following the date of this Prospectus. See "Management--1998 Stock Option and Incentive Stock Plan" and "Shares Eligible for Future Sale."

  The holders of approximately 11,283,639 shares of Common Stock (10,233,639 shares of Common Stock if the Underwriters' over-allotment options are exercised in full) are entitled to certain registration rights with respect to such shares. If such holders, by exercising their registration rights, cause a large number of shares to be registered and sold in the public market, such sales could have an adverse effect on the market price of the Company's Common Stock. See "Description of Capital Stock--Registration Rights" and "Shares Eligible for Future Sale." In addition, if the Company is required, pursuant to piggy-back registration rights, to include shares held by such persons in a registration statement which the Company files to raise additional capital, the inclusion of such shares could have an adverse effect on the Company's ability to raise needed capital. The registration rights require the Company to refrain from filing most types of registration statements within 90 days after registering its stockholders shares. This restriction could also have an adverse effect on the Company's ability to raise needed capital.

  NO DIVIDENDS. The Company has not declared or paid cash dividends on its Common Stock and does not expect to do so in the foreseeable future. Moreover, the Company is restricted under the terms of its credit facility from declaring or paying dividends to its stockholders. See "Dividend Policy" and "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  NO PRIOR PUBLIC MARKET; POSSIBLE STOCK PRICE VOLATILITY. Prior to this Offering there has been no public market for the Common Stock, and there can be no assurance an active public market for the Common Stock will develop or, if developed, be sustained. The initial public offering price will be determined through negotiations among the Company, the Selling Stockholders and the Representatives of the Underwriters based on several factors that may not be indicative of future market prices. See "Underwriting" for a discussion of the factors to be considered in determining the initial public offering price. The trading price of the Common Stock and the price at which the Company may sell securities in the future may be subject to wide fluctuations in response to fluctuations in competitors' stock prices, general trends in the office imaging industry, changes in earnings estimates by analysts, fluctuations in quarterly results of operations, general market conditions, the Company's liquidity or ability to raise additional funds, and other factors or events. In addition, the stock market has experienced extreme fluctuations in price and volume. This volatility has significantly affected the market prices of securities for reasons frequently unrelated to or disproportionate to the operating performance of the specific companies. These market fluctuations as well as general fluctuations in the stock markets may adversely affect the market price of the Common Stock.

                                USE OF PROCEEDS

  The net proceeds to the Company from this Offering are estimated to be $91,465,000 assuming an initial public offering price of $15.00 per share (the mid-point of the range set forth on the cover of this Prospectus) and after deducting underwriting discounts and commissions and estimated Offering expenses payable by the Company.

  The Company intends to use approximately $55,895,000 of the estimated net proceeds for the repayment of amounts due to Jackson National Life Insurance Company pursuant to the Company's credit facility (the "Credit Facility") and $35,570,000 of the estimated net proceeds for the cash portion of the redemption price of all of the outstanding shares of the Company's Class A Common Stock. The amounts borrowed under the Credit Facility, which bear interest at 3.25% over LIBOR and are payable in installments over the life of the Credit Facility (which becomes due and payable on August 14, 2004), were used to fund the purchase price of businesses acquired by the Company. The Company has entered into a Commitment Letter with First Union National Bank ("First Union") pursuant to which the Company expects it will obtain a $175 million revolving credit facility (the "Replacement Facility") after the closing of the Offering which will bear interest at rates ranging from 0.625% to 1.5% over LIBOR or, at the Company's option, ranging from 0.0% to 0.5% over a base rate related to prime rate. The Company plans to borrow approximately $41,400,000 under the Replacement Facility to pay off the balance of the Credit Facility. See "Risk Factors--Need for Substantial Additional Funds; Highly Leveraged Capital Structure" and "--Credit Facility Prepayment Fee."

  No portion of the net proceeds will be used to pay for future acquisitions by the Company. Pending their use as described in this Prospectus, the net proceeds of the Offering will be invested in short-term, interest-bearing, investment-grade securities or guaranteed obligations of the United States government. The Company will not receive any proceeds from the sale of shares of Common Stock by the Selling Stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources" and "Principal and Selling Stockholders."

                                DIVIDEND POLICY

  The Company has never declared or paid any cash dividends on its Common Stock and does not anticipate declaring or paying cash dividends in the foreseeable future. It is the present policy of the Company's Board of Directors to retain earnings, if any, to finance the development of the Company's business. Moreover, the Company is restricted under the terms of its credit facility from declaring or paying dividends to its stockholders. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

                                CAPITALIZATION

  The following table sets forth the capitalization of the Company as of December 31, 1997: (i) on an actual basis as adjusted for a 132-for-1 stock split of the Company's Common Stock, the reclassification of the Company's Class B Common Stock as "Common Stock", increases in the authorized number of shares of Common Stock and the authorized number of shares of Class C Common Stock and the authorization of 10,000,000 shares of Preferred Stock expected to occur in April 1998; (ii) on a pro forma basis to give effect to the Company's acquisition of one company after December 31, 1997 and the sale and issuance of 129,599 shares of Common Stock and 7,020 shares of Class A Common Stock in January 1998 in connection with such acquisition for a per share purchase price of $0.13 and $90.00, respectively; and (iii) on a pro forma as adjusted basis to give effect to the sale by the Company of the 6,700,000 shares offered hereby at an assumed initial public offering price of $15.00 per share (the mid-point of the range set forth on the cover of this Prospectus) and the application of the estimated net proceeds therefrom as described under "Use of Proceeds," the issuance of an aggregate of 86,276 shares of Common Stock at a purchase price of $0.07 per share pursuant to pre-existing contractual obligations, the redemption of all of the outstanding shares of Class A Common Stock including the payment of the cumulative unpaid yield on the Class A Common Stock upon the completion of the Offering in exchange for aggregate payments of approximately $35,570,000 and the issuance of 1,158,329 shares of Common Stock and the conversion of all of the outstanding shares of Class C Common Stock upon the completion of the Offering into an equal number of shares of Common Stock. This table is qualified in its entirety by, and should be read in conjunction with, the Consolidated Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                                      DECEMBER 31, 1997
                                                --------------------------------
                                                                      PRO FORMA
                                                 ACTUAL   PRO FORMA  AS ADJUSTED
                                                --------  ---------  -----------
                                                        (IN THOUSANDS)
Long-term debt, including current maturities... $ 92,609  $ 98,209    $ 42,083
Stockholders' equity:
  Common Stock, $.01 par value: 50,000,000
   shares authorized; 9,314,839 shares issued
   and outstanding, actual; 9,444,438 shares
   issued and outstanding, pro forma;
   18,283,639 shares issued and outstanding,
   pro forma as adjusted (1)...................       93        94         183
  Preferred Stock, $.01 par value: 10,000,000
   shares authorized; no shares issued and
   outstanding, actual, pro forma, and as
   adjusted....................................      --        --          --
  Class A Common Stock, $.01 par value:
   10,000,000 shares authorized; 332,925.071
   shares issued and outstanding, actual;
   339,945.071 shares issued and outstanding,
   pro forma; no shares issued and outstanding,
   pro forma as adjusted.......................        3         3         --
  Class C Common Stock, $.01 par value: 905,000
   shares authorized; 894,596 shares issued and
   outstanding, actual; 894,596 shares issued
   and outstanding, pro forma; no shares issued
   and outstanding, pro forma as adjusted......        9         9         --
  Additional paid-in capital...................   32,291    33,910      94,843
  Retained earnings (deficit) (2)..............    3,091     3,091      (1,937)
  Stockholder receivables......................     (273)     (273)       (273)
                                                --------  --------    --------
    Total stockholders' equity.................   35,214    36,834      92,816
                                                --------  --------    --------
      Total capitalization..................... $127,823  $135,043    $134,899
                                                ========  ========    ========

--------

(1) Excludes 519,750 shares of Common Stock issuable upon the exercise of options that will become outstanding upon the closing of the Offering at an exercise price equal to the initial public offering price.

(2) Retained earnings (deficit) has been reduced on a pro forma as adjusted basis to reflect the payment of the cumulative unpaid yield on the Class A Common Stock redeemed in connection with the Offering.

                                   DILUTION

  Purchasers of the Common Stock offered hereby will experience an immediate and substantial dilution in the pro forma net tangible book value of their Common Stock from the initial public offering price. The Company's pro forma net tangible book value at December 31, 1997 attributable to Common Stock was $(96,761,000), or $(8.35) per share. Pro forma net tangible book value per share represents the Company's pro forma tangible net worth attributable to Common Stock (net tangible assets less total liabilities and equity attributable to the Class A Common Stock) divided by the number of shares of Common Stock outstanding, as adjusted for (i) the sale and issuance of 129,599 shares of Common Stock and 7,020 shares of Class A Common Stock in January 1998 in connection with an acquisition made by the Company for a per share purchase price of $0.13 and $90.00, respectively, (ii) the issuance of an aggregate of 86,276 shares of Common Stock at a purchase price of $0.07 per share pursuant to pre-existing contractual obligations and (iii) the redemption upon completion of the Offering of all of the outstanding shares of Class A Common Stock of the Company for aggregate payments of approximately $35,570,000 and the issuance of 1,158,329 shares of Common Stock. Without taking into account any other changes in the net tangible book value after December 31, 1997, other than to give effect to the sale of 6,700,000 shares of Common Stock by the Company in the Offering at an assumed initial public offering price of $15.00 per share and the application of the net Offering proceeds as described in "Use of Proceeds," the pro forma net tangible book value of the Company as of December 31, 1997 would have been $(5,297,000), or $(0.29) per share. See "Management--Executive Employment Agreements" and Note 12 of Notes to Consolidated Financial Statements. This represents an immediate increase in pro forma net tangible book value of $8.06 per share to existing stockholders and an immediate dilution in pro forma net tangible book value of $15.29 per share to purchasers of Common Stock in the Offering. The following table illustrates this per share dilution:

   Assumed initial public offering price......................         $15.00
     Pro forma net tangible book value as of December 31,
      1997.................................................... $(8.35)
     Increase attributable to new investors...................   8.06
                                                               ------
   Pro forma net tangible book value after the Offering.......          (0.29)
                                                                       ------
   Dilution to new investors..................................         $15.29
                                                                       ======

  The following table summarizes, as of December 31, 1997, on a pro forma basis and after giving effect to the Offering, the differences between the existing stockholders and the new investors with respect to the number of shares of Common Stock purchased, the total consideration paid and the average price per share paid (based upon an assumed initial public offering price of $15.00 per share):

                          SHARES PURCHASED  TOTAL CONSIDERATION
                         ------------------ -------------------- AVERAGE PRICE
                           NUMBER   PERCENT    AMOUNT    PERCENT   PER SHARE
                         ---------- ------- ------------ ------- -------------
Existing stockholders
 (1) ................... 11,583,639   63.4% $    866,592    0.9%    $ 0.07
New investors (1).......  6,700,000   36.6   100,500,000   99.1      15.00
                         ----------  -----  ------------  -----
  Total................. 18,283,639  100.0% $101,366,592  100.0%
                         ==========  =====  ============  =====

--------

(1) Does not reflect the sale of 300,000 shares of Common Stock by the Selling Stockholders in the Offering and does not include 519,750 shares of Common Stock issuable upon the exercise of options that will become outstanding upon the closing of the Offering at an exercise price equal to the initial public offering price.

                            SELECTED FINANCIAL DATA

  The following selected financial data with respect to the Company's statement of operations for the ten months ended March 31, 1995, the fiscal years ended March 31, 1996 and 1997, and the nine months ended December 31, 1997 and the balance sheet data as of March 31, 1996 and 1997 and as of December 31, 1997 are derived from the Consolidated Financial Statements of the Company which have been audited by Ernst & Young LLP, independent certified public accountants. The selected financial data presented below for the nine months ended December 31, 1996 are unaudited and were prepared by management of the Company on the same basis as the audited Consolidated Financial Statements included elsewhere herein and, in the opinion of management of the Company, include all adjustments necessary to present fairly the information set forth therein. The results for the nine months ended December 31, 1997 are not necessarily indicative of the results to be expected for the full year ending March 31, 1998 or future periods. The following data should be read in conjunction with the Consolidated Financial Statements of the Company and the related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus.

                                         FISCAL YEAR ENDED    NINE MONTHS ENDED
                            INCEPTION        MARCH 31,           DECEMBER 31,
                          (JUNE 3, 1994) ------------------  --------------------
                           TO MARCH 31,                      (UNAUDITED)
                               1995        1996      1997       1996       1997
                          -------------- --------  --------  ----------- --------
                                  (IN THOUSANDS, EXCEPT PER SHARE DATA)
Statement of Operations
 Data:
Revenues:
 Equipment and supply
  sales.................     $ 6,541     $ 20,561  $ 41,200    $27,503   $ 80,515
 Service and rental
  revenues..............       3,735       16,405    22,893     16,611     29,515
                             -------     --------  --------    -------   --------
Total revenues..........      10,276       36,966    64,093     44,114    110,030
Costs and operating
 expenses:
 Cost of equipment and
  supply sales..........       4,193       13,456    27,087     17,983     57,488
 Service and rental
  costs.................       1,885        8,303    11,467      8,274     14,493
 Selling, general and
  administrative
  expenses..............       4,123       11,687    18,280     12,742     25,818
 Intangible asset
  amortization..........         329        1,396     1,939      1,398      2,159
                             -------     --------  --------    -------   --------
Total costs and
 operating expenses.....      10,530       34,842    58,773     40,397     99,958
                             -------     --------  --------    -------   --------
Income (loss) from
 operations.............        (254)       2,124     5,320      3,717     10,072
Interest expense........         375        2,041     3,190      2,325      4,534
                             -------     --------  --------    -------   --------
Income (loss) before
 income taxes...........        (629)          83     2,130      1,392      5,538
Income taxes............           0          275     1,007        658      2,749
                             -------     --------  --------    -------   --------
Net income (loss).......        (629)        (192)    1,123        734      2,789
Yield adjustment on
 Class A Common Stock
 (1)....................        (190)      (1,023)   (1,402)    (1,029)    (1,349)
                             -------     --------  --------    -------   --------
Net income (loss)
 available to holders of
 Common Stock...........     $  (819)    $ (1,215) $   (279)   $  (295)  $  1,440
                             =======     ========  ========    =======   ========
Earnings (loss) per
 share (basic and
 diluted)...............     $ (0.16)    $  (0.15) $  (0.03)   $ (0.03)  $   0.15
                             =======     ========  ========    =======   ========
 Weighted average number
  of shares used in the
  calculation (2).......       5,245        7,931     8,642      8,523      9,523
                             =======     ========  ========    =======   ========
                                     MARCH 31,
                          ---------------------------------      DECEMBER 31,
                               1995        1996      1997            1997
                          -------------- --------  --------      ------------
                                         (IN THOUSANDS)
Balance Sheet Data:
Working capital.........     $ 2,901     $  5,038  $  9,655        $ 22,205
Total assets............      32,229       43,675    68,990         155,913
Long-term debt,
 including current
 maturities.............      22,836       21,831    36,873          92,609
Total stockholders'
 equity.................       4,344       15,232    19,796          35,215

--------

(1) Reflects adjustments for amounts payable upon a sale of the Company or an initial public offering to holders of Class A Common Stock equivalent to an 8.0% annual yield on the original per share amount of $90.

(2) Assumes the conversion of the outstanding shares of Class C Common Stock into Common Stock.

                       SELECTED PRO FORMA FINANCIAL DATA

  The following selected pro forma financial data are derived from the Unaudited Pro Forma Consolidated Financial Data of the Company appearing elsewhere in this Prospectus. The Pro Forma Statement of Operations Data for the fiscal year ended March 31, 1997 gives effect to the Company's acquisition of four companies during such year and 11 companies acquired during the 1998 fiscal year as if they had occurred on April 1, 1996. The Pro Forma Statement of Operations Data for the nine months ended December 31, 1997 gives effect to the Company's acquisition of 10 companies during such nine-month period plus the acquisition of an additional company, completed in February 1998, as if they had occurred on April 1, 1997. The Pro Forma Balance Sheet Data as of December 31, 1997 gives effect to the Company's acquisition of one company during the fourth quarter of fiscal year 1998.

  The pro forma financial data should be read in conjunction with the Unaudited Pro Forma Consolidated Financial Information of the Company and the related notes thereto included elsewhere in this Prospectus. Management believes the assumptions used in the Unaudited Pro Forma Consolidated Financial Information provide a reasonable basis on which to present the pro forma financial data. The pro forma financial data are provided for informational purposes only and should not be construed to be indicative of the Company's financial position or results of operations had the transactions and events described in the notes thereto been consummated on the dates assumed and are not intended to project the Company's financial condition or results of operations on any future date or for any future period.

                                             FISCAL YEAR ENDED NINE MONTHS ENDED
                                              MARCH 31, 1997   DECEMBER 31, 1997
                                             ----------------- -----------------
                                               (IN THOUSANDS, EXCEPT PER SHARE
                                                            DATA)
PRO FORMA STATEMENT OF OPERATIONS DATA:
Revenues:
 Equipment and supply sales.................     $144,133          $116,852
 Service and rental revenues................       52,710            42,539
                                                 --------          --------
Total revenues..............................      196,843           159,391
Costs and operating expenses:
 Cost of equipment and supply sales.........      106,149            82,714
 Service and rental costs...................       26,904            20,975
 Selling, general and administrative
  expenses..................................       45,967            39,521
 Intangible asset amortization..............        4,313             3,154
                                                 --------          --------
Total costs and operating expenses..........      183,333           146,364
                                                 --------          --------
Income from operations (1)..................       13,510            13,027
Interest expense............................        9,798             7,075
                                                 --------          --------
Income before income taxes..................        3,712             5,952
Income taxes................................        1,804             3,009
                                                 --------          --------
Net income..................................        1,908             2,943
Yield adjustment on Class A Common Stock
 (2)........................................       (2,445)           (1,844)
                                                 --------          --------
Net income (loss) available to holders of
 Common Stock...............................     $   (537)         $  1,099
                                                 ========          ========
Earnings (loss) per share (basic and
 diluted)...................................     $  (0.05)         $   0.11
                                                 ========          ========
  Weighted average number of shares used in
   the calculation (3)......................       10,339            10,339
                                                 ========          ========

                                                               DECEMBER 31, 1997
                                                               -----------------
                                                                (IN THOUSANDS)
PRO FORMA BALANCE SHEET DATA:
Working capital...............................................     $ 24,539
Total assets..................................................      164,199
Long-term debt, including current maturities..................       98,209
Total stockholders' equity....................................       36,834

--------
(1) The pro forma results do not reflect improved purchasing terms, reduced administrative expenses, and increased access to capital that the Company believes are directly attributable to its acquisition of the businesses acquired by it. Adjusted for such increased operating efficiencies, pro forma income from operations would have been $14.6 million for the year ended March 31, 1997 and $13.5 million for the nine months ended December 31, 1997.

(2) Reflects adjustments for amounts payable upon a sale of the Company or an initial public offering to holders of Class A Common Stock equivalent to an 8.0% annual yield on the original per share amount of $90.

(3) Assumes the conversion of outstanding shares of Class C Common Stock into Common Stock.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

  The following discussion should be read in conjunction with "Selected Pro Forma Financial Data" and "Selected Financial Data," the Unaudited Pro Forma Consolidated Financial Data and the related Notes thereto, the Consolidated Financial Statements and the related Notes thereto, the audited financial statements for certain businesses acquired by the Company and the related Notes thereto, and the other financial information appearing elsewhere in this Prospectus. Except for the historical information contained herein, the discussions in this Prospectus contain forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed below and in the section entitled "Risk Factors" as well as those discussed elsewhere in this Prospectus.

OVERVIEW

  Global was founded in June 1994 with the goal of becoming a leading consolidator in the highly fragmented office imaging solutions industry. The Company is a rapidly growing provider of an array of office imaging solutions, which encompasses the sale and service of automated office equipment (copiers, facsimile machines, printers and duplicators), electronic presentation equipment and DIM systems as well as network integration and management services. Since its founding, the Company has acquired nine core companies primarily in the Northeast, Southeast, and Pacific Northwest, and 15 additional satellite companies that have been integrated into the core companies. The first acquisition was completed in August 1994. Management believes that the businesses that have been acquired by the Company (the "Acquired Businesses") and other businesses that the Company plans to acquire will benefit from increased operating efficiencies, the support of experienced and professional senior management, expansion of the types of office imaging products and services offered, increased access to capital, and increased emphasis on financial management. Therefore, the pro forma results discussed below do not necessarily represent the results of the Company had each of the Acquired Businesses been operated by the Company during the periods presented.

  The pro forma results discussed include adjustments made to reflect: (i) certain identifiable personnel cost savings of $1,033,589 and $290,982 for the year ended March 31, 1997 and the nine months ended December 31, 1997, respectively, relating to the elimination of certain service, sales and administrative positions, net of additional expenses related to positions added in connection with the Company's acquisitions of the Acquired Businesses; (ii) rent expense to reflect the Company's current lease terms;
(iii) general and administrative expenses of $2,205,289 and $1,226,738 for the year ended March 31, 1997 and the nine months ended December 31, 1997, respectively, to reflect the current compensation levels as specified in their respective employment agreements of former owners of the Acquired Businesses;
(iv) amortization expense to reflect financing fees, goodwill and non-compete agreements recorded as a result of purchase accounting; (v) interest expense resulting from increased borrowings to fund the cash portion of the purchase price for the businesses acquired; and (vi) income tax expense that would have resulted if the Acquired Businesses had been combined and subject to an assumed federal statutory rate and the applicable state statutory rate for each of the Acquired Businesses throughout the periods presented. Management believes that these adjustments more accurately reflect the operating results and financial position of the Acquired Businesses had they been owned by the Company throughout the periods discussed. Management believes that the cost efficiencies achieved are sustainable and expects they will continue. The Company's incremental costs to assimilate Acquired Businesses are usually incurred within several months of the acquisition date and are not significant.

  The Company derives its revenues from two sources: (i) sales of equipment and supplies and (ii) sales of complementary services and equipment rentals. The growth of equipment revenues and the complementary supplies, parts and service revenues is dependent on several factors, including the demand for equipment, the Company's reputation for providing timely and reliable service, and general economic conditions. Revenues generated from the sale of equipment and complementary supplies, parts and services revenues are impacted by price, general economic conditions, service reputation, and competitors' actions in the marketplace. Revenues from the sale of complementary supplies, parts and services are also affected by equipment sales and rental volumes.

  As the Company acquires businesses, the percentage of its revenues derived from sales of equipment and supplies, as opposed to service and rentals, fluctuates according to whether the businesses acquired are automated office equipment dealers (which typically derive a higher percentage of revenues from service and rentals) or are network integrators or electronic presentation systems or DIM systems dealers (which typically derive a higher percentage of revenues from sales of equipment and supplies). Generally, sales of equipment and supplies have lower gross profit margins than sales of service and rentals. The Company expects that, over time, it will increasingly become engaged in the network integration, electronic presentation systems and DIM systems markets and, accordingly, a larger percentage of its revenues and gross profits will be derived from the sale of equipment and supplies.

  Cost of goods sold consists primarily of the cost of new equipment, cost of supplies and parts, labor costs to provide services, rental equipment depreciation and other direct operating costs. The Company depreciates its rental equipment primarily over a three-year period on a straight-line basis with no residual value.

  Gross profit as a percentage of revenues varies from period to period depending upon numerous variables, including the mix of revenues from equipment, supplies, service and rentals; the mix of revenues among the markets served by the Company; and the mix of revenues of the businesses acquired.

RESULTS OF OPERATIONS

  The following table sets forth, for the periods indicated, information derived from the actual and pro forma consolidated statements of operations of the Company expressed as a percentage of total revenues.

                                           FISCAL YEAR ENDED           NINE MONTHS ENDED
                            INCEPTION          MARCH 31,                 DECEMBER 31,
                          (JUNE 3, 1994) ------------------------ ----------------------------
                           TO MARCH 31,                 PRO FORMA (UNAUDITED)        PRO FORMA
                               1995      1996    1997     1997       1996     1997     1997
                          -------------- -----   -----  --------- ----------- -----  ---------
Equipment and supplies
 sales..................       63.7%      55.6%   64.3%    73.2%      62.3%    73.2%    73.3%
Service and rental
 revenues...............       36.3       44.4    35.7     26.8       37.7     26.8     26.7
                              -----      -----   -----    -----      -----    -----    -----
Total revenues..........      100.0      100.0   100.0    100.0      100.0    100.0    100.0
Cost of goods sold......       59.2       58.9    60.2     67.6       59.5     65.4     65.1
                              -----      -----   -----    -----      -----    -----    -----
Gross profit............       40.8       41.1    39.8     32.4       40.5     34.6     34.9
Selling, general, and
 administrative
 expenses...............       40.1       31.6    28.5     23.3       28.9     23.5     24.8
Intangible asset
 amortization...........        3.2        3.8     3.0      2.2        3.2      2.0      2.0
                              -----      -----   -----    -----      -----    -----    -----
Income from operations..       (2.5)       5.7     8.3      6.9        8.4      9.1      8.1
Interest expense........        3.6        5.5     5.0      5.0        5.2      4.1      4.4
                              -----      -----   -----    -----      -----    -----    -----
Income (loss) before
 income taxes...........       (6.1)       0.2     3.3      1.9        3.2      5.0      3.7
Income taxes............        0.0        0.7     1.5      0.9        1.5      2.5      1.9
                              -----      -----   -----    -----      -----    -----    -----
Net income (loss).......       (6.1)%     (0.5)%   1.8%     1.0%       1.7%     2.5%     1.8%
                              =====      =====   =====    =====      =====    =====    =====

Nine Months Ended December 31, 1997 Compared to Nine Months Ended December 31, 1996

  Revenues

  Total revenues increased 149% from $44.1 million for the nine months ended December 31, 1996 to $110.0 million for the nine months ended December 31, 1997. The majority of the revenue growth was attributable to the acquisition of businesses during 1996 and 1997. Pro forma revenues for the nine months ended December 31, 1997 were $159.4 million.

  Equipment and supplies sales increased 193% from $27.5 million, or 62.3% of total revenues, for the nine months ended December 31, 1996 to $80.5 million, or 73.2% of total revenues, for the nine months ended

December 31, 1997. Equipment and supplies sales were $116.9 million, or 73.3% of total revenues, for the pro forma nine months ended December 31, 1997. The increase was due to the acquisition of businesses in mid-1996 and 1997 that derive most of their revenue from the sale of network integration and management services, electronic presentation equipment, and DIM systems. The equipment sales component of these businesses accounts for a higher percentage of total revenues as compared to a traditional copier-focused office equipment company.

  Service and rental revenues increased 78% from $16.6 million, or 37.7% of total revenues, for the nine months ended December 31, 1996 to $29.5 million, or 26.8% of total revenues, for the nine months ended December 31, 1997. Pro forma service and rental revenues were $42.5 million, or 26.7% of total pro forma revenues, for the nine months ended December 31, 1997, consistent with the change in the Company's revenue mix.

  Gross Profit

  Total gross profit increased 113% from $17.9 million, or 40.5% of total revenues, for the nine months ended December 31, 1996 to $38.0 million, or 34.6% of total revenues, for the nine months ended December 31, 1997. The change in total gross profit margins from year to year is the result of the change in the Company's revenue mix described above. Gross profit margins on the sale of network services equipment, and electronic presentation and DIM equipment are historically lower than the gross profit margins for copier equipment. Excluding equipment sales, gross profit margins were stable for the nine months ended December 31, 1996 versus the nine months ended December 31, 1997 at 53.2% and 53.0%, respectively in 1996 and 1997.

  Selling, General and Administrative Expenses

  Selling, general and administrative expenses increased 103% from $12.7 million, or 28.9% of revenues, for the nine months ended December 31, 1996 to $25.8 million, or 23.5% of revenues, for the nine months ended December 31, 1997. The increase in expenses was attributable to the acquisition of businesses during 1996 and 1997. The decline in expenses as a percentage of revenues was primarily the result of the acquisition of profitable businesses, the change in the composition of the Company's businesses described above, reduced corporate overhead expenses as a percentage of total selling, general and administrative expenses in the nine month period ended December 31, 1997, and revenues increasing more rapidly than expenses.

  Intangible Asset Amortization

  For the nine months ended December 31, 1996 and the nine months ended December 31, 1997, asset amortization was $1.4 million and $2.2 million, respectively. Asset amortization includes the amortization of goodwill and non-compete agreements from acquisitions.

  Income From Operations

  Income from operations increased 171% from $3.7 million, or 8.4% of total revenues, for the nine months ended December 31, 1996 to $10.1 million, or 9.1% of total revenues, for the nine months ended December 31, 1997. Pro forma operating income was $13.0 million, or 8.1% of pro forma revenues, for the nine months ended December 31, 1997.

  Interest Expense

  Interest expense increased 95%, from $2.3 million for the nine months ended December 31, 1996 to $4.5 million for the nine months ended December 31, 1997. The increase was primarily due to increased borrowings under the Credit Facility. The proceeds from the additional borrowings were used to fund the cash portion of the cost of businesses acquired in 1996 and 1997. Interest expense includes the amortization of financing fees incurred in connection with the senior debt facility.

  Income Taxes

  The provision for income taxes was $658,000 for the nine months ended December 31, 1996 and $2.7 million for the nine months ended December 31, 1997. The increase in income taxes was primarily due to increased pre-tax income resulting from the inclusion of the Acquired Businesses. The effective income tax rate increased from 47.3% for the nine months ended December 31, 1996 to 49.6% for the nine months ended December 31, 1997.

Fiscal Year Ended March 31, 1997 Compared to Fiscal Year Ended March 31, 1996

  Revenues

  Total revenues increased 73% from $37.0 million for the fiscal year ended March 31, 1996 to $64.1 million for the fiscal year ended March 31, 1997. The majority of the revenue growth was attributable to the acquisition of businesses during 1996 and 1997, with the remainder coming from internal growth. Pro forma revenues were $196.8 million, for the fiscal year ended March 31, 1997.

  Equipment and supplies sales increased 100% from $20.6 million, or 55.6% of total revenues, for the fiscal year ended March 31, 1996 to $41.2 million, or 64.3% of total revenues, for the fiscal year ended March 31, 1997. Equipment and supplies sales were $144.1 million, or 73.2% of total revenues, for the pro forma year ended March 31, 1997. The equipment component of sales of the businesses acquired in 1996 and 1997 was a larger portion of total revenues than for the Company's existing businesses.

  Service and rental revenues increased 40%, from $16.4 million, or 44.4% of total revenues for the fiscal year ended March 31, 1996 to $22.9 million, or 35.7% of total revenues, for the fiscal year ended March 31, 1997. Pro forma service and rental revenues were $52.7 million, or 26.8% of total pro forma revenues, for the fiscal year ended March 31, 1997, consistent with the change in the revenue mix described above.

  Gross Profit

  Total gross profit increased 68% from $15.2 million, or 41.1% of total revenues, for the fiscal year ended March 31, 1996 to $25.5 million, or 39.8% of total revenues, for the fiscal year ended March 31, 1997. The change in total gross profit margins from year to year was due to the change in the revenue mix as described in the Revenues section above. Combined service and rental gross profit margins were 49.4% for the fiscal year ended March 31, 1996 and 49.9% for the fiscal year ended March 31, 1997.

  Selling, General and Administrative Expenses

  Selling, general and administrative expenses increased 56% from $11.7 million, or 31.6% of revenues, for the fiscal year ended March 31, 1996 to $18.3 million, or 28.5% of revenues, for the fiscal year ended March 31, 1997. The increase in expenses was primarily due to the acquisition of businesses in 1996 and 1997. The decline in expenses as a percentage of revenues was the result of the acquisition of profitable businesses, the change in the composition of the Company's businesses, and revenues increasing more rapidly than expenses.

  Intangible Asset Amortization

  For the fiscal years ended March 31, 1996 and 1997, asset amortization was $1.4 million and $1.9 million, respectively. Asset amortization includes the amortization of goodwill and non-compete agreements from acquisitions.

  Income From Operations

  Income from operations increased 150% from $2.1 million, or 5.7% of total revenues, for the fiscal year ended March 31, 1996 to $5.3 million, or 8.3% of total revenues, for the fiscal year ended March 31, 1997. Pro forma operating income was $13.5 million, or 6.9% of revenues, for the fiscal year ended March 31, 1997.

  Interest Expense

  Interest expense increased 56%, from $2.0 million for the fiscal year ended March 31, 1996 to $3.2 million for the fiscal year ended March 31, 1997. The increase was primarily due to the increase in the Company's borrowings. The proceeds from the additional borrowings were used to fund the cost of the businesses acquired in 1996 and 1997. Interest expense includes the amortization of financing fees incurred in connection with the senior debt facility.

  Income Taxes

  The provision for income taxes was $275,000 for the fiscal year ended March 31, 1996 and $1.0 million for the fiscal year ended March 31, 1997. The increase in income taxes was primarily due to increased pre-tax income resulting from the inclusion of businesses acquired during 1996 and 1997. The effective income tax rate decreased from 332.8% for the fiscal year ended March 31, 1996 to 47.3% for the fiscal year ended March 31, 1997. The effective income tax rate for 1996 was higher than the federal statutory rate of 34.0% plus state and local taxes, primarily due to non-deductible goodwill amortization relating to the businesses acquired during the fiscal years ended March 31, 1995 and March 31, 1996. See Note 8 of Notes to Consolidated Financial Statements.

QUARTERLY RESULTS OF OPERATIONS

  The following table presents selected consolidated financial information for each of the Company's last five fiscal quarters. The information has been derived from unaudited consolidated financial statements that in the opinion of management reflect all adjustments, consisting of normal recurring adjustments, necessary for a fair presentation of such quarterly information.

                                                QUARTERS ENDED
                          -----------------------------------------------------------
                          DECEMBER 31, MARCH 31, JUNE 30,  SEPTEMBER 30, DECEMBER 31,
                              1996       1997      1997        1997          1997
                          ------------ --------- --------  ------------- ------------
                                    (IN THOUSANDS, EXCEPT PER SHARE DATA)
Revenues:
 Equipment and supply
  sales.................    $12,588     $13,697  $15,182      $30,543      $34,790
 Service and rental rev-
  enues.................      5,957       6,282    6,730       10,860       11,925
                            -------     -------  -------      -------      -------
Total revenues..........     18,545      19,979   21,912       41,403       46,715
Costs and operating ex-
 penses:
 Cost of equipment and
  supply sales..........      8,436       9,105   10,273       22,363       24,851
 Service and rental
  costs.................      2,996       3,193    3,304        5,216        5,973
 Selling, general and
  administration
  expenses..............      5,013       5,544    5,502        9,460       10,856
 Intangible asset amor-
  tization..............        526         536      563          753          843
                            -------     -------  -------      -------      -------
Total costs and operat-
 ing expenses...........     16,971      18,378   19,642       37,792       42,523
                            -------     -------  -------      -------      -------
Income from operations..      1,574       1,601    2,270        3,611        4,192
Interest expense........        780         863      938        1,616        1,980
                            -------     -------  -------      -------      -------
Income before income
 taxes..................        794         738    1,332        1,995        2,212
Income taxes............        376         349      661          990        1,099
                            -------     -------  -------      -------      -------
Net income..............        418         389      671        1,005        1,113
Yield adjustment on
 Class A Common Stock
 (1)....................       (376)       (373)    (382)        (434)        (533)
                            -------     -------  -------      -------      -------
Net income available to
 holders of Common
 Stock..................    $    42     $    16  $   289      $   571      $   580
                            =======     =======  =======      =======      =======
Earnings per share (ba-
 sic and diluted).......    $  0.00     $  0.00  $  0.03      $  0.06      $  0.06
                            =======     =======  =======      =======      =======
Weighted average number
 of shares used in
 calculation (2)........      8,934       9,005    9,229        9,462        9,873
                            =======     =======  =======      =======      =======

--------

(1) Reflects adjustments for amounts payable upon a sale of the Company or an initial public offering to holders of Class A Common Stock equivalent to an 8.0% annual yield on the original per share amount of $90.

(2) Assumes conversion of the outstanding shares of Class C Common Stock into Common Stock.

  The following table sets forth selected consolidated financial information as a percentage of total revenues for each of the Company's last five fiscal quarters.

                                                QUARTERS ENDED
                          ----------------------------------------------------------
                          DECEMBER 31, MARCH 31, JUNE 30, SEPTEMBER 30, DECEMBER 31,
                              1996       1997      1997       1997          1997
                          ------------ --------- -------- ------------- ------------
Revenues:
 Equipment and supply
  sales.................      67.9%       68.6%    69.3%       73.8%        74.5%
 Service and rental rev-
  enues.................      32.1        31.4     30.7        26.2         25.5
                             -----       -----    -----       -----        -----
Total revenues..........     100.0       100.0    100.0       100.0        100.0
Costs and operating ex-
 penses:
 Cost of equipment and
  supply sales..........      45.5        45.6     46.9        54.0         53.2
 Service and rental
  costs.................      16.2        16.0     15.1        12.6         12.8
 Selling, general and
  administration
  expenses..............      27.0        27.7     25.1        22.9         23.2
 Intangible asset amor-
  tization..............       2.8         2.7      2.5         1.8          1.8
                             -----       -----    -----       -----        -----
Total costs and
 operating expenses.....      91.5        92.0     89.6        91.3         91.0
                             -----       -----    -----       -----        -----
Income from operations..       8.5         8.0     10.4         8.7          9.0
Interest expense........       4.2         4.3      4.3         3.9          4.2
                             -----       -----    -----       -----        -----
Income before income
 taxes..................       4.3         3.7      6.1         4.8          4.8
Income taxes............       2.0         1.7      3.0         2.4          2.4
                             -----       -----    -----       -----        -----
Net income .............       2.3%        2.0%     3.1%        2.4%         2.4%
                             =====       =====    =====       =====        =====

LIQUIDITY AND CAPITAL RESOURCES

  The Company has financed its operations primarily through internal cash flow, sales of stock and bank financing, including the Company's financing facilities described below. These sources of funds have been used to fund the Company's growth both internally and through acquisitions. The Company is pursuing an acquisition strategy and therefore expects to acquire more businesses.

  The Company's Credit Facility consists of a $6.0 million revolving line of credit and a term facility under which it may borrow up to $114.0 million for acquisitions and for working capital purposes. At March 31, 1998, $97.3 million was outstanding under the Credit Facility, all of which was outstanding under the term facility. The revolving line of credit and the term loan bear interest at 3.00% and 3.25% over LIBOR, respectively. Principal under the Credit Facility is repayable in installments over the life of the Credit Facility. All remaining principal under the Credit Facility is due and payable on August 14, 2004. The agreement governing the Credit Facility (the "Credit Agreement") requires the Company to pledge substantially all of its assets, including the capital stock of the Company's subsidiaries, to JNL. The Credit Agreement requires strict compliance with numerous covenants that restrict, among other things, amendments to the Company's Certificate of Incorporation or Bylaws, dividend payments, sales of stock or assets or the incurrence of additional debt by the Company or its Subsidiaries.

  The Company intends to replace the Credit Facility by paying it off with a combination of the net proceeds of the Offering and with proceeds from a replacement credit facility it expects to obtain after the closing of the Offering. Under the terms of a commitment letter the Company has entered into with First Union (the "Commitment Letter"), First Union has committed to provide or arrange a $175 million revolving credit facility to the Company (the "Replacement Facility"). The Replacement Facility will bear interest at rates ranging from 0.625% to 1.5% over LIBOR or, at the Company's option, ranging from 0.0% to 0.5% over a base rate related to prime rate, and will vary according to the Company's ratio of its total funded debt to earnings before interest, taxes, depreciation and amortization. Amounts borrowed under the Replacement Facility may be repaid and reborrowed over the life of the Replacement Facility, with a final maturity date of five years after the closing of the Replacement Facility. The terms of the Replacement Facility will require strict compliance with numerous affirmative, negative and financial covenants similar to those found in the Credit Agreement with JNL. Pursuant to the Commitment Letter, amounts borrowed under the Replacement Facility may be used to refinance amounts owed to JNL, and to fund working capital and general corporate purposes, including acquisitions, subject to prior lender approval in the case of acquisitions with a cash purchase price of over $15 million or an aggregate price (cash, stock or other consideration) of over $40 million.

  Under the Company's agreement with JNL, following the Offering and the partial repayment of the term loans outstanding under the Credit Facility as described in "Use of Proceeds," the Company has the right to prepay the entire amount due under the Credit Facility within 60 days of the closing of the Offering provided that it pays a prepayment fee of $250,000. If the Company fails to prepay the entire amount due within 60 days of the closing of the Offering, the Company will be subject to a prepayment fee of 4.0% (declining to 3.0%, 2.0% and 1.0% on August 14, 1998, 1999 and 2000, respectively) of the amounts due under the term loan component of the Credit Facility. There can be no assurance that the Company will be able to obtain the Replacement Facility or another replacement credit facility within 60 days, or at all or that, if obtained, such credit facility will be upon terms favorable to the Company. If the Company does replace the Credit Facility, unamortized financing fees incurred in conjunction with obtaining the Credit Facility will be written off upon payment of amounts due thereunder. The balance of such unamortized financing fees was $2.9 million at March 31, 1998.

  Under the terms of one of its purchase agreements, the Company may be required to make payments of up to $3.0 million over the next four years to certain former owners of the Acquired Business based on the profitability of the Acquired Business during such time period.

  For the fiscal year ended March 31, 1997 the net cash provided by operations was $4.3 million and for the nine months ended December 31, 1997 the net cash provided by operations was $2.1 million. For the year ended March 31, 1997 and for the nine months ended December 31, 1997 the Company's net cash used in investing activities was $19.0 million and $64.9 million, respectively, primarily for the purchase of Acquired Businesses. For the year ended March 31, 1997 and the nine months ended December 31, 1997, the Company's net cash provided by financing activities was $15.2 million and $65.7 million, respectively. Net cash provided by financing activities consists of equity capital provided by GTCR, JNL, and certain members of management of the Company and Acquired Businesses, and net borrowings under the Credit Facility.

  The Company believes that the Credit Facility, together with the cash on hand after giving effect to the Offering and funds generated by the Company's operations, will provide the Company with sufficient liquidity and capital resources to pursue its business strategy at least through March 1999, including the funding of working capital, acquisitions, capital expenditures and other needs. Management believes that inflation has not had a material effect on the Company.

YEAR 2000 SOFTWARE ISSUE

  The Company uses a number of computer software programs and operating systems in its operations, including applications used in sales and marketing, billing, inventory management and other administrative functions. To the extent that the software applications used in such functions and communications are unable to recognize the year 2000, the Company may incur expenses in connection with the need to remediate such software and also may incur the risk and potential expense of disruptions that may be caused by the software's impaired functioning as the year 2000 approaches. The Company believes that the manufacturers of the software applications it uses most frequently, including its systems software and its word processing and spreadsheet software, are in the process of preparing or have already completed Year 2000 remediations for their products. The Company believes that with the remediations to existing software and conversions to new software, the Year 2000 issue will not pose significant operational problems for its computer systems.

  In addition, the Company communicates electronically with a number of its suppliers and customers with respect to a variety of functions, including ordering, billing and payroll. Any failure of the software of the Company's suppliers or customers to address the Year 2000 issue could impair the Company's ability to perform such functions. The Company is analyzing the potential impact of the Year 2000 issue on the Company's interactions with its suppliers and customers.

                                   BUSINESS

  Global Imaging Systems is a consolidator in the highly fragmented office imaging solutions industry. The Company is a rapidly growing provider of a broad line of office imaging solutions, which includes the sale and service of automated office equipment (copiers, facsimile machines, printers and duplicators), electronic presentation systems, and document imaging management systems ("DIM" systems or "document technology systems"), as well as network integration and management services. Since its founding in June 1994, the Company has acquired nine core companies primarily in the Northeast, Southeast, and Pacific Northwest, and an additional 15 companies ("satellite" companies) which have been integrated into the core companies. The Company's operating philosophy is to "think globally, act locally." Under the Company's decentralized management system, Global's core companies typically continue to operate under their pre-acquisition names and with their pre-acquisition management even after being acquired by Global, thus permitting existing client relationships to be preserved. In many cases Global's satellite companies also continue to operate under their pre-acquisition names and management, although all administrative functions are conducted at the core company level. The Company believes that its emphasis on superior customer service and the contractual nature of its service business provide a significant source of recurring revenue.

  Global seeks to become the provider of choice for all of its customers' office imaging needs by offering a full range of products and services and superior customer service. While Global's clientele includes large, Fortune 500 companies, its growth has been, and is expected to continue to be, largely driven by serving middle market businesses. The Company sells and services a variety of office imaging solutions, including copiers, facsimile machines, printers, duplicators, LCD projectors, smartboards, overhead projectors, video teleconferencing equipment, optical scanning equipment, micrographics equipment, and the design and installation of equipment related to computer networks. In addition, the Company offers a variety of ongoing services, including supply and service contracts, network management contracts, technical support and training.

  The Company's strategic objective is to continue to grow profitably in both existing markets and new markets through internal growth and by acquiring additional office imaging solutions companies. Global intends to enter new geographic markets by acquiring additional core companies and expanding its core markets through the acquisition of satellite companies, which are typically in close proximity to core companies. Global's strategy for stimulating internal growth is to expand its product and service offerings, take advantage of cross-selling opportunities, and market aggressively to existing and new customers.

  The Company is currently organized into nine core companies with operations in 46 locations in 15 states, plus the District of Columbia. Global targets for acquisition as core companies businesses that are leading competitors in the markets they serve. The Company's goal is to acquire core and satellite companies throughout the United States and Canada.

  Certain information regarding the nine current core companies, including pro forma revenues for the nine months ended December 31, 1997, is summarized below:

                                                                             Effective Date
                                                                               Acquired/
                                                      Revenues      No. of      Date of
        Core Company            Regional Focus     (in thousands) Satellites Incorporation
  Felco Office Systems,     Texas                     $ 6,841         1        July 1994/
   Inc.                                                                        Mar. 1985
  Conway Office Products,   Upper New England,        $32,552         4        Jan. 1995/
   Inc.                     Upstate New York,                                  Apr. 1976
                            Eastern Massachusetts
  Berney, Inc.              Alabama, Mississippi,     $10,093         3        Feb. 1995/
                            Florida Panhandle                                  June 1964
  Amcom Office Systems      Western                   $ 9,798         2        Feb. 1996/
                            Pennsylvania                                       Jan. 1978
  Copy Service & Supply,    North Carolina,           $ 4,285         0        July 1996/
   Inc.                     South Carolina                                     Jan. 1984
  Southern Business         Georgia, Florida,         $18,183         1        Nov. 1996/
   Communications, Inc.     Tennessee,                                         Mar. 1981
                            Washington D.C.,
                            Maryland, Virginia
  Electronic Systems, Inc.  Virginia,                 $47,552         1        July 1997/
                            Washington D.C.                                    Aug. 1980
  Quality Business          Pacific Northwest         $13,709         2       Sept. 1997/
   Systems, Inc.                                                               Feb. 1986
  Connecticut Business      Western Massachusetts,    $16,378         1        Jan. 1998/
   Systems, Inc.            Connecticut, Lower                                 June 1988
                            New York, Rhode Island

THE INDUSTRY

  The market for sales and service of office imaging solutions is highly fragmented. Of an estimated 3,700 dealer and distributor outlets in the United States primarily engaged in the sale of automated office equipment and related service, parts, and supplies, approximately 3,100 dealer outlets are unaffiliated, according to Industry Analysts, Inc. According to Dataquest, the black and white copier and related service and supplies market generated sales of approximately $20.5 billion in the U.S. in 1996, and is expected to grow to an estimated $26.4 billion in sales in 2001, while the color copier and related service and supplies market generated sales of approximately $1.3 billion in the U.S. in 1996, and is expected to grow to an estimated $4.4 billion in sales in 2001. The network consulting and integration services market generated sales in the U.S. of approximately $5.8 billion in 1996 and is expected to grow to approximately $12.4 billion by 2001, according to International Data Corporation. The network services market (as a discrete segment) generated sales of approximately $1.5 billion in the U.S. in 1996, and is expected to grow to approximately $3.7 billion in sales by 2001, according to International Data Corporation. The market for electronic presentation systems generated sales estimated at approximately $719 million in the U.S. in 1996, and is expected to grow to an estimated $1.5 billion in sales in 2001, according to Pacific Media Associates. The Company believes the market for document technology systems generated over $3.5 billion in sales in the U.S. in 1996, and may grow to over $13.2 billion in sales by 2001.

CONSOLIDATION

  Consolidation of independent distributors and service providers is occurring throughout the office imaging solutions industry. This consolidation has been driven by a number of factors, including the following:

  Technological Change. The technology of office imaging solutions is changing rapidly. Digital technology, which allows an image to be scanned electronically and transmitted through networks of personal computers, has in recent years been incorporated into copiers, electronic presentation equipment and DIM technology. As a result, the role for computers and networks in office imaging solutions has been dramatically expanded and the functions of copiers, facsimile machines, and printers have been converging. The introduction of digital technology has led to computer networks becoming an integral part of office imaging solutions, as digital technology allows images to be captured, transmitted, reproduced and stored over wide geographic areas. This has led to increasing demand by larger companies for more centralized network integration services over a broader geographic area. The rapid pace of technological change, including the change from analog to digital technologies, and the resulting expansion of product offerings and increase in product support costs have outpaced the technical, managerial and financial resources of many smaller distributors and service providers, causing them to seek larger partners. Further, the blurring of the distinction among office imaging technologies and the increased role for computers has made it important for dealers without network integration expertise to partner with companies that have such expertise.

  Dealer Consolidation by Suppliers. The cost of new product development and fierce competition among equipment manufacturers have resulted in their seeking efficiencies by consolidating their dealer networks. Increasingly, manufacturers are seeking to concentrate their business with a smaller number of dealers that possess leading service capabilities and wide geographic coverage.

  Distribution Channel Changes. In the market for automated office equipment, consolidation is also resulting from changes in distribution channels. Office superstores and consumer electronics chains have entered the market for lower-end office products, offering these products at prices that are forcing smaller dealers out of the market. Smaller dealers also face difficulty competing in the market for mid-range copiers, because they are not well equipped to provide the sophisticated support services required by businesses that purchase these products. Typically, office superstores and consumer electronics chains also do not offer the support services required by purchasers of mid-range copiers.

OFFICE IMAGING PRODUCTS AND SERVICES

  The automated office equipment market is generally regarded by participants as consisting of six black and white copier segments (both digital and analog) categorized by price and number of pages per minute, a color copier segment, a duplicator segment, a facsimile equipment segment, a printer segment and a multi-function equipment segment.

  The electronic presentation systems market consists of the sale and service of LCD projectors and panels, smartboards, overhead projectors and video conferencing equipment. As in the automated office equipment market, products in this market increasingly utilize digital technology, and customers for these products are designating a single buyer to address their needs in both markets. This market is characterized by strong competition among manufacturers, with new products being introduced frequently. As a result, some manufacturers are offering their most popular new products only to those dealers who agree to limit their product offerings to that one manufacturer. The five largest suppliers of LCD projectors, Epson, InFocus, Proxima, Sanyo and Sharp, accounted for over 60% of the market in 1997, according to Pacific Media Associates.

  Like automated office equipment and electronic presentation systems, DIM systems also involve digital technology and are ultimately used by the same end-users as other types of office imaging equipment. This market consists of optical disk storage equipment, write once read many ("WORM") disks and CD-ROM optical storage products, as well as micrographic equipment (microfilm and microfiche). These products are used to capture and store large volumes of visual data. Key customers for these products include banks, educational institutions, government institutions, libraries and insurance companies.

  With the rise of digital copier technology, the customer's need for office imaging equipment is becoming increasingly linked to its need for network integration services. Network integrators provide outsourced management and support to organizations' computer network infrastructures. As organizations seek to take advantage of productivity-enhancing computer network technology, they face a complex and costly set of issues relating to the design, selection, implementation and management of their computer networks. Among other challenges, organizations must select from an expanding number of product options with shortening life cycles; integrate diverse and often incompatible hardware and software environments; and deal with a shortage of qualified information technology service personnel. As a result, many smaller businesses seek to outsource installation, upgrade and support, and large organizations seek to outsource network improvement functions and the evaluation of new products.

BUSINESS STRATEGY

  Management believes the Company is well positioned to benefit from industry trends and continued consolidation in the office imaging solutions industry. The Company's goal is to become the provider of choice for all of its customers' office imaging needs by offering a full range of products and services and superior customer service. The Company's strategy to achieve this goal contains the following elements:

  Serve as a Single Source Provider of Office Imaging Solutions. The Company believes that offering a full spectrum of products and services will give it a competitive advantage and enable the Company to capitalize on its customer relationships by cross-selling its products and services. As the technology that drives copiers, facsimiles, printers, electronic presentation equipment and DIM equipment continues to converge, there is a greater role for computers and networks in the functioning of these products. Accordingly, customers are demanding more integrated office imaging solutions. The Company intends to expand its offerings to provide products and services in the automated office equipment market, the electronic presentation systems market, the DIM systems market and the network integration markets in each of its geographic markets. Additionally, management believes that the Company has the opportunity to leverage its infrastructure, customer base, and expertise by offering outsourced facilities management services to its customers.

  Make Strategic Acquisitions. Global actively seeks to acquire core companies in targeted geographic markets and to expand these core acquisitions through internal growth and the acquisition of satellite companies. As part of its acquisition strategy, Global looks for companies that are led by an experienced management team that will continue to manage the company after it is acquired, that have a strong regional market share, and that can grow internally and through the acquisition of satellite companies. Global's senior management team has substantial experience in making acquisitions. See "Management." Since its founding in June 1994, the Company has acquired nine core companies primarily in the Northeast, Southeast, and Pacific Northwest, and an additional 15 satellite companies which have been integrated into the core companies. The Company's goal is to acquire core and satellite companies throughout the United States and Canada.

  A key component of the Company's growth strategy is to acquire satellite companies in or near its core companies' markets. Core company management frequently assists Global in identifying appropriate satellite companies to acquire. In evaluating potential satellite acquisitions the Company considers, among other factors, its proximity to a core company, whether the product lines sold by the satellite are complementary with those of the core company, its management and employee base and the service base that the potential satellite company has under service contract.

  Stimulate Internal Growth. The Company seeks to stimulate internal growth in its core companies by increasing the productivity of their sales forces through the use of performance benchmarks developed by the Company, expanding product and service offerings, increasing the size of its core companies' sales forces and aggressively cross-selling its products and services.

  Optimize Profitability and Operating Efficiency. Global's senior management has developed an industry management model that encompasses a comprehensive set of performance benchmarks. These performance benchmarks, which are used as the primary form of internal reporting from the core companies to Global, allow the Company and local management to monitor and improve the operations of each core company. Through the use of these benchmark criteria, Global seeks to train the managers of its core and satellite companies to optimize their business mix and improve performance.

  Global works to reduce costs by consolidating the back-office functions of its satellite acquisitions into the core operations and by increasing the productivity of sales and service personnel and administrators. Global also reduces costs through the standardization of financial reporting, cash and inventory management, payroll, billing, collections, insurance and employee benefit programs, and by negotiating advantageous relationships with equipment manufacturers, other suppliers and lessors.

  Operate with a Decentralized Management Structure. Global believes that the experienced local management teams of its core companies possess a valuable understanding of their respective markets and existing customer relationships. Accordingly, Global follows a decentralized management approach, vesting responsibility for day-to-day operating decisions at the core company level. Under Global's decentralized structure, core companies and, in some cases, satellite companies retain their local name and management after acquisition. The Company believes that this decentralized approach permits local management to maintain focus and motivation and provides optimal customer support. Local management is supported by a senior management team that focuses on the Company's growth strategy as well as corporate planning and financial reporting and analysis.

PRODUCT AND SERVICE OFFERINGS

  Global currently sells office imaging products and services in four markets: the automated office equipment market, the electronic presentation systems market, the DIM systems market and the network integration services market.

  In each of these markets, the Company provides a number of office imaging solutions, including the following:


--------------------------------------------------------------------------------------------------------------------
       AUTOMATED               NETWORK INTEGRATION         ELECTRONIC PRESENTATION
   OFFICE EQUIPMENT                 SERVICES                     SYSTEMS                     DIM SYSTEMS
--------------------------------------------------------------------------------------------------------------------
 . Black and white copiers     . Network design and          . LCD projectors and          . Microfiche and
  (digital and analog)          installation, and related     panels                        microfilm equipment
 . Color copiers (digital)       software and hardware       . Smartboards                 . CD-ROM optical
 . Duplicators                 . Technical support           . Video conferencing            storage products
  (digital and analog)          contracts                     equipment                   . Write once read many
 . Facsimile machines          . Network                     . Overhead projectors           ("WORM") disks and
 . Printers (including color)    maintenance contracts       . Color printers                related equipment
 . Multi-function equipment    . Training                    . Audio visual
 . Related supply and service  . Internet Services             equipment                   . Related supplies
  contracts                                                 . Related supplies
                                                            . Related service             . Related service
                                                              contracts                     contracts
                                                            . Point-of-sale training      . Related training
--------------------------------------------------------------------------------------------------------------------

  For the nine months ended December 31, 1997, pro forma revenues from the automated office equipment market, the network integration services market, the electronic presentation systems market and the DIM systems market represented approximately 61%, 28%, 9% and 2%, respectively, of the Company's pro forma revenues.

  A substantial amount of the Company's revenues are derived from its service activities, and the Company seeks to take advantage of the "after market" opportunities presented by its sales of office imaging equipment. The Company's copier service and supply contracts, for example, provide the Company with a predictable source of revenue that is based on the number of copies made by its customers. In the network integration market, the Company's focus is on entering into contracts involving the provision of ongoing maintenance and technical support, which generate a recurring revenue stream.

  The Company believes that a commitment to effective and responsive service is key to its success in obtaining repeat business from customers and in developing market recognition that is essential for growth. Over 85% of the Company's copier sales, on a pro forma basis and measured by revenue generated, are accompanied by service and supply contracts, which typically provide that the Company be paid for service on a per-copy basis and continue for either a one year term or, in some cases, are month to month contracts. As part of its commitment to providing quality service, the Company strives to provide its automated office equipment customers with two to four hour response time to service calls during business hours, and offers a 24 hour technical assistance "hotline" to its network integration customers. In addition, the Company's service technicians are generally manufacturer- or vendor-certified to service the equipment sold by the Company.

CUSTOMERS, SALES AND MARKETING

  The Company believes that its customers decide to purchase products and services from Global based on a variety of factors, the most important of which are the strength of their relationship with the Company, the quality of service provided, and price.

  Global's growth has been largely driven by serving middle market businesses. In addition, Global also serves a number of large, Fortune 500 companies, as well as educational institutions, government entities and other non-profit groups. The Company estimates that it currently has over 50,000 customers that have purchased equipment or services in the past twelve months, on a pro forma basis. During the nine months ended December 31, 1997 on a pro forma basis, none of the Company's customers accounted for more than 2% of the Company's total revenues and the Company's top five customers collectively accounted for less than 6% of the Company's total revenues.

  Global believes that the experienced local management teams of its core companies possess valuable understanding of their respective markets and existing customer relationships upon which they may capitalize. At the local level, the core companies make marketing decisions, including decisions regarding their product offering mix, promotional programs, advertising, and selecting trade shows to attend. Global's nine core companies and their respective satellites employ approximately 410 persons in sales and marketing. All of the Company's sales personnel are compensated at least partly on a commission basis, with the structure of compensation and commissions established by the Company's local management within the confines of the Company's industry management model. The Company generates sales from within its existing customer base by tracking the expiration of leases, seeking opportunities to engage in cross-selling, and giving incentives to service personnel to create sales leads. Each of the core companies also operates a telemarketing program to generate sales leads in addition to door-to-door marketing.

TRAINING

  The Company's sales and service employees are provided extensive, ongoing training. Each core company has its own technical trainer and training is scheduled on a regular basis. Core company technical trainers are typically certified by the Company's suppliers, which authorizes the Company's service technicians to act as factory certified technicians. The Company also provides formalized product and general sales training to its sales and marketing personnel.

SUPPLIERS

  The Company's automated office equipment dealers represent a number of suppliers, including Konica, Canon, Hewlett Packard, Mita, Muratec, Panasonic, Ricoh, Riso, Inc., Savin and Sharp. The electronic presentation equipment sold by the Company includes overhead projectors by Apollo International of Delaware, Inc. and Minnesota Mining & Manufacturing Company ("3M") and LCD projectors by Sharp, nView, Proxima, In Focus, Epson and Lightware, as well as Smartboards by Smart Technologies, Inc. In the DIM systems market, the Company sells microfilm and microfiche recording and viewing equipment by Canon, and optical data storage equipment by Canon, Compaq, and Westbrook Technologies. The Company's network integrators sell personal and laptop computers manufactured by IBM, Dell Computer Corporation, Compaq, AST Research, Inc., NEC America, Inc. and Toshiba America, Inc., and networking software by Microsoft, Novell, Banyan Systems Incorporated and Raptor Systems, Inc. One of these suppliers, Konica, accounted for 18% of the Company's purchases of equipment in the nine month period ended December 31, 1997, on a pro forma basis (and 21% of such purchases historically). No other supplier represented in excess of 10% of such purchases, on a pro forma basis (or 11% of such purchases, historically).

  The Company's agreements with its suppliers generally permit the Company to sell particular products on a nonexclusive basis in particular geographic areas, have a one-year renewable term that may be not be renewed by the supplier on 30 days notice and that may be terminated by the supplier upon notice (i) in the event that the Company does not meet minimum purchase quotas, or certain other requirements or (ii) under certain other circumstances, including a change in the Company's ownership. Although the consummation of the Offering may qualify as such a change in the Company's ownership, the Company does not anticipate that its suppliers will terminate their agreements with the Company as a result of the Offering.

LEASING AND RENTALS

  A majority of the copiers sold by the Company are financed by third-party leasing companies. Under its "Preferred Vendor Leasing Program," the Company has contracted with three nationwide equipment lease vendors, General Electric Capital Corporation, Copelco Capital, Inc., and Tokai Financial Services, Inc., granting these vendors preferential rights to provide the Company's customers leasing services in exchange for their agreement to offer the Company better leasing rates and terms than are generally available through individual copier dealers, control over the lease residuals, and a standardized leasing application for use with all of these preferred vendors. Control over the lease residuals gives the Company the option to purchase the leased equipment, under already negotiated terms, at the end of the lease term. This flexibility allows the Company to sell the equipment to its customer at the end of the lease term, or to include arrangements for such a sale in connection with the original purchase of the equipment. Currently, only the Company's automated office equipment dealers have widely offered third party leasing arrangements to their customers, but the Company plans to increase the use of third party leases in the electronic presentation and DIM systems markets where, the Company believes, high equipment costs make leasing a promising financing alternative for many customers.

  In some cases, the Company's automated office equipment dealers also rent equipment. Rental arrangements provide the Company with a steady, monthly revenue stream and, like the Company's leasing arrangements, give the Company control over disposition of the equipment at the end of the rental term.

COMPETITION

  The Company faces competition in the automated office equipment market, the electronic presentation systems market and the DIM systems market from large dealers like IKON and Danka, independent dealers, and manufacturers' sales and service divisions, including Canon, Kodak, Konica, Minolta, Pitney Bowes, Wang and Xerox, as well as office superstores and consumer electronics chains. As digital and other new technology develops, the Company may find itself competing with new distributions channels, including computer distributors and value added resellers, for products containing new technology. Principal areas of competition in these markets include price and product capabilities; quality and speed of post-sales service support; availability of equipment, parts and supplies; speed of delivery; financing terms and availability of financing, leasing, or rental programs.

  In the network integration services market, the Company competes with large companies such as GE Capital, AmeriData, Inacom and Vanstar, as well as a large number of smaller competitors with regional or local operations and the in-house capabilities of its customers. Principal areas of competition in this market include reputation, quality and speed of support, and price.

  The Company also faces competition in acquiring core and satellite companies from consolidators such as IKON, Danka, and a number of other independent dealers that have been active in consolidating in its markets in recent years. See "Business--The Industry."

EMPLOYEES

  The Company has approximately 1,140 employees, most of whom are employed through the Company's core companies. Of these, approximately 410 are engaged in sales and marketing, 500 in service, and 220 in operations and administration. Thirteen employees are employed at Global's corporate headquarters in Tampa, Florida. None of the Company's employees is covered by collective bargaining agreements. Management believes that the Company has good relations with its employees.

GOVERNMENT AND ENVIRONMENTAL REGULATION

  The Company is subject to regulation under various federal, state and local laws relating to employee safety and health and environmental protection. The Company is not aware of any material non-compliance with any such law.

LEGAL PROCEEDINGS

  The Company is not currently involved in any legal proceeding or investigation that is expected by management to have a material adverse effect on the Company.

                                  MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

  The directors and executive officers of the Company are as follows:

          NAME            AGE                       POSITION
          ----            ---                       --------
Carl D. Thoma............  49 Chairman of the Board of Directors
Thomas S. Johnson........  52 Director, President and Chief Executive Officer
Bruce D. Gorchow.........  40 Director
William C. Kessinger.....  32 Director
L. Neal Berney...........  45 Director
Raymond Schilling........  43 Vice President, Chief Financial Officer, Secretary
                              and Treasurer
Michael Mueller..........  46 Vice President, Chief Operating Officer
Alfred N. Vieira.........  50 Vice President of Service

  CARL D. THOMA has served as a director of the Company since its founding in June 1994. Mr. Thoma founded and has been a Principal and General Partner with GTCR in Chicago, Illinois, since 1980 and has been the Managing Partner of GTCR since 1993. Mr. Thoma is also a director of ITI Marketing Services, National Equipment Services, Inc., Paging Network, Inc., Outsource Partners, Inc. and Capitol Office Solutions, Inc.

  THOMAS S. JOHNSON has served as a director and as President and Chief Executive Officer of the Company since its founding in June 1994. From 1991 to 1994, Mr. Johnson was an office imaging industry consultant. From 1989 to 1990, Mr. Johnson served as Chief Operating Officer for Danka. From 1975 to 1989, Mr. Johnson worked at IKON (formerly known as Alco Standard Corporation) in various staff and operating roles. When he left there in 1989, he was Vice President--Operations of the Office Products group and was responsible for acquisitions and turning around under-performing operations. Mr. Johnson has been involved in numerous acquisitions of office equipment dealers during his career and has over 22 years of experience in acquiring and integrating businesses. Mr. Johnson graduated with a B.S. degree from the University of Florida in 1972, and received his MBA from Harvard Business School in 1976. Mr. Johnson is also a director of Capitol Office Solutions, Inc.

  BRUCE D. GORCHOW has served as a director of the Company since October 1996. Since 1991, Mr. Gorchow has served as Executive Vice President and head of the Private Finance Group of PPM America, Inc. Prior to joining PPM America, Inc., Mr. Gorchow was a Vice President at Equitable Capital Management, Inc. Mr. Gorchow received his B.A. in Economics from Haverford College in 1980 and received his MBA in Finance from the Wharton School of the University of Pennsylvania in 1982. Mr. Gorchow is also a director of Leiner Health Products, Inc., Tomah Products, Inc., Burke Industries, Inc., Elgar Electronics, Inc. and Capitol Office Solutions, Inc.

  WILLIAM C. KESSINGER has served as a director of the Company since December 1995. Mr. Kessinger joined GTCR in May 1995 and became a Principal in September 1997. Prior thereto, Mr. Kessinger was a Principal with The Parthenon Group from July 1994 to May 1995. From August 1992 to June 1994, Mr. Kessinger attended Harvard Business School, where he received his MBA. Prior to that time, Mr. Kessinger served as an Associate with Prudential Asset Management Asia from August 1988 to June 1992. Mr. Kessinger is also a director of AnswerThink Consulting Group, Inc., Capitol Office Solutions, Inc., Excaliber, Inc., National Equipment Services, Inc. and Users, Inc.

  L. NEAL BERNEY has served as a director of the Company since October 1996. Since 1980, Mr. Berney has served as President of Berney, Inc., which was acquired by the Company in February 1995. Mr. Berney has been active in the office products industry for over 27 years.

  RAYMOND SCHILLING has served as Vice President, Chief Financial Officer, Secretary and Treasurer of the Company since its inception in June 1994. From 1988 to 1994, Mr. Schilling was Vice President--Finance of the California/Nevada region of McCaw Communications and responsible for all of its finance and administrative functions. From 1980 to 1988, Mr. Schilling worked with Mr. Johnson at IKON in various accounting and financial reporting functions, including as controller of Alco Office Products, where his responsibilities included acquisitions and evaluation, integration, development and installation of financial systems. From 1986 to 1988, Mr. Schilling also was Vice President of Finance and Administration of San Sierra Business Systems (an Alco Office Products dealer). From 1976 to 1980, Mr. Schilling was employed by Price Waterhouse as a CPA. In total, Mr. Schilling has over 16 years of experience in acquiring and integrating businesses. Mr. Schilling graduated with a B.A. in Economics and Accounting from Muhlenberg College in 1976.

  MICHAEL MUELLER has served as a Vice President and Chief Operating Officer of the Company since January 1 1995. From 1986 to December 1994, Mr. Mueller was employed as Vice President by Global Services Inc., a copier and office product sales and service company in Houston, Texas, and served as its Chief Financial Officer from 1988 to 1994. Mr. Mueller obtained his B.B.A. from the University of Houston in 1974.

  ALFRED N. VIEIRA has served as a Vice President of Service of the Company since March 1997. From May 1996 to March 1997, Mr. Vieira served as Vice President and General Manager of Felco Office Systems, Inc.'s four branch locations in South Texas. From 1979 to May 1996, Mr. Vieira was employed by Global Services Inc., and served as its Vice President of Operations from May 1988 to May 1996. Mr. Vieira studied electrical engineering at City University of New York.

BOARD COMPOSITION

  The Board currently is composed of five directors. After the Offering, the Board expects to increase the size of the Board to seven directors and to appoint two additional directors who are not employees of the Company or any of its affiliates. In accordance with the terms of the Company's Amended and Restated Certificate of Incorporation to be filed and effective upon the closing of the Offering, the terms of office of the Board of Directors will be divided into three classes: Class I, whose term will expire at the annual meeting of stockholders to be held in 1999, Class II, whose term will expire at the annual meeting of stockholders to be held in 2000, and Class III, whose term will expire at the annual meeting of stockholders in 2001. The current Class I director is Neal Berney; the Class II directors are Bruce Gorchow and William Kessinger; and the Class III directors are Thomas Johnson and Carl Thoma. At each annual meeting of stockholders, the successors to the directors whose terms will then expire will be elected to serve from the time of election and qualification until election and qualification of their successors at the third annual meeting following election. In addition, the Company's Amended and Restated Certificate of Incorporation provides that the authorized number of directors may be changed only by resolution of the Board of Directors. Any additional directorships resulting from an increase in the number of directors will be distributed among the three classes so that, as nearly as possible, each class will consist of one-third of the directors. Directors of the Company may be removed without cause only upon the affirmative vote of the holders of 75% of the outstanding Common Stock, or for cause only upon the affirmative vote of the holders of a majority of the outstanding Common Stock.

  Pursuant to the terms of a Stockholders Agreement among GTCR, the Company, and the Company's stockholders, the Company's stockholders agreed to vote their shares in favor of the election to the Board of the Company's Chief Executive Officer, three designees of GTCR and one designee of JNL. These provisions of the Stockholders Agreement will terminate upon the consummation of the Offering. Messrs. Thoma, Kessinger and Berney are currently serving as the director designees of GTCR, and Mr. Gorchow is the director designee of JNL. See "Certain Transactions." In addition, the Company has a policy of nominating for election to the Board, for rotating terms, one of the presidents of its core companies. Mr. Berney, who is the president of Berney, Inc., is currently serving as a director pursuant to this policy.

  All officers serve at the discretion of the Board of Directors. There are no family relationships among any of the directors or executive officers of the Company.

COMMITTEES OF THE BOARD

  The Board of Directors has established a Compensation Committee, which is responsible for determining compensation for the Company's executive officers and administering the Stock Plan. Carl Thoma, William Kessinger and Bruce Gorchow, all of whom are non-employee directors, are the members of the Compensation Committee. The Company has also established an Audit Committee, which is responsible for making recommendations concerning the engagement of independent public accountants, reviewing the plans and results of such engagement with the independent public accountants, reviewing the independence of the independent public accountants, considering the range of audit and non-audit fees and reviewing the adequacy of the Company's internal accounting controls. Carl Thoma, William Kessinger and Bruce Gorchow are the members of the Audit Committee.

COMPENSATION OF DIRECTORS

  All directors of the Company are entitled to reimbursement for certain expenses in connection with their attendance at Board and committee meetings. Non-employee directors other than Carl Thoma, William Kessinger, and Bruce Gorchow will also receive a $1,500 fee for each meeting of the Board attended by such directors. In addition, employee and non-employee directors are eligible to receive awards under the Stock Plan. Options to purchase 20,250 shares and 250 shares of the Company's Common Stock have been approved for issuance to Neal Berney and Thomas Johnson, respectively, upon the closing of the Offering, at an exercise price per share equal to the initial public offering price set forth on the cover of this Prospectus. No options have been approved for issuance to any other director of the Company. Currently, the Company anticipates that non-employee directors of the Company, other than Carl Thoma, William Kessinger, and Bruce Gorchow, will receive an option to purchase 10,000 shares of Common Stock upon their initial election to the Board, and an option to purchase 2,000 shares of Common Stock for each of the following years during which he or she serves as a director. Each such option is expected to be exercisable for a purchase price equal to the market value of the underlying stock on the date of grant, to have a term of ten years and to vest in five equal annual installments beginning on the first anniversary of the date of grant. See "Management--Stock Option and Incentive Plan."

EXECUTIVE COMPENSATION

  Summary Compensation Table. The following table sets forth the compensation paid to or earned by the Company's Chief Executive Officer and all other executive officers of the Company whose salary and bonus for services rendered in all capacities to the Company during the year ended March 31, 1998 exceeded $100,000 (the "Named Executive Officers"):

                          SUMMARY COMPENSATION TABLE

                                         ANNUAL COMPENSATION
                                         --------------------      ALL OTHER
NAME AND PRINCIPAL POSITION  FISCAL YEAR SALARY ($) BONUS ($) COMPENSATION ($)(1)
---------------------------  ----------- ---------- --------- -------------------
Thomas S. Johnson
 President and Chief
 Executive Officer.......       1998      $225,000  $105,000        $4,125
                                1997       210,120    51,000         1,831
Raymond Schilling
 Vice President, Chief
 Financial Officer,
 Secretary and
 Treasurer...............       1998       118,962    45,320         1,168
                                1997       113,550    30,250           336
Michael Mueller
 Vice President, Chief
 Operating Officer.......       1998       118,962    45,320         3,505
                                1997       113,300    48,250         1,332
Alfred N. Vieira
 Vice President of
 Service.................       1998       105,000    33,333         1,050

--------
(1) Consists of matching contributions to the Company's Savings Plan.

EXECUTIVE EMPLOYMENT AGREEMENTS

  The Company and GTCR IV have entered into executive employment agreements with each of Mr. Johnson, Mr. Schilling, Mr. Mueller and Mr. Vieira (the "Executive Agreements"). Under their respective Executive

Agreements, Mr. Johnson, Mr. Schilling, Mr. Mueller and Mr. Vieira (the "Executives") receive annual base salaries currently set at $250,000, $135,000, $135,000 and $115,000, respectively, subject to periodic increases at the discretion of the Board and are eligible for an annual bonus of up to 50% of their annual base salary upon the attainment of certain defined objectives. Pursuant to their Executive Agreements, Mr. Johnson, Mr. Schilling and Mr. Mueller were guaranteed certain one-time bonuses in connection with the Company's first year of operation. Each of the Executives is entitled to all other benefits approved by the Board and made available to the Company's senior management. Mr. Johnson is also entitled to receive reimbursement of up to $12,000 annually for certain perquisites. Mr. Johnson's employment under his Executive Agreement renews automatically for one-year periods unless otherwise terminated by either party upon 30 days notice. Mr. Schilling, Mr. Mueller, and Mr. Vieira's employment under their respective Executive Agreements shall continue at the pleasure of the Board or until the Executive's resignation, removal, death or disability. In the event of a termination by the Company without cause, or a termination by Mr. Johnson for good reason, including as a result of a change in control of the Company, Mr. Johnson is entitled to receive severance pay equal to his current base salary for a period of one year and all fringe benefits to which he otherwise would be entitled for approximately one year. Mr. Schilling, Mr. Mueller, and Mr. Vieira are each entitled to a pro rata share of their annual bonus in the event of a termination by the Company without cause or a voluntary termination by such Executive. The Executive Agreements contain confidentiality covenants and a covenant not to compete with the Company for a period of one year following termination of employment.

  Under their respective Executive Agreements, Mr. Johnson, Mr. Schilling, Mr. Mueller and Mr. Vieira received the right to purchase, and purchased, 647,059, 215,685, 172,548 and 172,548 shares, respectively, of Common Stock at a price of $0.07 per share. Under his Executive Agreement, Mr. Johnson also received the right to purchase, at a price of $0.07 per share, certain shares of Common Stock that were reserved for issuance to senior management in June 1994 and that remain unissued as of the time of the Company's initial public offering. Mr. Johnson has purchased 9,026 shares of the Company's Common Stock pursuant to such right, subject to the Company's right to repurchase such shares in the event the Offering is not consummated. The Executive Agreements provide the Company with the right to repurchase shares of Common Stock purchased by an Executive thereunder under certain circumstances relating to the termination of his employment. The purchase price payable by the Company upon exercise of its right of repurchase would be equal to the Executive's purchase price or the fair market value of the shares, depending upon the length of the Executive's service with the Company prior to termination of employment. Following the Offering, the Company's right of repurchase under each Executive Agreement will terminate as to a number of shares equal to 20% of the shares purchased thereunder, multiplied by the number of years that have expired since the date of the agreement.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

  Prior to the formation of the Compensation Committee in February 1998, all determinations with respect to executive officer compensation were made by the Board of Directors, including Mr. Johnson, the Company's Chief Executive Officer, and Mr. Berney, who is an officer of the Company's subsidiary, Berney, Inc. Each of the Company's directors has purchased securities of the Company individually or through an affiliated entity. See "Certain Transactions" and "Principal and Selling Stockholders."

SAVINGS PLAN

  The Company maintains a savings plan (the "Savings Plan") that is intended to be a qualified retirement plan under the Internal Revenue Code. Generally, all employees of the Company who are at least 21 years of age are eligible to participate in the Savings Plan upon the completion of 12 consecutive months of employment with the Company. Participants may make salary deferral contributions to the Savings Plan, subject to limitations imposed by the Internal Revenue Code. Participants' contributions may be invested in any of several investment alternatives including, after the Offering, a fund that will invest solely in shares of the Company's Common Stock. The Savings Plan allows the Company to make discretionary matching contributions to each participant's account. Employer contributions are subject to a graduated vesting schedule based upon length of service with the Company.

1998 STOCK OPTION AND INCENTIVE PLAN

  The Company has adopted the 1998 Stock Option and Incentive Plan (the "Stock Plan"), which authorizes the issuance of up to 1,820,000 shares of the Company's Common Stock pursuant to stock options, restricted stock or restricted stock units granted to directors, officers and employees of and consultants and advisors to the Company. No more than 600,000 shares may be issued under the Stock Plan as restricted stock or as restricted stock units, and the maximum number of options that may be granted, and the maximum number of shares of restricted stock or shares represented by restricted stock units that may be awarded, under the Stock Plan to any eligible employee or consultant during any calendar year is 400,000.

  The Stock Plan is administered by the Compensation Committee of the Board of Directors. Subject to limitations set forth in the Stock Plan, the Committee determines to whom options, restricted stock and restricted stock units are granted, the term, exercise price (which may not be less than the fair market value of underlying shares on the date of grant), and vesting schedules of options, the rate at which options may be exercised, and the conditions to vesting of awards of restricted stock and restricted stock units. The maximum term of options granted under the Stock Plan is ten years and the exercise price may be payable in cash or, if permitted by the applicable option agreement, in Common Stock or a combination of cash and Common Stock or by cashless exercise using a broker acceptable to the Company.

  As of the date of this Prospectus, options to purchase 519,750 shares of the Company's Common Stock had been approved for issuance to certain employees of the Company upon the closing of the Offering, at an exercise price per share equal to the initial public offering price set forth on the cover of this Prospectus, including options to purchase 250 shares, 10,250 shares, 10,250 shares and 5,250 shares of Common Stock, respectively, approved for issuance to Messrs. Johnson, Schilling, Mueller and Vieira. All of these options are subject to vesting requirements based on continued employment (typically 20% per year of employment). No shares subject to these options have vested or will vest prior to 180 days following the date of this Prospectus. No other options or other awards were outstanding or are expected to be granted under the Stock Plan prior to the closing of the Offering.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

  As permitted by the Delaware General Corporation Law, the Company's Amended and Restated Certificate of Incorporation to be filed and effective upon the closing of the Offering (the "Charter") provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

  Additionally, the Charter and the Company's amended and restated bylaws to be effective upon the closing of the Offering (the "Bylaws") provide for indemnification of the Company's directors and officers to the fullest extent permitted by law. The Company has entered into indemnification agreements with its directors and certain officers and key employees which may, in certain cases, be broader than the specific indemnification provisions of applicable law. The indemnification agreements may require the Company, among other things, to indemnify such directors, officers and key employees against certain liabilities that may arise by reason of their status or service as directors, officers and employees, to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified, and to cover such persons under the Company's directors' and officers' liability insurance policies to the maximum extent that insurance coverage is maintained.

  There is no pending litigation or proceeding involving any director, officer or employee of the Company as to which indemnification is being sought, nor is the Company aware of any pending or threatened litigation that may result in claims for indemnification by any such person.

                             CERTAIN TRANSACTIONS

THE RECAPITALIZATION

  In connection with and upon the consummation of the Offering, each outstanding share of Class A Common Stock, including the shares of Class A Common Stock held by each of the officers and directors of the Company, will be redeemed in exchange for approximately 3.41 shares of Common Stock plus the right to receive a cash payment equal to $90.00 plus 8% per annum from the time of purchase through May 31, 1998, provided that the Offering closes prior to June 30, 1998. The redemption price, in cash and Common Stock, for the shares of Class A Common Stock is based on the terms of the Company's Amended and Restated Certificate of Incorporation, as amended, and a Stockholders Agreement among the Company and its stockholders, and will be set forth in the Amended and Restated Certificate of Incorporation the Company expects to file in May 1998. The Company will use approximately $35,570,000 of the net proceeds of the Offering to redeem all of the shares of Class A Common Stock. In connection with the redemption, GTCR IV, an affiliate of GTCR and a holder of a majority of the Company's outstanding stock prior to the Offering, will receive approximately $23,191,000 and 738,294 shares of Common Stock upon consummation of the Offering. Carl Thoma and William Kessinger, directors of the Company, are both principals of GTCR, and Mr. Thoma is a general partner of GTCR. JNL, which is affiliated with Bruce Gorchow, a director of the Company, will receive approximately $3,833,000 and 130,233 shares of Common Stock, in addition to any amounts they may receive as Selling Stockholders. Messrs. Thoma, Kessinger and Gorchow do not hold any shares of Class A Common Stock directly, and will not directly receive any of the cash or Common Stock paid and issued to redeem the Class A Common Stock. Thomas Johnson, Global's President, Chief Executive Officer and a director of the Company, Neal Berney, a director of the Company, and Raymond Schilling, Michael Mueller, and Alfred Vieira, executive officers of the Company, will receive approximately $572,000, $225,000, $12,000, $23,000 and $12,000, respectively, and 18,457,
6,620, 369, 695, and 369 shares, respectively, in connection with the redemption of shares of Class A Common Stock held by them upon consummation of the Offering, in addition to any amounts they may receive as Selling Stockholders. See "Use of Proceeds" and "Principal and Selling Stockholders."

FOUNDING AGREEMENTS

  The Company was founded in June 1994 by Thomas Johnson and GTCR IV. In connection with the formation of the Company, Mr. Johnson, Raymond Schilling, GTCR IV and the Company entered into various agreements relating to the management and ownership of the Company. These agreements include an Equity Purchase Agreement, a Registration Agreement, a Stockholders Agreement, and a Consulting Agreement (collectively, and as amended to date, the "Founding Agreements"). A number of the Founding Agreements were amended subsequent to June 1994 to, among other things, add additional stockholders as parties thereto and to reflect the transactions described below. Substantially all of the provisions of the Founding Agreements, with the exception of the Registration Agreement, will terminate upon completion of the Offering. In connection with the Company's formation, the Company and GTCR also entered into Executive Agreements with Mr. Johnson and Mr. Schilling and, subsequently, with Michael Mueller and Alfred Vieira. See "Management-- Executive Employment Agreements."

  Pursuant to the provisions of the Equity Purchase Agreement among the Company, GTCR IV, Mr. Johnson, and certain additional purchasers named therein dated as of June 9, 1994, as amended on August 14, 1996 (the "Equity Purchase Agreement"), the Company sold 6,312,766 shares of Common Stock to GTCR IV and 157,819 shares of Common Stock to Mr. Johnson at a per share purchase price of $0.08. In addition, GTCR IV and Mr. Johnson agreed to purchase, upon the Company's meeting certain criteria, and subsequently purchased, 216,666.674 and 5,416.697 shares (the "New Shares") of the Company's Class A Common Stock ("Class A Shares"), respectively, at a per share purchase price of $90.00. Mr. Johnson paid for his purchases with the proceeds of a loan from GTCR.

  The Company and its stockholders have entered into a stockholders agreement, dated as of June 9, 1994, as amended (the "Stockholders Agreement") which, as amended, (i) provides for the designation of three directors of the Company by GTCR IV, one director by JNL and for the remainder of the Board to consist of the Company's chief executive officer; (ii) imposes certain restrictions on the transfer of shares of the Company; (iii) requires the stockholders to take all necessary or desirable actions in connection with an initial public offering of the Company approved by GTCR, including approving any amendment to the Company's certificate of incorporation to provide for conversion of shares of Class A Common Stock into Common Stock in the event that not all shares of Class A Common Stock will be redeemed for cash, or any other recapitalization advised by the underwriters and consistent with the terms of the Company's certificate of incorporation; (iv) requires the Company to offer to sell shares to the stockholders under certain circumstances upon authorization of an issuance or sale of additional shares, and (v) grants certain stockholders certain participation rights in connection with a sale of shares by other stockholders. The terms of the Stockholders Agreement will terminate prior to the closing of the Offering.

  The Company and its stockholders entered into a registration agreement, dated as of June 9, 1994, as amended (the "Registration Agreement") pursuant to which the stockholders have the right in certain circumstances, subject to certain conditions, to require the Company to register their shares of the Company's Common Stock for resale under the Securities Act. Under the Registration Agreement, except in limited circumstances, the Company is obligated to pay all expenses in connection with such registration. See "Description of Capital Stock--Registration Rights."

  Global and GTCR entered into a consulting agreement dated as of June 9, 1994 (the "Consulting Agreement"), pursuant to which GTCR provides financial and management consulting services to the Company. Under the Consulting Agreement, GTCR receives an annual management fee of $200,000 (plus reimbursement of reasonable out-of-pocket expenses and interest on accrued but unpaid fees) and a placement fee of 1% of the amount of debt or equity capital raised by Global, excluding the net proceeds of the Offering, for GTCR's assistance in obtaining such capital. In fiscal years 1995, 1996, 1997 and 1998, the Company paid GTCR management fees of $130,000, $200,000, $200,000 and $200,000, and placement fees of $75,000, $390,000, $0 and $0, respectively. The Consulting Agreement terminates pursuant to its terms upon the closing of the Offering.

LINE OF CREDIT TRANSACTIONS

  In August 1996, the Company and its subsidiaries entered into a secured credit agreement (as amended in November 1997, the "Credit Agreement") with JNL and its affiliate PPM America, Inc. ("PPM America"), pursuant to which the Company has a $6.0 million revolving credit facility and a term credit facility under which it may borrow up to $114.0 million (the "Credit Facility"). The term and revolving loans bear interest at 3.25% and 3.00% over LIBOR, respectively. Principal under the term loan component of the Credit Facility is repayable in installments over the life of the Credit Facility, with the final payment due and payable on August 14, 2004. The Company has pledged substantially all of its assets, including the capital stock of Global's subsidiaries, to JNL pursuant to the Credit Agreement. The Credit Agreement requires strict compliance with certain covenants which restrict, among other things, dividend payments, sales of stock or assets or the incurrence of additional debt. See "Management's Discussion and Analysis of Financial Condition and Results of Operations--Liquidity and Capital Resources."

  In connection with the Company's obtaining the Credit Facility in August 1996, JNL received a financing fee of $1.6 million. GTCR agreed to waive its 1.0% placement fee on the August 1996 debt capital raised by the Company, because the majority of the work to obtain the financing was performed by another party, which charged a 1.0% placement fee.

  In November 1997 the Credit Agreement was amended to increase the amount of funds available under the Credit Facility to $120.0 million. In connection with the amendment, the Company paid JNL a financing fee of $800,000. The Company believes that the terms of the November 1997 Credit Agreement amendment and placement fee were on terms no less favorable to it than it could have obtained from unaffiliated third parties.

  In connection with the Credit Facility, Global and JNL entered into an Investor Purchase Agreement, dated as of August 14, 1996, pursuant to which the Company sold to JNL 27,083.33 shares of Class A Common Stock at a per share price of $90.00, and 633,933 shares of Class C Common Stock at a per share price of $0.10. As a result of its purchase, JNL became a holder of more than 5% of the Company's outstanding stock. In November

1997, in connection with the amendment of the Credit Facility, the Company sold JNL an additional 11,136.268 shares of Class A Common Stock at a per share price of $90.00, and an additional 260,663 shares of Class C Common Stock at a per share price of $0.10. Shares of Class C Common Stock, which are non-voting, will convert into shares of Common Stock upon the closing of the Offering at a rate of one share of Common Stock for each share of Class C Common Stock. JNL, Global, GTCR IV and certain other stockholders of the Company also entered into amendments to the Company's Equity Purchase Agreement, Stockholders Agreement and Registration Agreement which, as amended
(i) added JNL as a party thereto; (ii) granted the Company certain rights to redeem shares of Common Stock held by Mr. Johnson and GTCR IV in the event that Mr. Johnson and GTCR IV failed to purchase their New Shares pursuant to the Equity Purchase Agreement; (iii) granted JNL certain rights to require the Company to register under the Securities Act shares of Common Stock held by JNL; (iv) granted JNL the right to designate one director of the Company and one observer with rights to attend all meetings of the Company's Board of Directors; (v) required the Company to amend its certificate of incorporation to provide for conversion of Class A Common Stock into Common Stock at a discount to market rates under certain circumstances; and (vi) granted JNL preemptive rights to purchase additional shares of Class A Common Stock and Class C Common Stock under certain circumstances. Of these rights, only JNL's rights to require the registration of shares held by it under the Securities Act will continue after the Offering. Bruce Gorchow, an executive vice president of PPM America and a director of the Company, was elected to the Company's Board of Directors pursuant to JNL's board designation rights under the Stockholders Agreement.

ACQUISITION OF CAPITOL OFFICE SOLUTIONS, INC. BY GTCR IV AND GLOBAL MANAGEMENT

  In June 1997, GTCR IV, in combination with certain other Global stockholders and members of Global's management, acquired two thirds of the outstanding stock of Capitol Office Solutions, Inc. ("Capitol"), a company engaged in the office imaging solutions industry located in the metropolitan Washington, D.C. area. Following the acquisition, GTCR IV held discussions with the holder of the minority interest in Capitol about the possibility of a business combination between Capitol and the Company. The parties were unable to reach agreement, however, and there can be no assurance that any such business combination will be consummated in the future. In the absence of a business combination, the Company may find itself competing with Capitol from time to time, as Capitol operates in the same geographic market as certain of Global's core companies although Global and Capitol do not currently offer the same products and services in any shared geographic market.

  As part of the Capitol transaction, Mr. Johnson, Global's President and Chief Executive Officer and a director of Global; Neal Berney, a director of Global; Raymond Schilling, Michael Mueller, and Alfred Vieira, executive officers of Global; and JNL purchased an aggregate of 11.5% of the stock of Capitol. Global made loans to Mr. Johnson, Mr. Schilling, Mr. Mueller and Mr. Vieira in the amounts of $200,000, $115,324, $93,169 and $91,507, respectively. The loans were made on competitive terms and are evidenced by promissory notes which bear interest at an annual rate of 8.0% payable at maturity, and which mature on June 30, 2000. The promissory notes are secured by the Capitol stock purchased with the loan proceeds. Except for GTCR IV, none of these stockholders holds in excess of ten percent of the voting stock of Capitol. In connection with the Capitol transaction, PPM America extended Capitol a $30.0 million line of credit. The directors of Capitol include Carl Thoma, William Kessinger, Bruce Gorchow and Thomas Johnson.

  Global and Capitol entered into a consulting agreement dated as of June 30, 1997 (the "Capitol Consulting Agreement"), pursuant to which Global provides management consulting and advisory services to Capitol. Under the Capitol Consulting Agreement, Global receives an annual management fee of $150,000 (plus reimbursement of reasonable out-of-pocket expenses and interest on accrued but unpaid fees). From July 1, 1997 through January 31, 1998, $87,500 in management fees have accrued, but have not yet been paid, pursuant to the Capitol Consulting Agreement. Global also received a one-time fee of $270,000 for Global's assistance in arranging the Capitol transaction and the JNL loan to Capitol. The Consulting Agreement terminates upon the sale of Capitol or its assets to a party unaffiliated with Global or, at Capitol's option, at such time as GTCR IV holds less than 10% of the outstanding common equity of Capitol.

ADDITIONAL LOANS TO MANAGEMENT

  In connection with Mr. Schilling's relocation to Tampa, Global loaned Mr. Schilling $35,000 pursuant to a promissory note, dated September 28, 1995 (which replaces a promissory note dated October 18, 1994 for

$30,000), which bears interest at 6.28% per annum. Interest and principal on Mr. Schilling's note would become due upon Mr. Schilling's voluntary resignation from employment with the Company prior to three years from the date of the note, or will be forgiven on such date if he has not so resigned. Global also loaned to Mr. Mueller $11,793 in connection with his relocation to Tampa. Mr. Mueller's loan is evidenced by a promissory note dated April 17, 1995 which contains terms similar to those of Mr. Schilling's note.

ACQUISITION OF BERNEY, INC.

  On February 24, 1995, the Company acquired all of the outstanding capital stock of Berney, Inc. (the "Berney Acquisition") pursuant to a Stock Purchase Agreement (the "Berney Acquisition Agreement") in exchange for $4.6 million in cash ($460,000 of which was allocated as consideration for certain agreements by the former stockholders of Berney, Inc. not to compete with the Company).
L. Neal Berney, a director of the Company, held a majority of the capital stock of Berney, Inc. prior to its acquisition by the Company.

  In connection with the acquisition of Berney, Inc., Mr. Berney entered into an Equity Purchase Agreement with the Company and certain other former stockholders of Berney, Inc., pursuant to which Mr. Berney purchased 996.66 shares of the Company's Class A Common Stock at a per share price of $90.00, and 29,038 shares of the Company's Common Stock at a per share price of $0.08.

  Mr. Berney entered into an executive agreement with Berney, Inc. upon its acquisition by Global on February 24, 1995 (the "Berney Executive Agreement"). Pursuant to the Berney Executive Agreement, Mr. Berney receives an annual base salary initially set at $132,000, subject to periodic increases at the discretion of the board of directors of Berney, Inc., which consists of Mr. Johnson, Mr. Berney and Mr. Kessinger. Mr. Berney is eligible for an annual bonus of up to 50% of his annual base salary upon the attainment of certain defined objectives. The Berney Executive Agreement renews automatically for one-year periods unless either party gives 30 days notice of termination.

  In connection with the Company's acquisition of Berney, Inc., the Company entered into a lease (the "Berney Lease") with an entity partly owned by Mr. Berney (the "Berney entity") pursuant to which the Company rents space from such entity at rates the Company believes are commercially competitive. The Berney Lease expires on February 29, 2000 and may be extended at the option of the Company for an additional five year term. In fiscal years 1996 and 1997 and the period from April 1, 1997 to January 31, 1998, Berney, Inc. has paid $134,000, $141,000 and $122,000, respectively, in rent pursuant to the Berney Lease. In addition, the Company has reached a tentative agreement to lease space in an additional building from the Berney entity.

OTHER TRANSACTIONS

  In April 1996, the Company facilitated the sale of 2,210 shares of Class A Common Stock and 64,390 shares of Common Stock by a departing employee, at a per share purchase price of $102.13 and $.08, respectively, to certain investors, all of whom were employees of the Company. In connection with their participation in the transaction, Neal Berney, Raymond Schilling, Michael Mueller and Mr. Johnson's son Todd Johnson paid approximately $99,000, $5,600, $10,000 and $5,000, respectively, and received 946.381, 54.167, 95.749 and
47.875 shares of Class A Common Stock and 27,573, 1,578, 2,789 and 1,394 shares of Common Stock, respectively.

  In November 1997, the Company facilitated the sale of 1,083.333 shares of Class A Common Stock and 31,563 shares of Common Stock by a departing employee, at a per share purchase price of $102.17 and $.08, respectively, to certain investors, all of whom were employees of or service providers to the Company. As part of the Company's termination agreement with the departing employee, the Company paid the employee an aggregate of approximately $1,400 to compensate for the difference between the sale price for the

Common Stock and the then-determined fair market value of such Common Stock. In connection with the transaction, Raymond Schilling paid approximately $5,700 and received 54.167 shares of Class A Common Stock and 1,578 shares of Common Stock, and Michael Mueller, Alfred Vieira, Todd Johnson and Tidewater Partners, LLC, an entity whose managing members are J. Hovey Kemp and Christopher Hagan, partners at Hogan & Hartson L.L.P., counsel to the Company, each paid approximately $11,300 and received 108.333 shares of Class A Common Stock and 3,156 shares of Common Stock.

  Mr. Johnson's son, Todd Johnson, is employed by the Company. Todd Johnson received approximately $56,000 in salary and bonus in fiscal 1997 and approximately $40,000 in salary in the nine months ended December 31, 1997.

  In March 1998, the Company sold 67,594 shares of Common Stock to GTCR IV, and 9,656 shares of Common Stock to JNL, for a per share purchase price of $.07 in accordance with the terms of Thomas Johnson's Executive Agreement and the Stockholders Agreement, subject to the Company's right to repurchase such shares in the event the Offering is not consummated.

  The Company has entered into indemnification agreements with its directors and executive officers for the indemnification of and advancement of expenses to such persons to the full extent permitted by law. See "Management-- Limitation of Liability and Indemnification Matters."

                      PRINCIPAL AND SELLING STOCKHOLDERS

  The following table sets forth information with respect to the beneficial ownership of the Company's Common Stock as of March 31, 1998, and as adjusted to reflect the sale of 7,000,000 shares of the Common Stock offered hereby, for (i) each person (or group of affiliated persons) known by the Company to be the beneficial owner of more than 5% of the outstanding Common Stock; (ii) each of the Named Executive Officers; (iii) each director of the Company; (iv) by each Selling Stockholder and (v) all of the Company's directors and executive officers as a group.

                          SHARES BENEFICIALLY                        SHARED BENEFICIALLY
                            OWNED PRIOR TO                               OWNED AFTER
                               OFFERING                                   OFFERING
NAME AND ADDRESS OF       ----------------------- SHARES TO BE SOLD  -----------------------
BENEFICIAL OWNER (1)        NUMBER     PERCENT    IN OFFERING (2)(3)   NUMBER     PERCENT
--------------------      ------------ ---------- ------------------ ------------ ----------
Golder, Thoma, Cressey,
 Rauner Fund IV Limited
 Partnership (4)........     7,118,654     61.5%       274,452          6,844,202     37.4%
Jackson National Life
 Insurance Company (5)..     1,034,485      8.9         22,986          1,011,499      5.5%
Thomas S. Johnson (6)...       832,361      7.2            --             832,361      4.6
Raymond Schilling (7)...       219,210      1.9            --             219,210      1.2
Michael Mueller (8).....       179,188      1.5            --             179,188        *
Alfred N. Vieira (9)....       176,073      1.5            --             176,073        *
Carl D. Thoma (4).......     7,118,654     61.5        274,452          6,844,202     37.4%
Bruce D. Gorchow (5)....     1,034,485      8.9         22,986          1,011,499      5.5%
William C.
 Kessinger (4)..........     7,118,654     61.5        274,452          6,844,202     37.4%
L. Neal Berney (10).....        63,232        *            --              63,232        *
James B. Conway (11)....       211,531      1.8            587            210,944      1.2
Green, Manning & Bunch
 Holdings, Inc.  (12)...        51,236        *          1,975             49,261        *
All directors and
 executive officers as a
 group
 (8 persons) (13).......     9,623,203     83.1%       297,438          9,325,765     51.0%

--------
*  Less than 1%.
(1) Unless otherwise indicated, each person has sole voting and investment power with respect to shares shown as beneficially owned by such person. Except as otherwise specified below, the address of each of the beneficial owners identified is 13902 North Dale Mabry, Suite 300, Tampa, Florida 33618.

(2) Assumes no exercise of the Underwriters' over-allotment options to purchase up to an aggregate of 1,050,000 shares of Common Stock from the Selling Stockholders. If the over-allotment options are exercised in full, the total number of shares held by GTCR IV, JNL, Messrs. Johnson, Schilling and Conway and GMB after the offering will be reduced to 5,947,134 (32.5%), 931,037 (5.1%), 772,361 (4.2%), 215,250 (1.2%),
     208,891 (1.1%) and 42,804 (less than one percent), respectively.

(3) In connection with the redemption of Class A Common Stock to be effected by the Company upon completion of the Offering, GTCR IV, JNL, Mr. Johnson, Mr. Schilling, Mr. Mueller and Mr. Berney will receive approximately $23,191,000, $3,833,000, $572,000, $12,000, $23,000 and $225,000,
    respectively, in partial payment for the redemption of the shares of Class A Common Stock held by them. In addition to the cash payments, they will receive 738,294, 130,233, 18,457, 369, 695 and 6,620 shares of Common
    Stock, respectively as payment for the redemption of their shares of Class A Common Stock.

(4) Consists of 6,380,360 shares held of record by GTCR IV; and 738,294 shares of Common Stock issuable to GTCR IV upon completion of the Offering in connection with the redemption of 216,666.674 shares of Class A Common Stock currently held by GTCR IV. Mr. Thoma and Mr. Kessinger, each of whom is a director of the Company and a principal of GTCR IV, share voting and investment power with respect to such shares and each may be deemed to be the beneficial owner of such shares. The address of each of GTCR IV, Carl
    D. Thoma and William Kessinger is c/o Golder, Thoma, Cressey, Rauner, Inc., 233 South Wacker Drive, 61st Floor, 6100 Sears Tower, Chicago, Illinois 60606.

(5) Consists of 904,252 shares held of record by JNL and 130,233 shares of Common Stock issuable to JNL upon completion of the Offering in connection with the redemption of 38,219.598 shares of Class A Common Stock currently held by JNL. Mr. Gorchow, a director of the Company, is Executive Vice President of PPM America, Inc., which is affiliated with JNL, and which shares voting and investment power with respect to shares held by JNL. Accordingly, Mr. Gorchow may be deemed to be the beneficial owner of such shares. The address of JNL and Mr. Gorchow is c/o PPM America, Inc., 225 West Wacker Drive, Suite 1200, Chicago, Illinois 60606.

(6) Includes 18,457 shares of Common Stock issuable to Mr. Johnson upon completion of the Offering in connection with the redemption of 5,416.697 shares of Class A Common Stock currently held by Mr. Johnson; and 46,200 shares of Common Stock held of record by members of Mr. Johnson's immediate family over which Mr. Johnson has shared dispositive and sole voting power.

(7) Includes 369 shares of Common Stock issuable to Mr. Schilling upon completion of the Offering in connection with the redemption of 108.334 shares of Class A Common Stock currently held by Mr. Schilling.

(8) Includes 695 shares of Common Stock issuable to Mr. Mueller upon completion of the Offering in connection with the redemption of 204.082 shares of Class A Common Stock currently held by Mr. Mueller.

(9) Includes 369 shares of Common Stock issuable to Mr. Vieira upon completion of the Offering in connection with the redemption of 108.333 shares of Class A Common Stock currently held by Mr. Vieira.

(10) Includes 6,620 shares of Common Stock issuable to Mr. Berney upon completion of the Offering in connection with the redemption of 1,943.041 shares of Class A Common Stock currently held by Mr. Berney; and 28,306 shares of Common Stock held of record by a trust for the benefit of members of Mr. Berney's immediate family, of which Mr. Berney's spouse is a co-trustee, and over which shares Mr. Berney may be deemed to have shared voting and dispositive power. Mr. Berney's address is c/o Berney, Inc., 209 Gunn Road, Montgomery, Alabama, 36117.

(11) Consists of 189,383 shares held of record by Mr. Conway and 22,148 shares of Common Stock issuable to Mr. Conway upon completion of the Offering in connection with the redemption of 6,500 shares of Class A Stock currently held by Mr. Conway. Mr. Conway's address is c/o Conway Office Products, Inc., 110 Perimeter Road, Nashua, New Hampshire 03063.

(12) Consists of 44,725 shares held of record by Green, Manning & Burch Holdings, Inc. ("GMB") and 6,511 shares of Common Stock issuable to GMB upon completion of the Offering in connection with the redemption of 1,910.809 shares of Class A Stock currently held by GMB. GMB's address is 3600 Republic Plaza, 370 Seventeenth Street, Denver, Colorado 80202.

(13) Includes 895,037 shares of Common Stock issuable upon completion of the Offering in connection with the redemption of 262,666.759 shares of Class A Common Stock currently held by the Company's directors and executive officers. See Notes (4) through (10) above.

                         DESCRIPTION OF CAPITAL STOCK

COMMON STOCK

  The Company is authorized to issue 50,000,000 shares of Common Stock. As of March 31, 1998 the Company had outstanding 11,583,639 shares of Common Stock and had approximately 93 holders of record of the Common Stock. Each stockholder of record is entitled to one vote for each outstanding share of Common Stock owned by such stockholder on every matter properly submitted to the stockholders for their vote.

  Subject to the dividend rights of holders of the Preferred Stock, holders of Common Stock are entitled to any dividend declared by the Board of Directors out of funds legally available for such purpose, and, after the payment of any liquidation preferences to all holders of Preferred Stock, holders of Common Stock are entitled to receive on a pro rata basis all remaining assets of the Company available for distribution to the stockholders in the event of the liquidation, dissolution, or winding up of the Company. Holders of Common Stock do not have any preemptive right under the Charter to become subscribers or purchasers of additional shares of any class of the Company's capital stock.

PREFERRED STOCK

  As of the closing of this Offering, no shares of preferred stock, $0.01 par value per share ("Preferred Stock") will be outstanding. Thereafter, the Board of Directors will be authorized, without further stockholder approval, to issue up to 10,000,000 shares of Preferred Stock in one or more series and to fix the rights, preferences, privileges and restrictions thereof, including dividend rights, conversion rights, voting rights, terms of redemption and liquidation preferences, and to fix the number of shares constituting any series and the designations of such series.

  The issuance of Preferred Stock may have the effect of delaying or preventing a change in control of the Company. The issuance of Preferred Stock could decrease the amount of earnings and assets available for distribution to the holders of Common Stock or could adversely affect the rights and powers, including voting rights, of the holders of the Common Stock. In certain circumstances, such issuance could have the effect of decreasing the market price of the Common Stock. The Company currently has no plans to issue any shares of Preferred Stock.

REGISTRATION RIGHTS

  Following the sale of the shares of Common Stock offered hereby, the holders of 11,283,639 shares of Common Stock will have certain rights with respect to the registration of their shares under the Securities Act, pursuant to the terms of the Registration Agreement among the Company and the holders of such shares (the "Holders"). If the Company proposes to register any of its securities under the Securities Act, either for its own account or the accounts of others, the Holders are entitled to notice of such registration and are entitled to include their shares of Common Stock in such registration; provided that the underwriters of any offering have the right under certain conditions to limit the number of such shares included in such registration. Certain holders may also require the Company to file, at the Company's expense, an unlimited number of registration statements under the Securities Act with respect to their shares of Common Stock, provided that the aggregate net cash proceeds to all sellers of Common Stock on any such registration statement is at least $5 million and subject to certain frequency limitations. Pursuant to the Registration Agreement, the Company has agreed not to make any public offering of any shares of Common Stock or any securities convertible into Common Stock for a period extending 90 days after the date of any underwritten offering in which shares are registered pursuant to the Registration Agreement without the prior written consent of the underwriters of such offering, subject to certain exceptions.

  The existence and exercise of the foregoing registration rights may hinder efforts by the Company to arrange future financing for the Company and may have an adverse effect on the market price of the Common Stock. See "Risk Factors--Need For Substantial Additional Funds; Highly Leveraged Capital Structure."

DELAWARE LAW AND CERTAIN CHARTER, BYLAW AND OTHER PROVISIONS

  The Charter allows the Company to issue without stockholder approval preferred stock having rights senior to those of the Common Stock. In addition, the Company will be subject to the provisions of Section 203 of the Delaware General Corporation Law. Section 203 prohibits publicly held Delaware corporations from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. A "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. These provisions could have the effect of delaying, deferring or preventing a change in control of the Company or reducing the price that certain investors might be willing to pay in the future for shares of the Common Stock.

  The Charter provides that each director will serve for a three-year term with approximately one third of the directors to be elected annually. Candidates for director may be nominated only by the Board of Directors or by a stockholder who gives written notice to the Company no later than 60 days prior nor earlier than 90 days prior to the first anniversary of the last annual meeting of stockholders. The Company may have as many directors as may be determined from time to time pursuant to a resolution of the Board. Between stockholder meetings, the Board may appoint new directors to fill vacancies or newly created directorships. The Charter will not provide for cumulative voting at stockholder meetings for election of directors. As a result, stockholders controlling more than 50% of the outstanding Common Stock can elect the entire Board of Directors, while stockholders controlling 49% or less of the Common Stock may not be able to elect any directors. A director may be removed from office without cause only by the affirmative vote of 75% of the combined voting power of the then outstanding shares entitled to vote generally in the election of directors and for cause only by the affirmative vote of a majority of such combined voting power. See "Management--Board Composition."

  The Charter and the Bylaws also require that, any action required or permitted to be taken by stockholders of the Company must be effected at a duly called annual or special meeting of the stockholders and may not be effected by a consent in writing unless such consent is obtained from the holders of at least 75% of the outstanding shares of stock entitled to vote on such action. In addition, special meetings of the stockholders of the Company may be called only by the Board of Directors, the Chairman of the Board, the chief executive officer of the Company, or by any person or persons holding shares representing at least 20% of the outstanding capital stock. These provisions may have the effect of deterring hostile takeovers or delaying changes in control or management of the Company.

TRANSFER AGENT AND REGISTRAR

  First Union National Bank has been appointed as the transfer agent and registrar for the Company's Common Stock.

                        SHARES ELIGIBLE FOR FUTURE SALE

  Upon completion of the Offering, the Company will have 18,283,639 shares of Common Stock outstanding. Of these shares, the 7,000,000 shares (8,050,000 shares if the Underwriters' over-allotment options are exercised in full) of Common Stock sold in the Offering will be freely transferable without restriction under the Securities Act unless they are held by the Company's "affiliates," as defined in Rule 144 under the Securities Act.

  The remaining 11,283,639 shares of Common Stock outstanding (10,233,639 shares of Common Stock if the Underwriters' over-allotment options are exercised in full) are "restricted securities" as that term is defined in Rule 144 (the "Restricted Shares"). Of the Restricted Shares, approximately 10,648,226 shares will become eligible for sale 90 days after completion of the Offering, subject in some cases to certain volume restrictions and other conditions imposed under Rule 144. The remaining approximately 635,413 shares will be eligible for sale upon the expiration of their respective holding periods as set forth in Rule 144. In addition, the holders of approximately 11,283,639 of the Restricted Shares are entitled to certain registration rights with respect to such shares. See "Description of Capital Stock-- Registration Rights." While 11,270,847 of the Restricted Shares (10,220,847 if the Underwriters' over-allotment options are exercised in full) are subject to lock-up agreements and may not be sold for 180 days following the date of this Prospectus, such agreements provide that Prudential Securities Incorporated may, in its sole discretion at any time and without notice, release all or a portion of the shares from these lock-up agreements.

  Following the date of this Prospectus, the Company intends to register on one or more registration statements on Form S-8 approximately 1,820,000 shares of Common Stock issuable under the Stock Plan. Of the 1,820,000 shares issuable under the Stock Plan, none will be outstanding on the date of completion of the Offering and no options to purchase such shares will vest prior to 180 days following the date of this Prospectus.

  In general, under Rule 144, a person (or persons whose shares are aggregated), including an affiliate, who has beneficially owned shares for at least one year (including holding periods of prior owners other than affiliates) is entitled to sell, within any three-month period commencing 90 days after the closing of the Offering, a number of shares that does not exceed the greater of (i) 1% of the then outstanding Common Stock (approximately 182,836 shares immediately after this Offering, assuming no exercise of the Underwriters' over-allotment options) or (ii) the average weekly trading volume in the Common Stock during the four calendar weeks preceding the sale, subject to the filing of a Form 144 with respect to the sale and other limitations. A person who is not an affiliate, has not been an affiliate within three months prior to sale and has beneficially owned restricted securities for at least two years is entitled to sell such shares under Rule 144 without regard to any of the limitations described above.

  The Company, its executive officers and directors, the Selling Stockholders and certain stockholders of the Company have agreed that they will not, for a period of 180 days subsequent to the date of this Prospectus, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or securities substantially similar thereto, or any securities convertible into or exercisable or exchangeable for, any shares of Common Stock or securities substantially similar thereto of the Company (excluding shares of Common Stock held or proposed to be held through the Company's Savings Plan) without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, except that such agreements do not prevent the Company from granting [additional] options [or restricted stock] under the Stock Plan. Prudential Securities Incorporated may, in its sole discretion, at any time and without notice, release all or any portion of the securities subject to such lock-up agreements.

  Prior to the Offering, there has been no public market for the Common Stock of the Company. Sales of a substantial amount of Common Stock in the public market could adversely affect the market price of the Common Stock and impair the Company's ability to sell equity securities in the future on favorable terms.

                                 UNDERWRITING

  The underwriters named below (the "Underwriters"), for whom Prudential Securities Incorporated, Smith Barney Inc., William Blair & Company, L.L.C. and Raymond James & Associates, Inc. are acting as representatives (the "Representatives"), have severally agreed, subject to the terms and conditions contained in the Underwriting Agreement, to purchase from the Company and the Selling Stockholders the number of shares of Common Stock set forth opposite their respective names:

                                                                        NUMBER
   UNDERWRITER                                                         OF SHARES
   -----------                                                         ---------
   Prudential Securities Incorporated.................................
   Smith Barney Inc...................................................
   William Blair & Company, L.L.C.....................................
   Raymond James & Associates, Inc....................................
                                                                       ---------
   Total.............................................................. 7,000,000
                                                                       =========

  The Company and the Selling Stockholders are obligated to sell, and the Underwriters are obligated to purchase, all of the shares of Common Stock offered hereby, if any are purchased.

  The Underwriters, through their Representatives, have advised the Company and the Selling Stockholders that they propose to offer the shares of Common Stock initially at the public offering price set forth on the cover page of this Prospectus; that the Underwriters may reallow to selected dealers a
concession of $    per share; and that such dealers may reallow a concession
of $    per share to certain other dealers. After the initial public offering, the offering price and the concessions may be changed by the Representatives.

  The Selling Stockholders have granted the Underwriters over-allotment options, exercisable for 30 days from the date of this Prospectus, to purchase, in the aggregate, up to 1,050,000 additional shares of Common Stock at the initial public offering price, less underwriting discounts and commissions, as set forth on the cover page of this Prospectus. The Underwriters may exercise such options solely for the purpose of covering over-allotments incurred in the sale of the shares of Common Stock offered hereby. To the extent such options to purchase are exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares as the number set forth next to such Underwriter's name in the preceding table bears to 7,000,000.

  The Company and the Selling Stockholders have agreed to indemnify the several Underwriters and contribute to any losses arising out of certain liabilities, including liabilities under the Securities Act.

  The Representatives have informed the Company and the Selling Stockholders that the Underwriters do not intend to confirm sales to any accounts over which they exercise discretionary authority.

  The Company, its executive officers and directors, the Selling Stockholders and certain stockholders of the Company have agreed that they will not, for a period of 180 days subsequent to the date of this Prospectus, directly or indirectly, offer, sell, offer to sell, contract to sell, pledge, grant any option to purchase or otherwise sell or dispose (or announce any offer, sale, offer of sale, contract of sale, pledge, grant of any option to purchase or other sale or disposition) of any shares of Common Stock or securities substantially similar thereto, or any securities convertible into or exercisable or exchangeable for, any shares of Common Stock or securities substantially similar thereto of the Company (excluding shares of Common Stock held or proposed to be held through the Company's Savings Plan) without the prior written consent of Prudential Securities Incorporated, on behalf of the Underwriters, except that such agreements do not prevent the Company from granting additional options under the Stock Plan. Prudential Securities Incorporated may, in its sole discretion, at any time and without notice, release all or any portion of the securities subject to such lock-up agreements.

  At the request of the Company, the Underwriters have initially reserved up to 650,000 shares of Common Stock for sale at the initial public offering price to directors, officers, employees, and business associates of the Company. The number of shares of Common Stock reserved for sale to directors, officers, employees and business associates may be increased. The number of shares of Common Stock available for sale to the general public will be reduced to the extent such persons purchase such reserved shares. Any reserved shares which are not so purchased will be offered by the Underwriters to the public on the same basis as the other shares offered hereby.

  Prior to the Offering, there has been no public market for the Common Stock of the Company. Consequently, the initial public offering price will be determined through negotiations among the Company, the Selling Stockholders and the Representatives. Among the factors to be considered in making such determination will be the prevailing market conditions, the Company's financial and operating history and condition, its prospects and the prospects for its industry in general, the management of the Company and the market prices of securities for companies in businesses similar to that of the Company.

  In connection with the Offering, certain Underwriters (and selling group members, if any) and their respective affiliates may engage in transactions that stabilize, maintain or otherwise affect the market price of the Common Stock. Such transactions may include stabilization transactions effected in accordance with Rule 104 of Regulation M, pursuant to which such persons may bid for or purchase Common Stock for the purpose of stabilizing its market price. The Underwriters also may create a short position for the account of the Underwriters by selling more Common Stock in connection with the Offering than they are committed to purchase from the Company and the Selling Stockholders, and in such case may purchase Common Stock in the open market following the closing of the Offering to cover all or a portion of such short position. The Underwriters may also cover all or a portion of such short position, up to 1,050,000 shares of Common Stock, by exercising the Underwriters' over-allotment options referred to above. In addition, Prudential Securities Incorporated, on behalf of the Underwriters, may impose "penalty bids" under contractual arrangements with the Underwriters whereby it may reclaim from an Underwriter (or dealer participating in the Offering) for the account of the other Underwriters, the selling concession with respect to Common Stock that is distributed in the Offering but subsequently purchased for the account of the Underwriters in the open market. Any of the transactions described in this paragraph may result in the maintenance of the price of the Common Stock at a level above that which might otherwise prevail in the open market. None of the transactions described in this paragraph is required, and, if they are undertaken, may be discontinued at any time.

                                 LEGAL MATTERS

  The legality of the shares of Common Stock offered hereby will be passed upon for the Company by Hogan & Hartson L.L.P., Washington, D.C. Certain legal matters will be passed upon for the Underwriters by Willkie Farr & Gallagher, New York, New York. Tidewater Partners, LLC ("Tidewater"), a limited liability company whose managing members are J. Hovey Kemp and Christopher J. Hagan, partners of Hogan & Hartson L.L.P., and whose additional members consist of two attorneys and one legal assistant at Hogan & Hartson L.L.P., owns 650 shares of the Company's Class A Common Stock and 15,834 shares of Common Stock. Upon completion of the Offering and the redemption of shares of the Company's Class A Common Stock, Tidewater will receive approximately $65,000 and will hold a total of 18,048 shares of Common Stock. J. Hovey Kemp and Christopher J. Hagan each serve as Assistant Secretary to the Company. Mr. Kemp is also a Director and an Assistant Secretary of Capitol.

                                    EXPERTS

  The consolidated financial statements of Global Imaging Systems, Inc. at March 31, 1996, March 31, 1997, and December 31, 1997, and from inception (June 3, 1994) to March 31, 1995 and for each of the two years in the period ended March 31, 1997, and for the nine months ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Copy Service & Supply, Inc. for the five-month period ended May 31, 1996, appearing in this Prospectus and Registration Statement have been audited by Barnard, Combs, Potts & Rhyne, PA, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Southern Business Communications Group for the nine-month period ended September 30, 1996, appearing in this Prospectus and Registration Statement have been audited by Smith & Howard, P.C., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Electronic Systems, Inc. for each of the two years in the period ended December 31, 1996, and for the six-month period ended June 30, 1997, appearing in this Prospectus and Registration Statement have been audited by Ernst & Young LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Eastern Copy Products, Inc. and Subsidiaries for each of the three years in the period ended July 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Pasquale & Bowers, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Duplicating Specialties, Inc. d/b/a Copytronix for the ten-month period ended August 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Moss Adams LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Electronic Systems of Richmond, Inc. for the year ended December 31, 1996 and for the eleven-month period ended November 30, 1997, appearing in this Prospectus and Registration Statement have been audited by Edmondson, LedBetter & Ballard, L.L.P., independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of Connecticut Business Systems, Inc. for each of the two years in the period ended September 30, 1997, and for the three-month period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Arthur Andersen LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

  The financial statements of the Business Systems Division of Bloom's Inc., for the year ended January 31, 1997, and for the eleven-month period ended December 31, 1997, appearing in this Prospectus and Registration Statement have been audited by Joseph D. Kalicka & Company, LLP, independent auditors, as set forth in their report thereon appearing elsewhere herein, and are included in reliance upon such report given upon the authority of such firm as experts in accounting and auditing.

                            ADDITIONAL INFORMATION

  The Company has filed with the Securities and Exchange Commission a Registration Statement on Form S-1 under the Securities Act, of which this Prospectus is a part, with respect to the Common Stock offered hereby. This Prospectus omits certain information contained in the Registration Statement, and reference is made to the Registration Statement for further information with respect to the Company and the Common Stock offered hereby. Statements contained herein concerning the provisions of documents are necessarily summaries of such documents and when any such document is an exhibit to the Registration Statement, each such statement is qualified in its entirety by reference to the copy of such document filed with the Commission. The Registration Statement, including the exhibits and schedules thereto, may be inspected without charge at the principal office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and the Commission's Regional Offices at 65 Park Place, Room 1288, New York, New York 10017, and Northwest Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60621-2511, and copies may be obtained at prescribed rates from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549. The Registration Statement, including all exhibits and schedules, and such reports and other information may also be accessed electronically by means of the Commission's site on the World Wide Web, at http://www.sec.gov.

  The Company intends to furnish to its stockholders annual reports containing financial statements audited by its independent certified public accountants and make available to its stockholders quarterly reports containing unaudited financial data for the first three quarters of each fiscal year.

                         INDEX TO FINANCIAL STATEMENTS

          FINANCIAL STATEMENTS OF GLOBAL IMAGING SYSTEMS, INC.
Report of Independent Auditors...........................................   F-3
Consolidated Balance Sheets as of March 31, 1996 and 1997 and December
 31, 1997................................................................   F-5
Consolidated Statements of Operations from Inception (June 3, 1994) to
 March 31, 1995, for the Years Ended March 31, 1996 and 1997 and the Nine
 Months Ended December 31, 1996 (Unaudited) and 1997.....................   F-7
Consolidated Statements of Stockholders' Equity (Deficit) from Inception
 (June 3, 1994) to March 31, 1995, for the Years Ended March 31, 1996 and
 1997 and the Nine Months Ended December 31, 1997........................   F-8
Consolidated Statements of Cash Flows from Inception (June 3, 1994) to
 March 31, 1995, for the Years Ended March 31, 1996 and 1997 and the Nine
 Months Ended December 31, 1996 (Unaudited) and 1997.....................   F-9
Notes to Consolidated Financial Statements...............................  F-10
             UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA
Basis of Presentation....................................................  F-21
Unaudited Pro Forma Consolidated Balance Sheet as of December 31, 1997...  F-22
Unaudited Pro Forma Consolidated Statements of Operations--Year Ended
 March 31, 1997..........................................................  F-24
Unaudited Pro Forma Consolidated Statements of Operations--Nine-Month
 Period Ended December 31, 1997..........................................  F-26
           FINANCIAL STATEMENTS OF COPY SERVICE & SUPPLY, INC.
Independent Auditors' Report.............................................  F-28
Combined Statement of Income and Owners' Capital for the Five-Month
 Period Ended May 31, 1996...............................................  F-29
Combined Statement of Cash Flows for the Five-Month Period Ended May 31,
 1996....................................................................  F-30
Notes to Financial Statements............................................  F-31
     FINANCIAL STATEMENTS OF SOUTHERN BUSINESS COMMUNICATIONS GROUP
Independent Auditors' Report.............................................  F-36
Combined Statement of Income for the Nine-Month Period Ended September
 30, 1996................................................................  F-37
Combined Statement of Cash Flows for the Nine-Month Period Ended
 September 30, 1996......................................................  F-38
Notes to Combined Financial Statements...................................  F-39
            FINANCIAL STATEMENTS OF ELECTRONIC SYSTEMS, INC.
Report of Independent Auditors...........................................  F-41
Statements of Income and Retained Earnings for the Years Ended December
 31, 1995 and 1996 and the Six-Month Period Ended June 30, 1997..........  F-42
Statements of Cash Flows for the Years Ended December 31, 1995 and 1996
 and the Six-Month Period Ended June 30, 1997............................  F-43
Notes to Financial Statements............................................  F-44

  FINANCIAL STATEMENTS OF EASTERN COPY PRODUCTS, INC. AND SUBSIDIARIES
Independent Auditors' Report............................................. F-47
Consolidated Statements of Income and Retained Earnings for the Years
 Ended July 31, 1995, 1996 and 1997...................................... F-48

Consolidated Statements of Cash Flows for the Years Ended July 31, 1995,
 1996 and 1997............................................................  F-49
Notes to the Consolidated Financial Statements............................  F-50
    FINANCIAL STATEMENTS OF DUPLICATING SPECIALTIES, INC. (COPYTRONIX)
Independent Auditor's Report..............................................  F-54
Statement of Income and Retained Earnings for the Ten-Month Period Ended
 August 31, 1997..........................................................  F-55
Statement of Cash Flows for the Ten-Month Period Ended August 31, 1997....  F-56
Notes to Financial Statements.............................................  F-57
      FINANCIAL STATEMENTS OF ELECTRONIC SYSTEMS OF RICHMOND, INC.
Independent Auditor's Report..............................................  F-60
Statements of Income and Retained Earnings for the Year Ended December 31,
 1996 and the Eleven-Month Period Ended November 30, 1997.................  F-61
Statements of Cash Flows for the Year Ended December 31, 1996 and the
 Eleven-Month Period Ended November 30, 1997..............................  F-62
Notes to Financial Statements.............................................  F-63
       FINANCIAL STATEMENTS OF CONNECTICUT BUSINESS SYSTEMS, INC.
Report of Independent Public Accountants..................................  F-65
Statements of Income (Loss) and Retained Earnings (Deficit) for the Years
 Ended September 30, 1996 and 1997 and Three-Month Period Ended December
 31, 1997.................................................................  F-66
Statements of Cash Flows for the Years Ended September 30, 1996 and 1997
 and the Three-Month Period Ended December 31, 1997.......................  F-67
Notes to Financial Statements.............................................  F-68
        FINANCIAL STATEMENTS OF BUSINESS SYSTEMS DIVISION (BLOOMS)
Report of Independent Certified Public Accountants........................  F-72
Statements of Divisional Net Assets for the Year Ended January 31, 1997
 and the 11-Month Period Ended December 31, 1997..........................  F-73
Statements of Divisional Operations for the Year Ended January 31, 1997
 and the 11-Month Period Ended December 31, 1997 .........................  F-74
Statements of Changes in Divisional Net Assets for the Year Ended January
 31, 1997 and the 11-Month Period Ended December 31, 1997.................  F-75
Statements of Divisional Cash Flows for the Year Ended January 31, 1997
 and the 11-Month Period Ended December 31, 1997..........................  F-76
Notes to Financial Statements.............................................  F-77

                        REPORT OF INDEPENDENT AUDITORS

Board of Directors
 Global Imaging Systems, Inc.

  We have audited the accompanying consolidated balance sheets of Global Imaging Systems, Inc. as of March 31, 1996 and 1997 and December 31, 1997 and the related consolidated statements of operations, stockholders' equity, and cash flows from inception (June 3, 1994) to March 31, 1995, for each of the two years in the period ended March 31, 1997 and for the nine-month period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Global Imaging Systems, Inc. at March 31, 1996 and 1997 and December 31, 1997 and the consolidated results of its operations and its cash flows from inception (June 3, 1994) to March 31, 1995, for the years ended March 31, 1996 and 1997, and for the nine-month period ended December 31, 1997, in conformity with generally accepted accounting principles.

Tampa, FL
February 13, 1998,
except for Note 12, as to which the date is

  The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 12 to the financial statements.

                                          /s/ Ernst & Young LLP

                      (THIS PAGE INTENTIONALLY LEFT BLANK)

                          GLOBAL IMAGING SYSTEMS, INC.

                          CONSOLIDATED BALANCE SHEETS

                                                  MARCH 31
                                           ----------------------- DECEMBER 31
                                              1996        1997         1997
                                           ----------- ----------- ------------
                                  A S S E T S
Current assets:
  Cash and cash equivalents............... $   397,727 $   960,758 $  3,897,598
  Accounts receivable, net of allowance
   for doubtful accounts ($200,000,
   $309,000 and $879,000 at March 31, 1996
   and 1997 and December 31, 1997,
   respectively)..........................   5,653,186  10,856,167   26,532,661
  Inventories.............................   5,526,050  10,055,214   17,573,337
  Deferred income taxes...................     251,000     554,000    1,770,000
  Prepaid expenses and other current
   assets.................................     134,448     112,260      790,081
                                           ----------- ----------- ------------
    Total current assets..................  11,962,411  22,538,399   50,563,677
Rental equipment, net.....................   2,634,613   3,668,106    4,879,046
Property and equipment, net...............   1,246,512   1,721,134    4,038,651
Other assets..............................     294,930     173,816      509,158
Deferred income taxes.....................     121,500     870,000      838,000
Related party notes receivable............         --       46,793      546,793
Intangible assets, net:
  Goodwill................................  25,074,904  35,824,147   90,092,125
  Noncompete agreements...................   1,933,333   1,615,855    1,463,928
  Financing fees..........................     406,987   2,531,917    2,981,676
                                           ----------- ----------- ------------
    Total assets.......................... $43,675,190 $68,990,167 $155,913,054
                                           =========== =========== ============


                            See accompanying notes.

                          GLOBAL IMAGING SYSTEMS, INC.

                                                                    UNAUDITED
                                  MARCH 31                          PRO FORMA
                           ------------------------  DECEMBER 31   DECEMBER 31
                              1996         1997          1997         1997
                           -----------  -----------  ------------  -----------
       L I A B I L I T I E S A N D S T O C K H O L D E R S ' E Q U I T Y
Current liabilities:
  Accounts payable........ $ 1,468,904  $ 3,811,761  $ 10,564,648
  Accrued liabilities.....     773,833    1,467,343     3,350,029
  Accrued compensation and
   benefits...............     940,328    1,789,605     3,120,989
  Current maturities of
   long-term debt.........     312,641      562,700       268,985
  Deferred revenue........   3,358,279    5,252,390    11,053,619
  Income taxes payable....      70,000          --            --
                           -----------  -----------  ------------
    Total current
     liabilities..........   6,923,985   12,883,799    28,358,270
Long-term debt, less
 current maturities.......  21,518,848   36,310,123    92,340,216
                           -----------  -----------  ------------
    Total liabilities.....  28,442,833   49,193,922   120,698,486
Stockholders' equity:
  Class A common stock,
   $.01 par value: 400,000
   shares authorized;
   172,917, 211,146 and
   332,925 shares issued
   and outstanding at
   March 31, 1996 and 1997
   and December 31, 1997,
   respectively...........       1,729        2,111         3,329  $       --
  Class B common stock,
   $.01 par value:
   50,000,000 shares
   authorized; 8,114,436,
   8,562,708 and 9,314,839
   shares issued and
   outstanding at March
   31, 1996 and 1997 and
   December 31, 1997,
   respectively...........      81,144       85,627        93,148      104,728
  Class C common stock,
   $.01 par value: 900,000
   shares authorized; and
   -0-, 633,996 and
   894,596 shares issued
   and outstanding at
   March 31, 1996 and 1997
   and December 31, 1997,
   respectively...........         --         6,340         8,946        8,946
  Additional paid-in
   capital................  15,970,927   19,500,286    32,291,100      730,836
  Retained earnings
   (deficit)..............    (821,443)     301,881     3,090,682   (1,007,494)
                           -----------  -----------  ------------  -----------
                            15,232,357   19,896,245    35,487,205     (162,984)
  Less stockholder
   receivables............         --      (100,000)     (272,637)    (272,637)
                           -----------  -----------  ------------  -----------
    Total stockholders'
     equity...............  15,232,357   19,796,245    35,214,568  $  (435,621)
                           -----------  -----------  ------------  ===========
    Total liabilities and
     stockholders'
     equity............... $43,675,190  $68,990,167  $155,913,054
                           ===========  ===========  ============


                            See accompanying notes.

                          GLOBAL IMAGING SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                           INCEPTION                              NINE-MONTH PERIOD ENDED
                         (JUNE 3, 1994)   YEAR ENDED MARCH 31           DECEMBER 31
                          TO MARCH 31   ------------------------  -------------------------
                              1995         1996         1997         1996          1997
                         -------------- -----------  -----------  -----------  ------------
                                                                  (UNAUDITED)
Revenues:
  Equipment and supplies
   sales................  $ 6,541,079   $20,561,009  $41,200,292  $27,502,695  $ 80,515,099
  Service and rentals...    3,734,730    16,404,888   22,892,898   16,610,942    29,514,904
                          -----------   -----------  -----------  -----------  ------------
    Total revenues......   10,275,809    36,965,897   64,093,190   44,113,637   110,030,003
Costs and operating
 expenses:
  Cost of equipment and
   supplies sales.......    4,193,323    13,455,435   27,087,299   17,982,519    57,487,742
  Service and rental
   costs................    1,885,150     8,302,791   11,467,191    8,274,398    14,492,645
  Selling, general and
   administrative
   expenses.............    4,122,500    11,687,398   18,279,813   12,741,792    25,817,773
  Intangible asset
   amortization.........      328,868     1,396,463    1,939,288    1,397,826     2,159,538
                          -----------   -----------  -----------  -----------  ------------
    Total costs and
     operating
     expenses...........   10,529,841    34,842,087   58,773,591   40,396,535    99,957,698
                          -----------   -----------  -----------  -----------  ------------
Income (loss) from
 operations.............     (254,032)    2,123,810    5,319,599    3,717,102    10,072,305
Interest expense........     (375,043)   (2,041,178)  (3,189,204)  (2,325,431)   (4,534,167)
                          -----------   -----------  -----------  -----------  ------------
Income (loss) before
 income taxes...........     (629,075)       82,632    2,130,395    1,391,671     5,538,138
Income taxes............          --        275,000    1,007,071      657,843     2,749,337
                          -----------   -----------  -----------  -----------  ------------
Net income (loss).......     (629,075)     (192,368)   1,123,324      733,828     2,788,801
Yield adjustment on
 Class A common stock...     (189,883)   (1,022,979)  (1,402,225)  (1,028,812)   (1,349,128)
                          -----------   -----------  -----------  -----------  ------------
Net income (loss)
 available to common
 stockholders...........  $  (818,958)  $(1,215,347) $  (278,901) $  (294,984) $  1,439,673
                          ===========   ===========  ===========  ===========  ============
Earnings (loss) per
 share
  Basic and diluted.....  $      (.16)  $      (.15) $      (.03) $      (.03) $        .15
                          ===========   ===========  ===========  ===========  ============
Weighted average number
 of shares used in the
 calculation............    5,244,492     7,931,484    8,642,040    8,523,240     9,522,612
                          ===========   ===========  ===========  ===========  ============

                            See accompanying notes.

                          GLOBAL IMAGING SYSTEMS, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY

                   CLASS A COMMON STOCK   CLASS B COMMON STOCK   CLASS C COMMON STOCK
                   ---------------------- ---------------------------------------------
                                                                                        ADDITIONAL               RETAINED
                                                                                          PAID-IN   STOCKHOLDER  EARNINGS
                    SHARES     PAR VALUE    SHARES    PAR VALUE   SHARES     PAR VALUE    CAPITAL   RECEIVABLES (DEFICIT)
                   ---------- ----------- ----------- --------------------- ----------- ----------- ----------- ----------
Balance at June
 3, 1994
 (Inception).....         --   $     --           --   $     --         --   $     --   $       --   $     --   $      --
 Common Stock
  issued.........      48,995        490    7,890,960     78,910        --         --     4,893,491        --          --
 Net loss........         --         --           --         --         --         --           --         --     (629,075)
                   ----------  ---------  -----------  --------- ----------  ---------  -----------  ---------  ----------
Balances at March
 31, 1995........      48,995        490    7,890,960     78,910        --         --     4,893,491        --     (629,075)
 Common stock
  issued.........     123,922      1,239      223,476      2,234        --         --    11,077,436        --          --
 Net loss........         --         --           --         --         --         --           --         --     (192,368)
                   ----------  ---------  -----------  --------- ----------  ---------  -----------  ---------  ----------
Balances at March
 31, 1996........     172,917      1,729    8,114,436     81,144        --         --    15,970,927        --     (821,443)
 Common stock
  issued.........      38,229        382      448,272      4,483    633,996      6,340    3,529,359   (100,000)        --
 Net income......         --         --           --         --         --         --           --         --    1,123,324
                   ----------  ---------  -----------  --------- ----------  ---------  -----------  ---------  ----------
Balances at March
 31, 1997........     211,146      2,111    8,562,708     85,627    633,996      6,340   19,500,286   (100,000)    301,881
 Common stock
  issued.........     121,779      1,218      752,136      7,521    260,588      2,606   12,790,814   (172,637)        --
 Net income......         --         --           --         --         --         --           --         --    2,788,801
                   ----------  ---------  -----------  --------- ----------  ---------  -----------  ---------  ----------
Balances at
 December 31,
 1997............     332,925  $   3,329    9,314,844  $  93,148    894,564  $   8,946  $32,291,100  $(272,637) $3,090,682
                   ==========  =========  ===========  ========= ==========  =========  ===========  =========  ==========
                      TOTAL
                   ------------
Balance at June
 3, 1994
 (Inception).....  $       --
 Common Stock
  issued.........    4,972,891
 Net loss........     (629,075)
                   ------------
Balances at March
 31, 1995........    4,343,816
 Common stock
  issued.........   11,080,909
 Net loss........     (192,368)
                   ------------
Balances at March
 31, 1996........   15,232,357
 Common stock
  issued.........    3,440,564
 Net income......    1,123,324
                   ------------
Balances at March
 31, 1997........   19,796,245
 Common stock
  issued.........   12,629,522
 Net income......    2,788,801
                   ------------
Balances at
 December 31,
 1997............  $35,214,568
                   ============


                            See accompanying notes.

                          GLOBAL IMAGING SYSTEMS, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                            INCEPTION                                NINE-MONTH PERIOD ENDED
                          (JUNE 3, 1994)   YEAR ENDED MARCH 31             DECEMBER 31
                           TO MARCH 31,  -------------------------  --------------------------
                               1995         1996          1997          1996          1997
                          -------------- -----------  ------------  ------------  ------------
                                                                    (UNAUDITED)
OPERATING ACTIVITIES
Net income (loss).......   $   (629,075) $  (192,368) $  1,123,324  $    733,828  $  2,788,801
Adjustments to reconcile
 net income (loss) to
 net cash provided by
 (used in) operating
 activities:
  Depreciation..........        399,643    2,237,923     2,533,486     1,825,808     2,538,657
  Amortization..........        373,834    1,687,168     2,575,879     1,945,582     2,581,199
  Deferred income
   taxes................            --      (372,500)     (527,500)     (261,400)      (98,000)
  Changes in operating
   assets and
   liabilities, net of
   amounts acquired in
   purchase business
   combinations:
    Accounts
     receivable.........       (159,906)    (770,168)   (2,105,605)     (967,126)   (3,072,141)
    Inventories.........        644,059     (936,942)   (1,278,697)   (1,229,163)     (283,287)
    Prepaid expenses and
     other current
     assets.............       (147,700)     213,760       131,414        10,337      (303,588)
    Other assets........        (38,457)    (201,600)       71,692       351,357      (150,407)
    Accounts payable....     (1,377,852)     387,810       615,923        76,255    (1,246,837)
    Accrued
     liabilities........        556,266   (1,427,399)    1,010,451       426,466      (584,194)
    Deferred revenue....       (226,331)     282,893       268,518       333,069       417,462
    Income taxes........            --       (63,308)     (105,000)       78,000      (438,872)
                           ------------  -----------  ------------  ------------  ------------
Net cash provided by
 (used in) operating
 activities.............       (605,519)     845,269     4,313,885     3,323,013     2,148,793
INVESTING ACTIVITIES
Related party notes
 receivable.............            --           --        (46,793)          --       (500,000)
Purchases of property,
 equipment and rental
 equipment..............       (497,472)  (1,593,964)   (2,939,709)   (2,240,062)   (2,671,026)
Payment for purchase of
 businesses, net of cash
 acquired...............    (25,784,492)  (8,098,428)  (16,008,039)  (12,784,275)  (61,778,957)
                           ------------  -----------  ------------  ------------  ------------
Net cash used in
 investing activities...    (26,281,964)  (9,692,392)  (18,994,541)  (15,024,337)  (64,949,983)
FINANCING ACTIVITIES
Net draws (payments)
 under line of credit
 agreements.............     22,659,611   (1,883,248)   14,564,648    11,942,777    55,684,993
Financing fees..........            --      (697,830)   (2,761,525)   (3,254,790)     (853,861)
Common stock issued for
 cash...................      4,972,891   11,080,909     3,440,564     3,453,800    10,906,898
                           ------------  -----------  ------------  ------------  ------------
Net cash provided by
 financing activities...     27,632,502    8,499,831    15,243,687    12,141,787    65,738,030
                           ------------  -----------  ------------  ------------  ------------
Net increase (decrease)
 in cash and cash
 equivalents............        745,019     (347,292)      563,031       440,463     2,936,840
Cash and cash
 equivalents, beginning
 of year................            --       745,019       397,727       397,727       960,758
                           ------------  -----------  ------------  ------------  ------------
Cash and cash
 equivalents, end of
 year...................   $    745,019  $   397,727  $    960,758  $    838,190  $  3,897,598
                           ============  ===========  ============  ============  ============

                            See accompanying notes.

                         GLOBAL IMAGING SYSTEMS, INC.

                  NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                               DECEMBER 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Consolidation

  Global Imaging Systems, Inc. was formed on June 3, 1994. The Company's principal operating subsidiaries are located in the United States and are in the business of supplying photocopiers, facsimile equipment, automated office equipment, electronic presentation and document imaging equipment, network integration services and related service, parts, and supplies. The consolidated financial statements include the financial statements of Global Imaging Systems, Inc. and its subsidiaries (the Company). All significant intercompany balances and transactions have been eliminated in consolidation.

 Interim Results

  The accompanying statements of income and cash flows for the nine-month period ended December 31, 1996 are unaudited. In the opinion of management, these statements have been prepared on the same basis as the annual financial statements and include all adjustments, consisting only of normal recurring adjustments, necessary for the fair presentation of results of the interim periods. The data disclosed in these notes to the consolidated financial statements for those periods are also unaudited. Operating results for the nine-month period ended December 31, 1997 are not necessarily indicative of the results that may be expected for the entire fiscal year.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Revenue Recognition

  Revenue is recognized as follows:

  Supply sales to customers are recognized at the time of shipment. Equipment sales are recognized at the time of customer acceptance, or in the case of equipment sales financed by third-party leasing companies, at the time of acceptance by the leasing company and the customer.

  Maintenance contract service revenues are recognized ratably over the term of the underlying maintenance contract. Other service revenues are recognized as earned. Deferred revenue consists of unearned maintenance contract revenue that is recognized over the life of the related contract, generally twelve months.

  Rental equipment revenue is recognized ratably over the lives of the underlying cancelable operating leases, principally one to three years.

 Pro Forma Stockholders' Equity (Unaudited)

  The Company's presentation of unaudited pro forma stockholders' equity at December 31, 1997 reflects the effect of the redemption of all outstanding shares of the Company's Class A common stock, but does not give effect to the receipt of any proceeds from the Company's initial public offering (Note 12). The redemption price used was the original cost of $90 plus the cumulative unpaid yield of 8% and approximately 1,158,000 shares of newly issued common stock.

                         GLOBAL IMAGING SYSTEMS, INC.

 Financial Instruments

  The Company's financial instruments include cash, accounts receivable, accounts payable, long-term debt and obligations under capital leases. The carrying amount of these financial instruments approximate their fair market value.

 Cash and Cash Equivalents

  The Company considers all highly liquid investments with maturities of three months or less when acquired to be cash equivalents.

 Concentrations of Credit Risk

  Financial instruments which potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents, and trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base and their dispersion across different industries and geographical areas. As of December 31, 1997, the Company had no significant concentrations of credit risk.

 Inventories

  Inventories consist of photocopiers, facsimile equipment, automated office equipment, electronic presentation equipment, document imaging equipment, computers, and related software, and related parts and supplies and are valued at the lower of cost (specific identification and/or average cost for equipment and average cost for related parts and supplies) or market value. Inventories are stated net of reserves of $133,026, $326,099 and $1,010,876 at March 31, 1996 and 1997 and December 31, 1997, respectively, for excess and slow moving inventories.

 Long-Lived Assets

  The recoverability of long-lived assets (including related intangibles) is evaluated at the operating unit level by an analysis of operating results and consideration of other significant events or changes in the business environment. If an operating unit has current operating losses and there is a likelihood that such operating losses will continue, the Company will determine if impairment exists based on the undiscounted expected future cash flows from operations before interest. Impairment losses would be measured based on the amount by which the carrying amount exceeds the fair value.

 Rental Equipment

  Rental equipment is stated at cost less accumulated depreciation. Depreciation is provided using the straight-line method over the assets' estimated economic lives, principally three years.

 Property and Equipment

  Property and equipment are stated at cost less accumulated depreciation and amortization. Depreciation and amortization is principally provided using the straight-line method over the assets' estimated economic lives, which range from three to ten years.

 Intangibles

  Goodwill (excess of purchase price over fair value of net assets acquired) recognized in business combinations accounted for as purchases is amortized over periods of between 20 and 40 years on the straight-

                         GLOBAL IMAGING SYSTEMS, INC.

line basis. Accumulated amortization was approximately $600,000, $1,400,000, and $2,600,000 at March 31, 1996 and 1997 and December 31, 1997, respectively.
  Noncompete agreements are amortized over the lives of the agreements, which range from two to four years, using the straight-line basis. Accumulated amortization was approximately $1,100,000, $2,200,000 and $3,200,000 at March 31, 1996 and 1997 and December 31, 1997, respectively.
  Financing fees are amortized over the terms of the underlying debt agreements using the straight-line method, which method approximates the effective interest rate method. Accumulated amortization at March 31, 1996 and 1997, December 31, 1997 was approximately $285,000, $230,000 and $600,000, respectively. In August 1996, the Company refinanced its existing lines of credit. Unamortized financing fees of $292,000 that related to the existing lines of credit were charged to operations at that time.

 Reclassifications

  Certain amounts from prior years have been reclassified to conform to the 1997 presentation.

 New Accounting Standard

  In June 1997, the FASB issued Statement No. 131, Disclosures About Segments of an Enterprise and Related Information (SFAS 131). SFAS 131 establishes standards for reporting information about operating segments and supersedes SFAS 14, Financial Reporting for Segments of a Business Enterprise. SFAS 131 will be adopted in fiscal 1999.

2. ACQUISITIONS

  From inception (June 3, 1994) to March 31, 1995, the Company acquired four businesses that provide office imaging solutions and related services for an aggregate purchase price of approximately $26,881,000, primarily for cash, including the direct costs of acquisitions of approximately $260,000. The Company assumed liabilities of $7,019,000 in connection with these acquisitions. The Company also sold stock at its fair market value in connection with these acquisitions.

  The following summarizes these acquisitions:

                                                           TOTAL
                                           ACQUISITION    ASSETS     GOODWILL
     ACQUIRED COMPANY                         DATE       ACQUIRED    ACQUIRED
     ----------------                     ------------- ----------- -----------
     Felco Office Systems, Inc. ......... July 1994     $ 5,700,000 $ 2,800,000
     Copy Data........................... December 1994   4,100,000   2,000,000
     Conway Office Products, Inc. ....... January 1995   18,600,000   9,400,000
     Berney, Inc. ....................... January 1995    5,500,000   3,500,000
                                                        ----------- -----------
                                                        $33,900,000 $17,700,000
                                                        =========== ===========

  During the year ended March 31, 1996, the Company acquired four businesses that provide office imaging solutions and related services for an aggregate purchase price of approximately $9,088,000, primarily for cash, including the direct costs of acquisitions of approximately $223,000. Liabilities totaling $3,112,000 were assumed by the Company in connection with these acquisitions. The Company also sold stock at its fair market value in connection with these acquisitions. Total assets related to these four acquisitions were $12,200,000, including goodwill of approximately $8,000,000.

  During the year ended March 31, 1997, the Company acquired four businesses that provide office imaging solutions and related services for an aggregate purchase price of approximately $16,982,000, primarily for cash, including the direct costs of acquisitions of approximately $518,000. The Company assumed $4,118,000 in liabilities in connection with these acquisitions. The Company also sold stock at its fair market value in connection with these acquisitions. Total assets related to these four acquisitions were $21,100,000, including goodwill of approximately $12,000,000.

                         GLOBAL IMAGING SYSTEMS, INC.

  During the nine-month period ended December 31, 1997, the Company acquired ten businesses that provide office imaging solutions and related services for an aggregate purchase price of approximately $66,353,000 primarily for cash, including the direct costs of acquisitions of approximately $557,000. Liabilities assumed in connection with these acquisitions totaled $20,170,000. The Company also sold stock in connection with these acquisitions. The Class B common stock was valued from $3.30 to $8.20 per share and the Class A common stock from $65.00 to $80.00 per share. The excess of the fair value of the stock over the sales price amounted to $1,723,000 and is included in the purchase price of these acquisitions.

  Significant acquisitions during the nine-month period ended December 31, 1997 include Electronic Systems, Inc. (ESI), Eastern Copy Products, Inc.
(ECP), Electronic Systems of Richmond, Inc. (ESR) and Connecticut Business Systems, Inc. (CBS).

  The following summarizes these acquisitions:

                                                            TOTAL
                                            ACQUISITION    ASSETS     GOODWILL
     ACQUIRED COMPANY                          DATE       ACQUIRED    ACQUIRED
     ----------------                      ------------- ----------- -----------
     ESI.................................. July 1997     $34,700,000 $24,800,000
     ECP.................................. August 1997     9,100,000   5,300,000
     ESR.................................. December 1997  15,700,000   8,600,000
     CBS.................................. December 1997  12,800,000   9,300,000
                                                         ----------- -----------
                                                         $72,300,000 $48,000,000
                                                         =========== ===========

  Total assets related to the remaining six acquisitions was $12,500,000, including goodwill of approximately $7,400,000. In connection with the acquisition of CBS, the Company issued stock in January, 1998 at below fair market value resulting in additional goodwill.

  All acquisitions have been accounted for as purchases and accordingly are included in the results of operations from their dates of acquisitions. In connection with the allocation of the purchase price, there were no significant adjustments to fair value.

  Under the terms of one of its purchase agreements, the Company is committed to make contingent payments (the "Earn-out") of up to $3,000,000 to two of the former owners of the acquired company on or before June 30, 2002. This contingent payment is based on the future profitability, specifically earnings before interest and taxes, of the acquired company. The former owner may receive a portion of the Earn-out equal to $250,000, payable by June 30 of each year for fiscal years ending March 31, 1999, 2000 and 2001. The former owner shall be entitled to receive, on or before June 30, 2002, the balance of the Earn-out, if applicable, minus any portion of the Earn-out previously paid. The Earn-out, if paid, will be recorded as goodwill related to the acquired company.

  The pro forma results presented below include the effects of the acquisitions as if they had been consummated at the beginning of the year prior to the acquisition:

                                INCEPTION
                             (JUNE 3, 1994)    YEAR ENDED MARCH 31      NINE-MONTH PERIOD ENDED
                               TO MARCH 31   -------------------------        DECEMBER 31
                                  1995          1996          1997               1997
                             --------------- -----------  ------------  -----------------------
   Revenues................    $38,633,520   $75,504,139  $196,842,526       $159,390,507
   Net income (loss).......     (1,697,316)   (1,215,279)    1,907,810          2,943,330
   Net income (loss) avail-
    able to common stock-
    holders................     (2,724,558)   (2,738,917)     (537,254)         1,099,244
   Earnings (loss) per
    share..................           (.34)         (.30)         (.05)               .11

                         GLOBAL IMAGING SYSTEMS, INC.

3. RENTAL EQUIPMENT

  The Company's rental equipment consists of the following:

                                              MARCH 31
                                       ------------------------  DECEMBER 31
                                          1996         1997         1997
                                       -----------  -----------  -----------
   Rental equipment on operating
    leases............................ $ 4,899,205  $ 7,959,553  $11,096,754
   Less accumulated depreciation......  (2,264,592)  (4,291,447)  (6,217,708)
                                       -----------  -----------  -----------
   Rental equipment, net.............. $ 2,634,613  $ 3,668,106  $ 4,879,046
                                       ===========  ===========  ===========

4. PROPERTY AND EQUIPMENT

  The Company's property and equipment consists of the following:

                                                MARCH 31
                                          ----------------------  DECEMBER 31
                                             1996        1997        1997
                                          ----------  ----------  -----------
   Office furniture, equipment and
    leasehold improvements..............  $1,664,452  $2,645,701  $ 5,575,614
   Less accumulated depreciation and am-
    ortization..........................    (417,940)   (924,567)  (1,536,963)
                                          ----------  ----------  -----------
   Property and equipment, net..........  $1,246,512  $1,721,134  $ 4,038,651
                                          ==========  ==========  ===========

5. LONG-TERM DEBT

  Long-term debt consists of the following:

                                                 MARCH 31
                                          ------------------------  DECEMBER 31
                                             1996         1997         1997
                                          -----------  -----------  -----------
   Term loans............................ $20,979,105  $36,105,694  $92,299,600
   Various notes payable.................     852,384      767,129      309,601
                                          -----------  -----------  -----------
                                           21,831,489   36,872,823   92,609,201
   Less current maturities...............    (312,641)    (562,700)    (268,985)
                                          -----------  -----------  -----------
                                          $21,518,848  $36,310,123  $92,340,216
                                          ===========  ===========  ===========

  The Company currently has a credit facility with Jackson National Life Insurance Company (the "Credit Facility") of up to $120,000,000 for acquisitions and for working capital purposes. At December 31, 1997, $27,700,000 was available under the Credit Facility, including $6,000,000 available for working capital under the revolving line of credit. The Credit Facility bears interest at 3.25% and 3.00% over LIBOR (5.7% at December 31,
1997) for the term and revolving loans, respectively. Principal under the Credit Facility is repayable in semi-annual installments beginning in fiscal 2000. In addition to these scheduled payments, the Company is required to prepay outstanding principal in an amount equal to 70% of the excess cash flow (as defined) for each fiscal year within 90 days of year end. No amounts have been required to be prepaid under this provision or are expected to be payable at March 31, 1998. All remaining principal under the Credit Facility is due and payable in August 2004.

  Under the terms of the Credit Facility, the Company has pledged substantially all of its assets to the lender. The terms of the Credit Facility also require compliance with numerous covenants that restrict, among other things, dividend payments, sales of stock or assets or the incurrence of additional debt.

  In fiscal 1997, the Company sold approximately 633,933 shares of Class C common stock and approximately 27,083 shares of Class A common stock at their fair value for an aggregate amount of $2,500,000 to its lender. During the nine months ended December 31, 1997, the Company sold approximately 260,663 shares of Class C common stock and approximately 11,136 shares of Class A common stock in connection with certain anti-dilution provisions at the same per share price as the fiscal 1997 shares were sold to the Company's lender, resulting in aggregate proceeds of $1,030,000 to the Company. Additionally, in 1997, the Company paid a financing fee of 2% to the lender to increase the Credit Facility by $40,000,000 to $120,000,000.

                         GLOBAL IMAGING SYSTEMS, INC.

  In September 1996, the Company purchased an interest rate cap from a bank on $23,500,000 of the term loan debt outstanding. In January 1998, the Company purchased an additional rate cap on an additional $26,475,000 of the term loan. The interest rate caps are for three-year terms and provide for the Company to be reimbursed by the bank if the annual average of the LIBOR rate exceeds 8%. The cost of the interest rate cap ($150,000) is amortized over the three-year term of the agreement and is included in interest.

  Aggregate annual maturities of long-term debt at December 31, 1997 are as follows:

     Three months ended March 31, 1998............................. $    55,000
     Fiscal year ended March 31, 1999..............................     254,601
     2000..........................................................   6,460,972
     2001..........................................................  13,592,547
     2002..........................................................  13,074,735
     Thereafter....................................................  59,171,346
                                                                    -----------
       Total....................................................... $92,609,201
                                                                    ===========

  Interest paid was approximately $380,000, $1,782,000, $2,700,000 and $3,900,000 for the ten-month period from inception (June 3, 1994) to March 31, 1995, the years ended March 31, 1996 and 1997, and the nine-month period ended December 31, 1997, respectively.

  The Company intends to replace the Credit Facility with another in the near future. Under the terms of the Credit Facility the Company will be subject to a prepayment fee of 1% to 4% of the outstanding balance depending on the length of time elapsed from the beginning of the term of the loan to the date of prepayment. In the case that the loan is repaid within 60 days of an initial public offering of the Company's common stock, this fee will be reduced to the lesser of 1% of the outstanding balance or $250,000.

6. STOCKHOLDERS' EQUITY

  From inception through December 31, 1997 the Company has sold stock in connection with business combinations and to its founding stockholders, employees and others. During the nine months ended December 31, 1997 such stock was subscribed and sold as units of approximately 7.15 shares of Class A common stock and one share of Class B (or one share of Class C) common stock. The sales of those units have been recorded at their estimated fair value at the date of the commitment to sell the shares, except for shares issued in connection with anti-dilution provisions, which shares were issued at the per-share price at the date of the transaction giving rise to the anti-dilution agreement. The value of the units has been allocated between shares of the Class A and Class B (or Class C) common stock based on their estimated fair values.

  Class B stockholders are entitled to voting rights of one vote per share. Class A and Class C stockholders are not entitled to voting rights.

  No distributions other than in complete liquidation of the Company can be made without approval of the Board of Directors. In the event of such a distribution, the priority is as follows for the distribution of funds to stockholders:

  1. Class A stockholders are first entitled to a portion of the distribution equivalent to 8% per annum (the "Yield") of the original share cost ($90).

  2. Class A stockholders are then entitled to receive a distribution equivalent to the original cost ($90) of the shares.

                         GLOBAL IMAGING SYSTEMS, INC.

  3. After the required distributions in clauses 1 and 2 above have been completed, holders of shares of Class A common stock are entitled to receive 10% of, and holders of shares of Class B common stock and Class C common stock are entitled to receive 90% of, the remaining portion of the distribution.

  During 1997, the Board of Directors authorized an additional 100,000, 26,400,000 and 26,400,000 shares of Class A, Class B and Class C stock, respectively.

  In connection with the founding agreements, one of the founders and various members of senior management have received the right to purchase, and have purchased, an aggregate of 1,207,800 shares of Class B common stock at a price of $0.07 per share. In June 1994, the Company's president (who is also a founding stockholder), received an option to purchase at a price of $0.07 per share, certain shares of common stock that were reserved for issuance to senior management and that remain unissued as of the time of the Company's initial public offering. At December 31, 1997, the number of such shares which remain unissued was 86,276. These shares will be allocated between and purchased by the Company's president and its majority stockholder (Golder, Thoma, Cressey, Rauner, Inc.) based on their current ownership of the Company's common stock.

7. EARNINGS PER SHARE

  In 1997, the Financial Accounting Standards Board (FASB) issued Statement of Financial Accounting Standards No. 128 (SFAS 128), "Earnings per Share." SFAS 128 replaced the calculations of primary and fully diluted earnings per share with basic and diluted earnings per share.

  The weighted average number of shares outstanding used in the calculation of both basic and diluted earnings per share have been adjusted to give retroactive effect to the 132-for-1 stock split effective upon the closing of the Offering.

  The Company will accrete the approximately $1,000,000 difference of the redemption value of the Class A common stock and the value allocated to the stock for calculation of the earnings per share beginning January 1998 (the month following the date an initial public offering became probable) through the estimated date of the initial public offering.

  Assuming redemption of the Class A common stock using the proceeds from the number of shares of common stock necessary at $15 per share to redeem such shares, Earnings per share would have been $0.10 for the year ended March 31, 1997 and $0.23 for the nine months ended December 31, 1997.

8. INCOME TAXES

  The Company accounts for income taxes under FASB Statement No. 109, Accounting for Income Taxes (FASB 109). Deferred income tax assets and liabilities are determined based upon differences between financial reporting and tax bases of assets and liabilities and are measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse.

                         GLOBAL IMAGING SYSTEMS, INC.

  The components of the income tax provision (benefit) are as follows:

                                                                 NINE-
                    INCEPTION                              MONTH PERIOD ENDED
                (JUNE 3, 1994) TO YEAR ENDED MARCH 31         DECEMBER 31
                    MARCH 31,     ---------------------  ----------------------
                      1995          1996        1997        1996        1997
                ----------------- ---------  ----------  ----------- ----------
                                                         (UNAUDITED)
   Current:
     Federal..        $ --        $ 435,000  $1,159,571   $ 689,243  $2,176,337
     State....          --          212,500     375,000     230,000     671,000
                      -----       ---------  ----------   ---------  ----------
                        --          647,500   1,534,571     919,243   2,847,337
   Deferred:
     Federal..          --         (316,500)   (448,400)   (196,050)    (75,000)
     State....          --          (56,000)    (79,100)    (65,350)    (23,000)
                      -----       ---------  ----------   ---------  ----------
                        --         (372,500)   (527,500)   (261,400)    (98,000)
                      -----       ---------  ----------   ---------  ----------
                      $ --        $ 275,000  $1,007,071   $ 657,843  $2,749,337
                      =====       =========  ==========   =========  ==========

  A reconciliation of the difference between the effective income tax rate and the statutory federal tax rate follows:

                                                         YEAR ENDED MARCH 31
                             INCEPTION (JUNE 3, 1994) TO --------------------
                                   MARCH 31, 1995          1996       1997
                             --------------------------- --------  ----------
   Tax at U.S. statutory
    rate....................          $(213,886)         $ 28,095  $  724,334
   State taxes, net of
    federal benefit.........            (18,505)           45,142     187,080
   Goodwill amortization....             34,026           150,703     216,252
   Valuation allowance......            184,000            (8,500)   (175,500)
   Other permanent
    differences.............             14,365            59,560      54,905
                                      ---------          --------  ----------
                                      $     --           $275,000  $1,007,071
                                      =========          ========  ==========

                                                                 NINE-
                                                           MONTH PERIOD ENDED
                                                              DECEMBER 31
                                                         ----------------------
                                                            1996        1997
                                                         ----------- ----------
                                                         (UNAUDITED)
   Tax at U.S. statutory rate...........................  $ 473,168  $1,882,966
   State taxes, net of federal benefit..................    123,107     427,512
   Goodwill amortization................................    161,019     297,425
   Valuation Allowance..................................   (175,500)        --
   Other................................................     76,049     141,434
                                                          ---------  ----------
                                                          $ 657,843  $2,749,337
                                                          =========  ==========

                         GLOBAL IMAGING SYSTEMS, INC.

  Significant components of the Company's deferred tax assets and liabilities are as follows:

                                                     MARCH 31
                                                -------------------- DECEMBER 31
                                                  1996       1997       1997
                                                --------  ---------- -----------
   Deferred tax assets:
     Noncompete agreements..................... $351,000  $  713,000 $1,025,000
     Inventory related.........................  120,000     305,000    544,000
     Various accrued expenses..................   31,200     139,000    543,000
     Deferred revenue..........................      --          --     512,000
     Depreciation..............................  191,000     269,000    246,000
     Accounts receivable related...............   99,800     110,000    171,000
     Capitalized acquisition costs.............      --          --      85,000
     Other items...............................   20,000      33,000        --
                                                --------  ---------- ----------
   Gross deferred tax asset....................  813,000   1,569,000  3,126,000
   Less: Valuation allowance................... (395,500)        --         --
                                                --------  ---------- ----------
                                                 417,500   1,569,000  3,126,000
   Deferred tax liabilities:
     Goodwill..................................   45,000     145,000    518,000
                                                --------  ---------- ----------
   Net deferred tax asset...................... $372,500  $1,424,000 $2,608,000
                                                ========  ========== ==========
   Classified as follows:
     Current asset............................. $251,000  $  554,000 $1,770,000
     Noncurrent asset..........................  121,500     870,000    838,000
                                                --------  ---------- ----------
                                                $372,500  $1,424,000 $2,608,000
                                                ========  ========== ==========

  SFAS 109 requires a valuation allowance to reduce the deferred tax assets reported if, based on the weight of the evidence, it is more likely than not that some portion or all of the deferred tax assets will not be realized. A portion of the reduction of the valuation allowance during the years ended March 31, 1996 and 1997 was credited to goodwill since it related to basis differences from previous business combinations not previously recognized. After consideration of all the evidence, both positive and negative, management has determined that a valuation allowance is not necessary as of December 31, 1997.

  Cash paid for income taxes was $0, $645,000, $1,581,000 and $2,776,400 from inception (June 3, 1994) to March 31, 1995, for the years ended March 31, 1996 and 1997 and for the nine-month period ended December 31, 1997, respectively.

9. EMPLOYEE BENEFIT PLANS

  The majority of the employees of the Company are eligible to participate in defined contribution plans (the "Plans") established under Section 401(k) of the U.S. Internal Revenue Code. Employees are generally eligible to contribute voluntarily to the Plans after one year of service. The Company may contribute a discretionary amount of the employee contribution up to specified limits.

  Employees are always vested in their contributed balance and generally become fully vested in the Company's contributions after seven years of service. The expense related to the Company's contributions to the Plans for the inception (June 3, 1994) to March 31, 1995, the years ended March 31, 1996 and 1997 and the nine-month period ended December 31, 1997, was approximately $61,000, $206,000, $302,000 and $372,000, respectively.

                         GLOBAL IMAGING SYSTEMS, INC.

10. LEASES

  The Company is obligated under various noncancelable operating leases for its office facilities, office equipment and vehicles. Certain of the leases for its office facilities are with various employee stockholders. Future noncancelable lease commitments as of December 31, 1997 are as follows:

                                         RELATED-PARTY
                                            LEASES     OTHER LEASES   TOTAL
                                         ------------- ------------ ----------
   Three months ended March 31, 1998....  $  251,042    $  404,261  $  655,303
   Fiscal year ended March 31, 1999.....     952,938     1,505,660   2,458,598
   2000.................................     826,352     1,348,347   2,174,699
   2001.................................     472,532     1,231,221   1,703,753
   2002.................................     376,028       804,540   1,180,568
   Thereafter...........................     140,028       693,644     833,672
                                          ----------    ----------  ----------
     Total..............................  $3,018,920    $5,987,673  $9,006,593
                                          ==========    ==========  ==========

  Rental expense related to the above leases was as follows:

                                          RELATED PARTY OTHER LEASE
                                          LEASE EXPENSE   EXPENSE     TOTAL
                                          ------------- ----------- ----------
   Inception (June 3, 1994) to March 31,
    1995................................    $ 25,099     $177,901   $  203,000
   Year ended March 31, 1996............     249,712      315,288      565,000
   Year ended March 31, 1997............     530,407      261,593      792,000
   Nine-month period ended December 31,
    1997................................     611,381      763,619    1,375,000

11. RELATED-PARTY TRANSACTIONS

  During 1994, the Company entered into a seven-year consulting agreement with its majority stockholder, Golder, Thoma, Cressey, Rauner, Inc. (the "Majority Stockholder"). Under the terms of this agreement, the Company is obligated to pay the Majority Stockholder an annual management fee of $200,000. The Company is also obligated to pay a 1% placement fee to the Majority Stockholder for all debt and equity raised by the Company during the term of the agreement. The agreement will terminate earlier than the aforementioned seven-year term upon the closing of any initial public offering of the Company's common stock or a sale of substantially all of the Company's assets or common stock.

  The majority stockholder agreed to waive their 1% placement fee related to debt refinancing completed in August 1996, because the majority of the work to obtain the financing was performed by another related party, Green, Manning & Bunch, which charged a 1% fee.

  In connection with the aforementioned agreements, the Company incurred management fees and placement fees. The following shows the fees paid in each period:

                                   INCEPTION                         NINE-MONTH
                                 (JUNE 3, 1994) YEAR ENDED MARCH 31 PERIOD ENDED
                                  TO MARCH 31   ------------------- DECEMBER 31
                                      1995        1996      1997        1997
                                 -------------- --------- --------- ------------
   Management fees..............    $130,000    $ 200,000 $ 200,000   $150,000
   Placement fees...............      75,000      390,000   800,000        --

  The Company entered into a consulting agreement with Capitol Office Solutions (Capitol) in July 1997, whereby the Company will provide certain human resources, administration, financial, accounting, and

                         GLOBAL IMAGING SYSTEMS, INC.

consulting services to Capitol for an annual fee of $150,000. Additionally, the Company received a one-time fee of $270,000 from Capitol related to assisting Capitol in obtaining financing. The majority stockholders of the Company also own the majority of the outstanding stock of Capitol.

  Related party notes receivable relate to amounts loaned to officers of the Company to purchase stock in Capitol. These notes, which bear interest of 8% per annum, are due and payable, with interest, on June 30, 2000, and are collateralized by the shares purchased with the proceeds of the notes.

  Also at December 31, 1997, the Company held notes receivable from employees with balances totaling $272,637. These notes arose from transactions in fiscal years 1997 and 1998, whereby the Company loaned the employees money to purchase shares of the Company's stock. The notes, which bear interest of 8% per annum, are due and payable, with interest, on dates from July 1 to November 1, 2000. These notes are collateralized by the shares purchased with the proceeds of the notes. These receivables are shown on the balance sheet as a component of stockholders' equity.

12. SUBSEQUENT EVENTS

  The Board of Directors contemplates an initial public offering (the "Offering") of the Company's Common Stock.

  Effective      , the Board of Directors approved a change in the Company's capital stock to authorize 10,000,000 shares of $.01 par value preferred shares, 50,000,000 shares of $.01 par value Class B common stock and 900,000 shares of $.01 par value Class C common stock. At this time, the Board also authorized a 132-for-1 split for holders of its Class B and Class C common stock; provided for the automatic conversion into one share of Class B common stock of each share of its Class C common stock upon consummation of the Offering; provided that, upon consummation of the Offering, each share of Class A common stock would automatically be redeemed for $90 plus 8% per annum from the time of its purchase through May 31, 1998 (provided that the Offering closes prior to June 30, 1998) and approximately 3.41 shares of Class B common stock; and renamed its Class B common stock "Common Stock". The accompanying consolidated financial statements have been restated to reflect this change in capitalization.

  The Board of Directors has adopted a stock option plan, which is to take effect upon the closing of the Offering. Under the terms of the stock option plan, 1,820,000 shares of the Company's common stock may be granted pursuant to stock options or granted or sold as restricted stock to directors, officers and employees of and consultants and advisors to the Company. Under the stock option plan, the Board has authorized that upon the closing of the Offering, options to purchase 519,750 shares of common stock of the Company at an exercise price equal to the Offering price per share will be granted to key employees. All of these options are subject to vesting requirements based on length of service or satisfaction of certain performance milestones.

                UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL DATA

  The following unaudited pro forma consolidated financial statements are based on the historical financial statements of the Company, and the businesses acquired during fiscal 1997 and 1998, which are more fully described below. The following unaudited pro forma consolidated balance sheet of the Company as of December 31, 1997, gives effect to the February, 1998 acquisition of the Business Systems Division of Bloom's, Inc. and the January 1998 sale of Global stock to the seller of Connecticut Business Systems, as if these transactions had occurred on December 31, 1997. The unaudited pro forma consolidated statements of operations for the nine months ended December 31, 1997 give effect to acquisitions consummated during fiscal year 1998, as if those acquisitions occurred on April 1, 1997. The unaudited pro forma consolidated statements of operations for the fiscal year ended March 31, 1997 give effect to acquisitions consummated during fiscal year 1997 and 1998, as if those acquisitions occurred on April 1, 1996.

  During the fiscal year ended March 31, 1997, the Company acquired the stock or certain assets and liabilities of the following four entities: Copy Service & Supply, Inc., Copy World of Pittsburgh, Inc., DAPCO Copy Products, Inc., and Southern Business Communications, Inc., Southern Business Communications of D.C., Inc. and ATS Atlanta One, LLC (collectively, the latter three entities are referred to herein as "Southern Business Communications Group"). During the nine months ended December 31, 1997, the Company acquired the following ten additional entities: Cascade Office Systems, Inc., Connecticut Business Systems, Inc., Duplicating Specialties, Inc. d/b/a Copytronix, Eastern Copy Products, Inc. and Subsidiaries, Electronic Systems, Inc., Electronic Systems of Richmond, Inc., Quality Business Systems, Inc., South Alabama Business Machines, Inc., Copy Care, and United Office Systems, Inc. In addition, the Company acquired the Business Systems Division of Bloom's, Inc. in
February 1998.

  The pro forma adjustments are based upon currently available information, as well as upon certain assumptions that management believes are reasonable. Each of the acquisitions was accounted for under the purchase method of accounting.

  The unaudited pro forma consolidated financial statements are not necessarily indicative of either future results of operations or results that might have been achieved had the foregoing transactions been consummated as of the indicated dates. The unaudited pro forma consolidated financial statements should be read in conjunction with the notes thereto and the historical consolidated financial statements of the Company, together with the related notes thereto, included in this Prospectus and Registration Statement.

                          GLOBAL IMAGING SYSTEMS, INC.

                              UNAUDITED PRO FORMA
                           CONSOLIDATED BALANCE SHEET

                               DECEMBER 31, 1997

                  BUSINESS
  HISTORICAL  SYSTEMS DIVISION    PRO-FORMA   PRO-FORMA
   COMPANY   OF BLOOM'S, INC.(A) ADJUSTMENTS CONSOLIDATED
  ---------- ------------------- ----------- ------------

                                  A S S E T S

Current Assets:
  Cash and Cash
   Equivalents.......... $  3,897,598         --  $   648,000 (b)    $  4,545,598
  Accounts Receivable...   26,532,661  $1,855,000         --           28,387,661
  Inventories...........   17,573,337     898,000         --           18,471,337
  Deferred Income
   Taxes................    1,770,000         --          --            1,770,000
  Prepaid Expenses and
   Other Current
   Assets...............      790,081         --          --              790,081
                         ------------  ---------- -----------        ------------
    Total Current
     Assets.............   50,563,677   2,753,000     648,000          53,964,677
Rental Equipment, net...    4,879,046     331,000         --            5,210,046
Property and Equipment,
 net....................    4,038,651      50,000         --            4,088,651
Other Assets............      509,158         --          --              509,158
Deferred Income Taxes...      838,000         --          --              838,000
Related Party Notes
 Receivable.............      546,793         --          --              546,793
Intangible Assets, net
  Goodwill..............   90,092,125         --    4,404,190 (b)(c)   94,496,315
  Noncompete
   Agreements...........    1,463,928         --      100,000 (c)       1,563,928
  Financing Fees........    2,981,676         --          --            2,981,676
                         ------------  ---------- -----------        ------------
    Total Assets........ $155,913,054  $3,134,000 $ 5,152,190        $164,199,244
                         ============  ========== ===========        ============

       L I A B I L I T I E S A N D S T O C K H O L D E R S ' E Q U I T Y
Current Liabilities:
  Accounts Payable...... $ 10,564,648  $  163,000         --         $ 10,727,648
  Accrued Liabilities...    3,350,029      32,000         --            3,382,029
  Accrued Compensation
   and Benefits.........    3,120,989         --          --            3,120,989
  Current Maturities of
   Long-term Debt.......      268,985         --          --              268,985
  Deferred Revenue......   11,053,619     872,000         --           11,925,619
                         ------------  ---------- -----------        ------------
    Total Current
     Liabilities........   28,358,270   1,067,000         --           29,425,270
Long-term Debt, Less
 Current Maturities.....   92,340,216         --  $ 5,600,000 (c)      97,940,216
                         ------------  ---------- -----------        ------------
    Total Liabilities...  120,698,486   1,067,000   5,600,000         127,365,486
Stockholders' Equity:
  Pre-Acquisition
   Equity...............          --    2,067,000  (2,067,000)(c)             --
  Class A Common Stock..        3,329         --           70 (b)           3,399
  Class B Common Stock..       93,148         --        1,320 (b)          94,468
  Class C Common Stock..        8,946         --          --                8,946
  Additional Paid-in
   Capital..............   32,291,100         --    1,617,800 (b)      33,908,900
  Retained Earnings.....    3,090,682         --          --            3,090,682
                         ------------  ---------- -----------        ------------
                           35,487,205   2,067,000    (447,810)         37,106,395
  Less Stockholder
   Receivables..........     (272,637)        --          --             (272,637)
                         ------------  ---------- -----------        ------------
    Total Stockholders'
     Equity.............   35,214,568   2,067,000    (447,810)         36,833,758
                         ------------  ---------- -----------        ------------
    Total Liabilities
     and Stockholders'
     Equity............. $155,913,054  $3,134,000 $ 5,152,190        $164,199,244
                         ============  ========== ===========        ============

    See accompanying notes to the unaudited pro forma consolidated financial statements.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                                 BALANCE SHEET

                               DECEMBER 31, 1997

(a) This column represents the assets and liabilities of the Business Systems Division of Bloom's Inc. at December 31, 1997 acquired by the Company.

(b) These pro-forma adjustments consist of a transaction whereby the seller of Connecticut Business Systems, Inc. purchased stock of the Company on January 9, 1998, in accordance with the company purchase agreement at below fair market value resulting in additional goodwill.

(c) These pro-forma adjustments consist of the purchase accounting adjustments in connection with the purchase of the Business Systems Division of Bloom's, Inc. which became effective February 1, 1998. These adjustments relate to goodwill, non-compete agreements, and debt obtained to finance the purchase.

                          GLOBAL IMAGING SYSTEMS, INC.

                        UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENTS OF OPERATIONS

                           YEAR ENDED MARCH 31, 1997

                                                       PRO-FORMA ADJUSTMENTS
                                                       -------------------------
                         HISTORICAL       ACQUIRED      PURCHASE                      PRO-FORMA
                           COMPANY    BUSINESSES(A)(G) ACCOUNTING       OTHER        CONSOLIDATED
                         -----------  ---------------- ----------     ----------     ------------
Revenues:
  Equipment and supplies
   sales................ $41,200,292    $102,932,447          --             --      $144,132,739
  Service and rental
   revenues.............  22,892,898      29,816,889          --             --        52,709,787
                         -----------    ------------   ----------     ----------     ------------
    Total revenues......  64,093,190     132,749,336          --             --       196,842,526
Costs and operating
 expenses:
  Cost of equipment and
   supplies sales.......  27,087,299      79,061,787          --             --       106,149,086
  Service and rental
   costs................  11,467,191      16,135,807          --      $ (699,142)(b)   26,903,856
  Selling, general, and
   administrative
   expenses.............  18,279,813      30,269,416          --      (2,581,941)(c)   45,967,288
  Intangible asset
   amortization and
   charges..............   1,939,288             --    $2,373,605 (d)        --         4,312,893
                         -----------    ------------   ----------     ----------     ------------
    Total costs and
     operating
     expenses...........  58,773,591     125,467,010    2,373,605     (3,281,083)     183,333,123
                         -----------    ------------   ----------     ----------     ------------
    Income (loss) from
     operations.........   5,319,599       7,282,326   (2,373,605)     3,281,083       13,509,403
Interest expense........   3,189,204         434,642    6,173,564 (e)        --         9,797,410
                         -----------    ------------   ----------     ----------     ------------
  Income (loss) before
   income taxes.........   2,130,395       6,847,684   (8,547,169)     3,281,083        3,711,993
  Income taxes..........   1,007,071       2,637,377   (3,123,402)(f)  1,283,137 (f)    1,804,183
                         -----------    ------------   ----------     ----------     ------------
  Net income (loss).....   1,123,324       4,210,307   (5,423,767)     1,997,946        1,907,810
  Yield adjustment on
   class A common stock   (1,402,225)                                                  (2,445,064)
                         -----------                                                 ------------
  Net (loss) available
   to common
   stockholders          $  (278,901)                                                $   (537,254)
                         ===========                                                 ============
Loss per common share
  (basic and diluted)... $     (0.03)                                                $      (0.05)
                         ===========                                                 ============
  Weighted average
   number of common
   shares used in the
   calculation..........   8,642,040                                                   10,339,164
                         ===========                                                 ============

    See accompanying notes to the unaudited pro forma consolidated financial statements.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                       FISCAL YEAR ENDED MARCH 31, 1997

(a) Represents historical operating results of the following fifteen entities prior to acquisition of their stock or certain of their assets and liabilities by the Company as indicated in Note 2 to the consolidated financial statements on F-12 and F-13: Cascade Office Systems, Inc., Copy World of Pittsburgh, Inc., DAPCO Copy Products, Inc., Connecticut Business Systems, Inc., the Business Systems Division of Bloom's, Inc., Copy Service & Supply, Inc., Duplicating Specialties, Inc. d/b/a Copytronix, Eastern Copy Products, Inc. and Subsidiaries, Electronic Systems, Inc., Electronic Systems of Richmond, Inc., Quality Business Systems, Inc., South Alabama Business Machines, Inc., Southern Business Communications Group, Copy Care, and United Office Systems, Inc.

(b) Reflects identified personnel cost savings related to elimination of certain service positions in connection with the acquisitions. Prior to completing an acquisition, the Company formulates a formal integration plan which clearly identifies the employees to be terminated, their job classifications or functions, and their locations. The plan also indicates the time frame for the elimination of these positions. These positions are typically eliminated within several months of the acquisition date. The Company classifies service salaries and related costs in the cost of sales (service and rental costs) section of the Company's financial statements.

(c) Includes estimated cost savings directly related to the acquisition. These include the elimination of certain sales and administrative positions, net of additional expenses related to added positions (net savings of $334,447); a decrease in former owners' salaries and perquisites of $2,047,066 and $158,223, respectively, to reflect current compensation levels of former owners as specified in employment agreement; and a decrease in building lease payments of $42,205 to reflect current lease rates as specified in acquisition agreements. Prior to completing an acquisition, the Company formulates a formal integration plan which clearly identifies the employees to be terminated, their job classifications or functions, and their locations. The plan also indicates the time frame for the elimination of these positions. Staff reductions are typically completed within several months of the acquisition date.

(d) Reflects additional goodwill amortization expense of $1,919,978 and non-compete covenant amortization expense of $453,627. The goodwill amortization periods range from 20 to 40 years; goodwill is amortized using the straight-line method. The non-compete covenant amortization periods range from 2 to 4 years; non-compete covenants are amortized using the straight-line method.

(e) Reflects additional interest expense related to borrowings that would have been incurred by the Company to finance the acquisitions, had all of the acquisitions been consummated at April 1, 1996. An average interest rate of 8.9% was used for this calculation, which approximates the Company's actual borrowing rate during such period.

(f) Represents the income tax impact of purchase accounting adjustments and other pro forma adjustments based on an effective rate of approximately 38%.

(g) Certain acquired businesses contain periods of activity that are included both in the March 31, 1997 and December 31, 1997 pro forma statements of operations, due to the fact that the acquired business' fiscal year-end does not coincide with the Company's fiscal year-end. Revenues of $6,746,321 and a net loss of $314,277 of Connecticut Business Systems, Inc., for the period from April 1, 1997 through September 30, 1997 is included in both the March 31, 1997 and December 31, 1997 pro forma statements of operations. Revenues of $5,418,394 and net income of $370,317 of Eastern Copy Products, Inc. and Subsidiaries for the period from April 1, 1997 through July 31, 1997, is included in both the March 31, 1997 and December 31, 1997 pro forma income statements of operations.

                          GLOBAL IMAGING SYSTEMS, INC.

                        UNAUDITED PRO FORMA CONSOLIDATED
                            STATEMENTS OF OPERATIONS

                      NINE MONTHS ENDED DECEMBER 31, 1997

                                                          PRO-FORMA ADJUSTMENTS
                                                         ---------------------------
                         HISTORICAL        ACQUIRED       PURCHASE                        PRO-FORMA
                           COMPANY    BUSINESSES (A) (G) ACCOUNTING         OTHER        CONSOLIDATED
                         -----------  ------------------ -----------     -----------     ------------
Revenues:
  Equipment and supplies
   sales................ $80,515,099     $36,336,885             --              --      $116,851,984
  Service and rental
   revenue..............  29,514,904      13,023,619             --              --        42,538,523
                         -----------     -----------     -----------     -----------     ------------
    Total revenues...... 110,030,003      49,360,504             --              --       159,390,507
Costs and operating ex-
 penses:
  Cost of equipment and
   supplies sales.......  57,487,742      25,226,248             --              --        82,713,990
  Service and rental
   costs................  14,492,645       6,718,837             --      $  (236,597)(b)   20,974,885
  Selling, general, and
   administrative
   expenses.............  25,817,773      14,997,190             --       (1,293,353)(c)   39,521,610
  Intangible asset
   amortization and
   charges..............   2,159,538             --      $   993,977(d)          --         3,153,515
                         -----------     -----------     -----------     -----------     ------------
    Total costs and
     operating
     expenses...........  99,957,698      46,942,275         993,977      (1,529,950)     146,364,000
                         -----------     -----------     -----------     -----------     ------------
    Income (loss) from
     operations.........  10,072,305       2,418,229        (993,977)      1,529,950       13,026,507
Interest expense........   4,534,167          26,179       2,513,829(e)          --         7,074,175
                         -----------     -----------     -----------     -----------     ------------
  Income (loss) before
   income taxes.........   5,538,138       2,392,050      (3,507,806)      1,529,950        5,952,332
  Income taxes..........   2,749,337         952,167      (1,288,867)(f)     596,365 (f)    3,009,002
                         -----------     -----------     -----------     -----------     ------------
  Net income (loss).....   2,788,801       1,439,883      (2,218,939)        933,585        2,943,330
                         -----------     -----------     -----------     -----------     ------------
  Yield adjustment on
   class A common
   stock................  (1,349,128)                                                      (1,844,086)
                         -----------                                                     ------------
  Net income available
   to common
   stockholders......... $ 1,439,673                                                     $  1,099,244
                         ===========                                                     ============
Earnings per common
 share
  (basic and diluted)... $      0.15                                                     $       0.11
                         ===========                                                     ============
Weighted average number
 of common shares
 outstanding............   9,522,612                                                       10,339,164
                         ===========                                                     ============

    See accompanying notes to the unaudited pro forma consolidated financial statements.

        NOTES TO UNAUDITED PRO FORMA CONSOLIDATED FINANCIAL STATEMENTS

                     CONSOLIDATED STATEMENTS OF OPERATIONS

                      NINE MONTHS ENDED DECEMBER 31, 1997

(a) Represents historical operating results of the following eleven entities prior to acquisition of their stock or certain of their assets and liabilities by the Company as indicated in Note 2 to the consolidated financial statements on pages F-12 and F-13: Cascade Office Systems, Inc., Connecticut Business Systems, Inc., the Business Systems Division of Bloom's, Inc., Duplicating Specialties, Inc. d/b/a Copytronix, Eastern Copy Products, Inc. and Subsidiaries, Electronic Systems, Inc., Electronic Systems of Richmond, Inc., Quality Business Systems, Inc., South Alabama Business Machines, Inc., Copy Care, Inc. and United Office Systems, Inc.

(b) Reflects identified personnel cost savings related to elimination of certain service positions in connection with the acquisitions. Prior to completing an acquisition, the Company formulates a formal integration plan which clearly identifies the employees to be terminated, their job classifications or functions, and their locations. The plan also indicates the time frame for the elimination of these positions. These positions are typically eliminated within several months of the acquisition date. The Company classifies service salaries and related costs in the cost of sales (service and rental costs) section of the Company's financial statements.

(c) Includes estimated cost savings directly related to the acquisition. These include the elimination of certain sales and administrative positions, net of additional expenses related to added positions (net savings of $54,385); a decrease in former owners' salaries and perquisites of $1,166,219 and $60,519, respectively, to reflect current compensation levels of former owners as specified in employment agreements; and a decrease in lease payments of $12,230 to reflect current lease rates as specified in acquisition agreements. Prior to completing an acquisition, the Company formulates a formal integration plan which clearly identifies the employees to be terminated, their job classifications or functions, and their locations. The plan also indicates the time frame for the elimination of these positions. Staff reductions are typically completed within several months of the acquisition date.

(d) Reflects additional goodwill amortization expense of $854,049 and non-compete covenant amortization expense of $139,928. The goodwill amortization periods range from 20 to 40 years; goodwill is amortized using the straight-line method. The non-compete covenant amortization periods range from 2 to 4 years; non-compete covenants are amortized using the straight-line method.

(e) Reflects additional interest expense related to borrowings that would have been incurred by the Company to finance the acquisitions, had all of the acquisitions been consummated at April 1, 1996. An average interest rate of 8.9% was used for this calculation which approximates the Company's actual borrowing rate during such period.

(f) Represents the income tax impact on purchase accounting adjustments and other pro forma adjustments based on an effective rate of approximately 37%.

(g) Certain acquired businesses contain periods of activity that are included both in the March 31, 1997 and December 31, 1997 pro forma statements of operations, due to the fact that the acquired business' fiscal year-end does not coincide with the Company's fiscal year-end. Revenues of $6,746,321 and a net loss of $314,277 of Connecticut Business Systems, Inc., for the period from April 1, 1997 through September 30, 1997 is included in both the March 31, 1997 and December 31, 1997 pro forma statements of operations. Revenues of $5,418,394 and net income of $370,317 of Eastern Copy Products, Inc. and Subsidiaries for the period from April 1, 1997 through July 31, 1997 is included in both the March 31, 1997 and December 31, 1997 pro forma income statements of operations.

                         INDEPENDENT AUDITORS' REPORT

The Board of Directors
Copy Service and Supply, Inc.
Statesville, North Carolina

  We have audited the accompanying combined statements of income and owners' capital and cash flows of Copy Service and Supply, Inc. for the five months ended May 31, 1996. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the combined results of operations and cash flows of Copy Service and Supply, Inc. for the five months ended May 31, 1996 in conformity with generally accepted accounting principles.

                                          /s/ Barnard, Combs, Potts & Rhyne,PA

Statesville, North Carolina
February 12, 1998

                         COPY SERVICE AND SUPPLY, INC.

                          COMBINED STATEMENT OF INCOME
                              AND OWNERS' CAPITAL

                     FOR THE FIVE MONTHS ENDED MAY 31, 1996

Revenue:
  Equipment and supplies............................................. $ 833,370
  Service agreement renewal..........................................   628,202
  Rental income......................................................    92,872
                                                                      ---------
                                                                      1,554,444
Cost of goods sold:
  Equipment and supplies.............................................   569,600
  Cost of service agreement renewal..................................   361,240
  Cost of rental income..............................................    16,906
                                                                      ---------
                                                                        947,746
    Gross profit.....................................................   606,698
Selling, general and administrative expenses.........................   508,740
                                                                      ---------
Income from operations...............................................    97,958
Other income (deductions):
  Gain on sale of fixed assets.......................................    (7,740)
  Interest income....................................................     6,182
  Interest expense...................................................   (17,864)
                                                                      ---------
    Income before income taxes.......................................    78,536
                                                                      ---------
Income taxes:
  Current............................................................    (1,646)
  Deferred...........................................................    21,288
                                                                      ---------
                                                                         19,642
                                                                      ---------
    Net income.......................................................    58,894
Owners' capital, beginning of period.................................   522,642
                                                                      ---------
  Owners' capital, end of period..................................... $ 581,536
                                                                      =========


                            See accompanying notes.

                          COPY SERVICE AND SUPPLY, INC

                        COMBINED STATEMENT OF CASH FLOWS

                     FOR THE FIVE MONTHS ENDED MAY 31, 1996

Cash flows from operating activities:
 Net income......................................................... $  58,894
 Adjustments to reconcile net income to net cash provided by operations:
  Depreciation and amortization.....................................    37,719
  Loss on sale of fixed assets......................................     7,740
  Deferred tax......................................................    21,288
  (Increase) decrease in:
   Accounts receivable..............................................   (55,689)
   Inventory........................................................    68,433
   Refundable income tax............................................      (531)
  Increase (decrease) in:
   Accounts payable.................................................   (51,702)
   Accrued expenses.................................................    14,303
   Deferred income..................................................   (55,658)
                                                                     ---------
    Net cash provided by operating activities.......................    44,797
                                                                     ---------
Cash flows from investing activities:
 Purchase of fixed assets...........................................    (2,679)
 Lease obligation...................................................    (2,335)
 Proceeds from sale of fixed assets.................................    47,036
                                                                     ---------
    Net cash used by investing activities...........................    42,022
                                                                     ---------
Cash flows from financing activities:
 New borrowings:
  Short-term........................................................    74,592
 Debt reduction:
  Long-term.........................................................  (110,220)
 Shareholder loans..................................................   (14,000)
                                                                     ---------
    Net cash provided (used) by financing activities................   (49,628)
                                                                     ---------
Increase in cash....................................................    37,191
Cash at beginning of period.........................................    83,417
                                                                     ---------
    Cash at end of period........................................... $ 120,608
                                                                     =========

Supplemental disclosures of noncash investing and financing activities.


                            See accompanying notes.

                         COPY SERVICE AND SUPPLY, INC.

                         NOTES TO FINANCIAL STATEMENTS

NOTE 1--SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

  Principles of Combination--The combined financial statements include the accounts of Copy Service and Supply, Inc., CSS Leasing, LLC, and Office Furniture Concepts, Inc. All material intercompany transactions have been eliminated.

  Organization And Operations--Copy Service and Supply, Inc. incorporated on January 1, 1984, and operations began immediately thereafter. The Company sells copiers, business machines and office furniture. The Company services and furnishes supplies for the equipment it sells.

  CSS Leasing, LLC is a limited liability company pursuant to 57C-2-20 of the General Statue of North Carolina. The Company was formed for the purpose of entering into various leasing contracts for office equipment, furniture or other business equipment. Operations began on September 30, 1994.

  Office Furniture Concepts, Inc. was incorporated on August 17, 1995, and operations began immediately thereafter. The Company sells office furniture.

  Receivables--Receivables are shown at face value. At May 31, 1996 management reviewed receivables and all accounts considered uncollectible have been written off.

  Inventory--Inventories are valued at the lower of cost, on the first-in, first-out basis, or market.

  Fixed Assets--Fixed assets are stated at cost. For financial reporting depreciation prior to 1987 is computed using the accelerated cost recovery method over the estimated useful lives of 3 to 5 years. Fixed assets purchased after 1987 are depreciated using the straight line method over the estimated useful lives of 3 to 40 years. Maintenance and repairs are charged to expense as incurred and renewals and improvements are capitalized. Gains and losses on disposals are reflected in current operations except for the gains on traded properties, which are reflected in the basis of new assets.

  Income Taxes--The provision for income taxes includes deferred taxes arising from temporary differences between financial and tax depreciation due to the use of accelerated method for tax purposes, and allowance for inventory obsolescence for book purposes. Tax credits are treated as a reduction of federal income taxes for the year in which the credits are used. The tax provision is for Copy Service and Supply, Inc. only because CSS Leasing, LLC and Office Furniture Concepts, Inc. are entities which are taxed at the owner level.

  Revenue Recognition--The Company sells service contracts for the equipment it sells. The contracts are for a specified number of copies or for a specified time period, primarily from one to three years. The customer pays for the service contracts in advance and the Company recognizes revenue on these contracts ratably over the life of the contracts. Other service revenues are recognized as earned.

  Supply sales to customers are recognized at the time of shipment. Equipment sales are recognized at the time of customer acceptance, or in the case of equipment sales financed by third-party leasing companies, at the time of acceptance by the leasing company and the customer.

  Rental equipment revenue is recognized ratably over the lives of the underlying cancelable operating leases, principally one to three years.

  Estimates--The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the

                         COPY SERVICE AND SUPPLY, INC.

reported amounts of revenues and expenses during the reporting period. Actual results could vary from the estimates that were used.

  Cash And Cash Equivalents--The Company considers all highly liquid investments with maturities of three months or less when acquired to be cash equivalents.

NOTE 2--OBLIGATION UNDER SALES-TYPE LEASES:

  CSS Leasing, LLC is in the business of leasing office furniture and equipment. At the inception of the lease, determination is made whether it qualifies as a sales-type or operating lease.

  The following is an analysis of minimum future sales-type lease payments to be received as of May 31, 1996:

   May 31, 1997........................................................ $19,738
   May 31, 1998........................................................  15,963
   May 31, 1999........................................................  12,014
   May 31, 2000........................................................   5,012
                                                                        -------
   Total minimum lease receivable......................................  52,727
   Less: imputed interest                                                13,893
                                                                        -------
   Present value of lease receivable at May 31, 1996................... $38,834
                                                                        =======
   Current portion..................................................... $13,050
                                                                        =======
   Long-term portion................................................... $25,784
                                                                        =======


NOTE 3--OPERATING LEASES:

  CSS Leasing, LLC is a lessor of office furniture and equipment. The following is the book value of equipment under operating leases as of May 31, 1996.

   Leased equipment.................................................... $243,457
   Less: accumulated depreciation......................................   50,744
                                                                        --------
   Net book value...................................................... $192,713
                                                                        ========

  Total depreciation expense was $16,906 for the five months ended May 31, 1996.

  Future minimum rentals on noncancelable leases in the aggregate and for the next three years are as follows:

   May 31, 1997........................................................ $153,426
   May 31, 1998........................................................   69,473
   May 31, 1999........................................................    8,367
                                                                        --------
     Total minimum rentals............................................. $231,266
                                                                        ========

                         COPY SERVICE AND SUPPLY, INC.

NOTE 4--FIXED ASSETS:

  The major components of fixed assets are as follows:

   Furniture, fixtures and equipment................................... $369,299
   Vehicles............................................................  178,774
   Leasehold improvements..............................................   51,683
                                                                        --------
     Total fixed assets................................................  599,756
   Accumulated depreciation............................................  264,544
                                                                        --------
   Net fixed assets.................................................... $335,212
                                                                        ========

  Depreciation expense for the five months ended May 31, 1996 was $37,673.

NOTE 5--NOTES PAYABLE AND LONG-TERM DEBT:

  An analysis of long-term debt is as follows:

   $200,000 line of credit with bank, interest rate of prime plus
    .50%, collateralized by inventory and equipment..................  $200,000
   Note payable to bank, due in monthly installments of $276, includ-
    ing interest at 7%, collateralized by vehicle....................     3,700
   Note payable to bank, due in monthly installments of $257,
    including interest at 6.75%, collateralized by vehicle...........     5,067
   Note payable to bank, due in monthly installments of $357,
    including interest at 8.25%, collateralized by vehicle...........     6,027
   Note payable to bank, due in monthly installments of $333,
    including interest at 9.25%, collateralized by vehicle...........     7,276
   Note payable to bank, due in monthly installments of $572,
    including interest at 9.0%, collateralized by equipment..........    12,986
   Note payable to bank, due in monthly installments of $329,
    including interest at 8.75%, collateralized by vehicle...........     7,754
   Note payable to bank, due in monthly installments of $7,100,
    including interest at 8.50%, collateralized by equipment.........    52,661
   Note payable to bank, due in monthly installments of $4,821,
    including interest at 8.75%, collateralized by equipment.........    63,116
   Credit line with bank, interest payable monthly at 8.5%, maturity
    date January 10, 1997, collateralized by equipment ..............    32,213
                                                                       --------
                                                                        390,800
   Less current installments of long-term debt.......................   361,644
                                                                       --------
   Long-term debt, excluding current installments ...................  $ 29,156
                                                                       ========

                         COPY SERVICE AND SUPPLY, INC.

  Principle payments for the next three years are as follows:

  May 31, 1997......................................................... $361,644
  May 31, 1998.........................................................   28,017
  May 31, 1999.........................................................    1,139
                                                                        --------
                                                                        $390,800
                                                                        ========

NOTE 6--PROFIT SHARING PLAN:

  The Company has a profit sharing plan which is available to all employees who have attained certain age and service requirements. Contributions made to the plan are entrusted to an investment company which provides investment consultation and administration. No contribution was made for the five months ended May 31, 1996.

NOTE 7--OPERATING LEASE:

  The Company conducts its operations from leased facilities. The main office, showroom space and one branch office are leased from the 100% shareholder. There are four annual renewable leases, payable $9,999 per month, expiring on various dates.

  Two of the Company's branch offices are leased for a total of $700 per month. These leases are month to month leases. Also, the Company has one branch office which is a 36 month lease for a total of $1,046 per month.

  Lease expense for the five months ended May 31, 1996 was $58,725.

  Future minimum lease payments are as follows:

   May 31, 1997......................................................... $70,693

NOTE 8--SUPPLEMENTARY CASH FLOWS INFORMATION:

   Interest paid........................................................ $ 9,321
   Income taxes paid.................................................... $     0

NOTE 9--CONCENTRATED CREDIT RISK:

  The Companies are principally engaged in the business of selling and leasing copiers business machines and office furniture. Consequently, the ability to collect the amounts due from customers may be affected by economic fluctuation in the industry.

NOTE 10--RELATED PARTY:

  The 100% shareholder of Copy Service and Supply, Inc. also owns 60% of CSS Leasing, LLC.

  During 1995 the furniture division of Copy Service and Supply, Inc. was Incorporated. The Corporate name is Office Furniture Concepts, Inc. The inventory and various fixed assets were transferred into the newly formed corporation. The 100% shareholder of Copy Service and Supply, Inc. also owns 49% of Office Furniture Concepts, Inc.

                         COPY SERVICE AND SUPPLY, INC.

NOTE 11--INCOME TAXES:

  A reconciliation of the provision for income taxes with the amount of income tax computed at the Federal statutory rate (34%) follows:

   Tax expense at statutory rate....................................... $26,702
   Increase (decrease) in taxes resulting from:
   Elimination of non taxable entities.................................  (6,164)
   Expenses not tax deductible.........................................   2,708
   State taxes, net of federal benefit.................................  (3,604)
                                                                        -------
   Provision for income taxes charged to operation..................... $19,642
                                                                        =======

NOTE 12--SUBSEQUENT EVENTS:

  On June 1, 1996 the Company was sold to new owners. After the sale CSS Leasing LLC and Office Furniture Concepts, Inc. were merged into Copy Service and Supply, Inc.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors  Southern Business Communications Group

  We have audited the accompanying combined statements of income and cash flows of Southern Business Communications Group for the nine months ended September 30, 1996. These combined financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these combined financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the combined financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Southern Business Communications Group for the nine months ended September 30, 1996 in conformity with generally accepted accounting principles.

/s/ Smith & Howard, P.C.

Atlanta, Georgia
January 8, 1998

                     SOUTHERN BUSINESS COMMUNICATIONS GROUP

                          COMBINED STATEMENT OF INCOME

                      NINE MONTHS ENDED SEPTEMBER 30, 1996

Revenues
  Net product sales................................................ $11,878,102
  Service and rentals..............................................   1,534,257
                                                                    -----------
                                                                     13,412,359
Costs and Expenses
  Cost of products sold............................................   9,106,579
  Service and rental costs.........................................     427,911
  Selling, general and administrative..............................   2,680,675
                                                                    -----------
                                                                     12,215,165
                                                                    -----------
Operating Income...................................................   1,197,194
Other Income (Expense)
  Interest expense.................................................     (93,993)
  Other............................................................      24,932
                                                                    -----------
                                                                        (69,061)
                                                                    -----------
    Net Income..................................................... $ 1,128,133
                                                                    ===========



                            See accompanying notes.

                     SOUTHERN BUSINESS COMMUNICATIONS GROUP

                        COMBINED STATEMENT OF CASH FLOWS

                      NINE MONTHS ENDED SEPTEMBER 30, 1996

Cash Flows from Operating Activities:
  Cash received from customers.................................. $ 13,537,742
  Cash paid to suppliers and employees..........................  (12,017,450)
  Interest paid.................................................      (93,993)
  Other income..................................................       24,932
                                                                 ------------
    Net Cash Provided by Operating Activities...................    1,451,231
                                                                 ------------
Cash Flows from Investing Activities:
  Purchases of property and equipment...........................      (46,594)
  Loans to shareholders.........................................     (360,000)
                                                                 ------------
    Net Cash Required by Investing Activities...................     (406,594)
                                                                 ------------
Cash Flows from Financing Activities:
  Net line of credit borrowings.................................      206,759
  Principal payments on notes payable to related parties, net...     (300,047)
  Proceeds from issuance of long-term debt......................      228,926
  Principal payments on long-term debt and capital lease
   obligation...................................................     (345,330)
  Distributions to shareholders.................................     (819,643)
                                                                 ------------
    Net Cash Required by Financing Activities...................   (1,029,335)
                                                                 ------------
Net Increase in Cash............................................       15,302
Cash at Beginning of Period.....................................       62,624
                                                                 ------------
Cash at End of Period........................................... $     77,926
                                                                 ============
Reconciliation of Net Income to Net Cash Provided by Operating
 Activities:
Net Income...................................................... $  1,128,133
Adjustments to Reconcile Net Income to Net Cash Provided by
 Operating Activities:
  Depreciation..................................................       90,558
  Decrease in accounts receivable...............................      282,258
  Decrease in inventories.......................................      144,627
  Decrease in accounts payable and checks outstanding...........      (71,181)
  Decrease in deferred revenue..................................     (156,875)
  Increase in accrued liabilities...............................       33,711
                                                                 ------------
    Total Adjustments...........................................      323,098
                                                                 ------------
Net Cash Provided by Operating Activities....................... $  1,451,231
                                                                 ============


                            See accompanying notes.

                    SOUTHERN BUSINESS COMMUNICATIONS GROUP

                    NOTES TO COMBINED FINANCIAL STATEMENTS

                              SEPTEMBER 30, 1996

NOTE 1. DESCRIPTION OF THE BUSINESS

  Southern Business Communications Group (the Company) is engaged in the sale and installation or leasing of electronic presentation equipment, document imaging management, and system integration. The Company also provides maintenance on the equipment and microfilm service bureau work to convert paper files to microfilm.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

 Basis of Presentation

  The combined financial statements include the accounts of Southern Business Communications, Inc. (SBC), Southern Business Communications of D.C., Inc. (SBC of DC), and ATS Atlanta (ATS), three companies affiliated through common ownership. All significant inter-company transactions have been eliminated.

 Revenue Recognition

  Revenues from product sales are recognized upon shipment to customer. Revenues related to systems support agreements are recognized ratably over the terms of the agreements, generally one year.

 Inventories

  Inventories consist of audio, visual, micrographic and computer equipment and related parts and supplies valued at the lower of cost or market as determined using the first-in, first-out (FIFO) method.

 Depreciation and Amortization

  Depreciation of property and equipment is provided over the useful lives of the assets primarily on the straight-line method.

  Useful lives for depreciable assets are as follows:

   Building and improvements.......................................     31 years
   Machinery and equipment......................................... 3 to 7 years
   Furniture and fixtures.......................................... 5 to 7 years
   Equipment held for lease........................................      5 years

 Income Taxes

  As a result of elections with the IRS made by the stockholders of the entities comprising the Company, the Company is not liable for income taxes as of September 30, 1996. The stockholders are liable for individual income taxes on their respective shares of the entities' taxable income, and the accompanying combined financial statements do not include a provision for income taxes.

NOTE 3. LINES OF CREDIT

  The Company has working capital revolving line of credit agreements with a bank which provide for total borrowings of $2,100,000. Borrowings are limited to 85% of accounts receivable and 50% of inventories, with borrowings based on inventories limited to specified amounts per the agreements. Borrowings under the agreements are secured by accounts receivable, inventories and the personal guarantees of the Company's stockholders. Interest is payable monthly at the bank's prime rate. Outstanding borrowings under the agreements at September 30, 1996 totaled $907,189 as follows: SBC--$785,225, SBC of DC-- $111,964, ATS--$10,000.

                    SOUTHERN BUSINESS COMMUNICATIONS GROUP

                              SEPTEMBER 30, 1996


  SBC also has a second line of credit with the same bank which provides for borrowings up to $250,000 for capital expenditures. Interest is payable monthly at the bank's prime rate. Borrowings under the agreement are secured by a second lien on the SBC's land and building. There were no outstanding borrowings under this agreement at September 30, 1996.

NOTE 4. LONG-TERM DEBT

  Principal payments on long-term debt are as follows for years ending September 30:

   1997................................................................ $ 30,991
   1998................................................................   28,429
   1999................................................................   26,862
   2000................................................................   26,161
   2001................................................................   29,919
   Thereafter..........................................................  284,942
                                                                        --------
                                                                        $427,304
                                                                        ========

NOTE 5. LEASES

  The Company leases office space under operating leases that expire at various dates through 2000. Rent expense under these leases approximated $44,000. Future minimum rental payments required under operating leases with initial or remaining noncancellable lease terms in excess of one year are as follows:

   1997................................................................ $ 66,912
   1998................................................................   68,364
   1999................................................................   48,840
   2000................................................................   10,977
                                                                        --------
                                                                        $195,093
                                                                        ========

NOTE 6. PROFIT SHARING PLAN

  The Company has a profit sharing 401(k) plan (the Plan) which is qualified under Section 401(k) of the Internal Revenue Code and covers substantially all employees. Under the provisions of the Plan, the Company contributes discretionary amounts as determined by the Board of Directors. Participants' vested interests in the Company's contributions are based upon years of service, as defined, with the Company. Contributions to the Plan were $23,628.

NOTE 7. SUBSEQUENT EVENT

  Subsequent to September 30, 1996, all of the outstanding stock of SBC, SBC of DC and ATS was purchased by an unrelated corporation which owns other companies engaged in the same lines of business as the Company.

                        REPORT OF INDEPENDENT AUDITORS

Stockholders
 Electronic Systems, Inc.

  We have audited the accompanying statements of income and retained earnings and cash flows of Electronic Systems, Inc. for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Electronic Systems, Inc. for the years ended December 31, 1995 and 1996 and the six months ended June 30, 1997 in conformity with generally accepted accounting principles.

                                                     /s/ Ernst & Young

Richmond, Virginia
January 23, 1998

                            ELECTRONIC SYSTEMS, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

                                                                  SIX MONTHS
                                        YEAR ENDED DECEMBER 31       ENDED
                                        ------------------------    JUNE 30
                                           1995         1996         1997
                                        -----------  -----------  -----------
Revenue:
  Equipment, supplies and parts........ $24,096,319  $35,903,314  $20,373,983
  Service and training.................   4,013,939    6,304,117    3,899,523
  Rental...............................     758,271      802,465      422,963
                                        -----------  -----------  -----------
    Total revenue......................  28,868,529   43,009,896   24,696,469
Cost of goods and services sold:
  Equipment, supplies and parts........  20,478,529   31,008,200   17,294,908
  Service and training.................   1,883,456    3,115,095    1,804,993
  Rental...............................     470,729      513,096      282,111
                                        -----------  -----------  -----------
    Total cost of goods and services
     sold..............................  22,832,714   34,636,391   19,382,012
                                        -----------  -----------  -----------
                                          6,035,815    8,373,505    5,314,457
Selling, general, and administrative
 expenses..............................   4,824,892    5,961,952    4,482,983
                                        -----------  -----------  -----------
                                          1,210,923    2,411,553      831,474
Other income (expense):
  Interest expense.....................     (78,207)     (87,713)     (17,250)
  Interest income......................      16,498       21,850       34,135
  Management fee.......................      15,000       25,000       14,000
  Other, net...........................     100,008       32,740       90,031
                                        -----------  -----------  -----------
                                             53,299       (8,123)     120,916
                                        -----------  -----------  -----------
Net income.............................   1,264,222    2,403,430      952,390
Retained earnings at beginning of
 year..................................   1,958,487    2,877,594    4,682,982
Distributions to shareholders..........    (345,115)    (598,042)  (1,174,346)
                                        -----------  -----------  -----------
Retained earnings at end of year....... $ 2,877,594  $ 4,682,982  $ 4,461,026
                                        ===========  ===========  ===========


                            See accompanying notes.

                            ELECTRONIC SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                                                                   SIX MONTHS
                                         YEAR ENDED DECEMBER 31       ENDED
                                         ------------------------    JUNE 30
                                            1995         1996         1997
                                         -----------  -----------  -----------
OPERATING ACTIVITIES
Net income.............................  $ 1,264,222  $ 2,403,430  $   952,390
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
  Depreciation and amortization........      398,866      521,799      250,726
  (Gain) loss on sale of assets........        1,610        8,243      (26,620)
  Provision for doubtful accounts......       20,776          --       108,000
  Changes in operating assets and
   liabilities:
   Accounts receivable.................   (1,725,911)      35,132     (691,819)
   Inventories.........................     (617,253)    (463,747)     248,873
   Prepaid expenses and other..........       42,368         (336)     (44,952)
   Accounts payable....................      801,781    2,032,101   (1,301,766)
   Accrued expenses and other
    liabilities........................      162,239      371,848      554,626
                                         -----------  -----------  -----------
Net cash provided by operating
 activities............................      348,698    4,908,470       49,458
INVESTING ACTIVITIES
Purchases of property and equipment....     (659,254)    (444,200)    (339,048)
Proceeds on sale of property and
 equipment.............................       39,176      101,242       45,043
Proceeds on notes receivable from
 shareholders..........................          --           --       166,980
                                         -----------  -----------  -----------
Net cash used in investing activities..     (620,078)    (342,958)    (127,025)
FINANCING ACTIVITIES
Borrowings on revolving credit loan....    1,792,325      200,000          --
Repayments on revolving credit loan....   (1,026,630)  (1,178,705)         --
Principal payments on long-term debt...     (149,200)    (236,700)     (20,000)
Distributions to shareholders..........     (345,115)    (598,042)  (1,174,346)
                                         -----------  -----------  -----------
Net cash (used) provided by financing
 activities............................      271,380   (1,813,447)  (1,194,346)
(Decrease) increase in cash............          --     2,752,065   (1,271,913)
Cash at beginning of year..............       10,450       10,450    2,762,515
                                         -----------  -----------  -----------
Cash at end of year....................  $    10,450  $ 2,762,515  $ 1,490,602
                                         ===========  ===========  ===========


                            See accompanying notes.

                           ELECTRONIC SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                 JUNE 30, 1997

1. SIGNIFICANT ACCOUNTING POLICIES

  Electronic Systems, Inc. (the Company) is an office technology supplier incorporated in Virginia. The Company sells and services computer hardware, software and copiers and provides consulting and training services for various office systems. The following is a description of the Company's significant accounting policies:

 Cash Equivalents

  The Company considers all highly liquid investments with a maturity of three months or less when purchased to be cash equivalents.

 Inventories

  Inventories are stated at the lower of cost or market, primarily using specific identification.

 Property and Equipment

  Property and equipment are stated at cost. Depreciation is computed using both straight-line and accelerated methods over the estimated useful lives of the related assets.

 Rental Equipment

  Equipment is rented to customers under operating leases. Rental equipment is stated at cost. Depreciation is computed using the straight-line method over the estimated useful life of the related asset. Future minimum rentals as of June 30, 1997 are as follows:

   YEAR ENDING JUNE 30                                                   AMOUNT
   -------------------                                                  --------
   1998................................................................ $426,258
   1999................................................................  261,103
   2000................................................................  105,828
                                                                        --------
                                                                        $793,189
                                                                        ========

 Revenue Recognition

  Revenues are recognized as follows:

  Equipment and supply sales revenues are recognized when shipped or delivered and title and risk of loss pass to the customer.

  Maintenance contract service revenues are recognized ratably over the term of the underlying maintenance contract. Other service revenues are recognized as earned.

  Rental revenue is recognized ratably over the term of the underlying leases, typically one to three years.

 Advertising

  The costs of advertising the Company's products and services are generally expensed as incurred. Total advertising costs amounted to $176,910, $197,525 and $47,392 in 1995, 1996 and 1997, respectively.

 Income Taxes

  The Company is organized to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under these provisions, the Company does not pay federal or state income taxes on its corporate income. Instead the Company's income is included in the income of its stockholders for federal and state income tax purposes.

                           ELECTRONIC SYSTEMS, INC.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management make estimates and assumptions which affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

 Long Lived Assets

  In March 1995, the Financial Accounting Standards Board issued Statement No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of, which requires impairment losses be recorded on long-lived assets used in operations when indicators of impairment are present and the undiscounted cash flows estimated to be generated by those assets are less than the assets' carrying amount. Statement 121 also addresses the accounting for long-lived assets that are expected to be disposed of. The Company adopted Statement 121 in 1996 and such adoption had no effect on the financial statements.

2. BORROWINGS

  The Company has a term loan collateralized by its headquarters land and building. The loan bears interest at 90.2778% of prime and principal payments are $40,000 for each of the next five years.

  Interest paid on all indebtedness was $78,207, $87,713 and $17,256 in 1995, 1996 and 1997, respectively.

3. EMPLOYEE BENEFIT PLANS

  The Company has a 401(k) plan which covers all full-time employees meeting certain eligibility requirements. Participants may elect to contribute up to 15% of their compensation on a pre-tax basis, as defined in the plan. The Company contributes an amount equal to 50% of the participant's contribution not to exceed 5% of each participant's base compensation. Participants are fully vested in the Company contributions. The Company made contributions of $68,404, $93,390 and $62,766 in 1995, 1996 and 1997, respectively.

  The Company also maintains a profit sharing plan which covers all full time employees meeting certain eligibility requirements. Contributions to the plan are at the discretion of the Board of Directors. The Company contributed $92,000, $120,000 and $60,000 in 1995, 1996 and 1997, respectively.

4. LEASES

  The Company is obligated under various noncancelable operating leases for facilities, warehouse space and training centers.

  Future minimum lease payments under the noncancelable operating leases as of June 30, 1997 are as follows:

   YEAR ENDING JUNE 30                                                   AMOUNT
   -------------------                                                  --------
   1998................................................................ $113,449
   1999................................................................   74,339
   2000................................................................   65,570
   2001................................................................   68,849
   2002................................................................   41,309
                                                                        --------
                                                                        $363,516
                                                                        ========

  Rent expense amounted to $57,914, $77,126 and $61,658 in 1995, 1996 and
1997, respectively.

                           ELECTRONIC SYSTEMS, INC.

5. RELATED PARTY TRANSACTIONS

  The Company provides certain administrative and accounting services to Electronic Systems of Richmond, Inc., a corporation owned by certain shareholders of Electronic Systems, Inc. Management fees of $15,000, $25,000 and $14,000 were received by the Company in 1995, 1996 and 1997, respectively.

6. CONCENTRATIONS OF CREDIT RISK

  Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash equivalents and accounts receivable. The Company's temporary cash is invested in short-term money market accounts.

  The Company markets its products and services to customers located primarily in Virginia. The Company performs credit evaluations of its customers prior to delivery or commencement of services and normally does not require collateral. Payments for equipment are typically due within thirty days of billing and supplies and services are typically due upon receipt. The Company maintains an allowance for potential credit losses and losses have historically been within management's expectations. Credit losses have historically been insignificant.

  The carrying values of amounts classified as current assets and current liabilities approximate fair values due to the short-term nature of these instruments. The carrying value of long-term debt approximates fair value as current borrowing rates approximately market rates for loans with similar rates.

  Two customers accounted for 11%, 20% and 8% of the Company's sales in 1995, 1996 and 1997, respectively.

7. SUBSEQUENT EVENTS

  Effective July 7, 1997, all outstanding stock of the Company was acquired by Global Imaging Systems, Inc. In connection with the acquisition, the Company's S Corporation election was terminated and from the date of acquisition forward the earnings of the Company will be taxed at the corporate level.

  Immediately prior to the acquisition, the headquarters building and land and related term debt were transferred in the form of a shareholder distribution to an entity owned by the shareholders of the Company. The Company has entered into an agreement to lease these facilities for five years, with initial rent of $185,082 per year, escalating 2% annually.

                         INDEPENDENT AUDITORS' REPORT

Board of Directors and Shareholders
 Eastern Copy Products, Inc. and Subsidiaries

  We have audited the accompanying consolidated statements of income and retained earnings and cash flows of EASTERN COPY PRODUCTS, INC. AND SUBSIDIARIES for the years ended July 31, 1997, 1996, and 1995. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the consolidated financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the consolidated financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of EASTERN COPY PRODUCTS, INC. AND SUBSIDIARIES as of July 31, 1997, 1996, and 1995 in conformity with generally accepted accounting principles.

                                          /s/ Pasquale & Bowers, LLP

Syracuse, New York
December 17, 1997

                  EASTERN COPY PRODUCTS, INC. AND SUBSIDIARIES

            CONSOLIDATED STATEMENTS OF INCOME AND RETAINED EARNINGS

                   YEARS ENDED JULY 31, 1997, 1996, AND 1995

                                            1997        1996         1995
                                         ----------- -----------  -----------
Sales and service
  Equipment sales....................... $ 8,389,297 $ 5,838,732  $ 4,691,487
  Service...............................   5,897,324   5,281,391    4,640,232
  Rental income.........................     737,113     761,268      733,635
  Other.................................     230,241     163,977      203,475
                                         ----------- -----------  -----------
                                          15,253,975  12,045,368   10,268,829
                                         ----------- -----------  -----------
Cost of sales and service
  Cost of equipment sales...............   5,549,634   3,914,590    2,822,924
  Cost of service.......................   3,982,670   3,645,680    3,142,454
  Depreciation on rental equipment......     254,990     170,193      182,768
  Other.................................     126,740     104,937       96,405
                                         ----------- -----------  -----------
                                           9,914,034   7,835,400    6,244,551
                                         ----------- -----------  -----------
Gross profit............................   5,339,941   4,209,968    4,024,278
Selling, general and administrative
 expenses...............................   4,971,142   4,087,298    3,689,948
                                         ----------- -----------  -----------
Income from operations..................     368,799     122,670      334,330
Other expense--net, including interest
 expense of $108,879, $111,947, and
 $123,441...............................      76,090      54,537       78,732
                                         ----------- -----------  -----------
Income before provision for income
 taxes..................................     292,709      68,133      255,598
Provision for income taxes (Note 5).....    110, 000      12,400       99,800
                                         ----------- -----------  -----------
Net income..............................     182,709      55,733      155,798
Retained earnings (accumulated
 deficit)--beginning of year............      55,645         (88)    (155,886)
                                         ----------- -----------  -----------
Retained earnings (accumulated
 deficit)--end of year.................. $   238,354 $    55,645  $       (88)
                                         =========== ===========  ===========


        See accompanying notes to the consolidated financial statements.

                  EASTERN COPY PRODUCTS, INC. AND SUBSIDIARIES

                     CONSOLIDATED STATEMENTS OF CASH FLOWS

                   YEARS ENDED JULY 31, 1997, 1996, AND 1995
                          INCREASE (DECREASE) IN CASH

                                                 1997       1996       1995
                                               ---------  ---------  ---------
Cash flows from operating activities
  Net income.................................. $ 182,709  $  55,733  $ 155,798
                                               ---------  ---------  ---------
  Adjustments to reconcile net income to net
   cash provided by (used in) operating
   activities:
    Deferred tax expense (benefit)............   (29,000)  (138,000)    65,000
    Depreciation..............................   283,640    210,788    232,672
    Bad debt expense..........................   124,242     40,236     38,889
    Loss on disposal of assets................         0          0      3,355
    Changes in assets and liabilities
     affecting cash flow from operating
     activities:
      Accounts receivable.....................  (263,488)  (317,460)  (129,802)
      Inventory...............................   677,796     34,657   (456,844)
      Other current assets....................    17,179    (52,319)    66,530
      Other assets............................         0        800          0
      Accounts payable........................  (111,511)  (439,855)    36,831
      Notes payable...........................  (231,243)   424,747     85,940
      Accrued expenses........................    12,309    115,168    (65,573)
      Deferred revenue........................     8,419    195,200    (79,325)
      Income taxes payable....................   126,000     86,964     14,688
      Other current liabilities...............   (29,028)     2,802     (5,512)
                                               ---------  ---------  ---------
        Total adjustments.....................   585,315    163,728   (193,151)
                                               ---------  ---------  ---------
        Net cash provided by (used in) operat-
         ing activities.......................   768,024    219,461    (37,353)
                                               ---------  ---------  ---------
Cash flows from investing activities
  Capital expenditures--Net...................  (559,067)  (102,409)   (70,609)
                                               ---------  ---------  ---------
        Net cash used in investing activi-
         ties.................................  (559,067)  (102,409)   (70,609)
                                               ---------  ---------  ---------
Cash flows from financing activities
  Proceeds from long-term debt................   131,219     93,611     55,472
  Payments on long-term debt..................  (202,168)  (180,436)  (161,000)
  Payments on capital lease obligations.......         0     (5,426)   (57,887)
  (Advances) Repayments on shareholder loan--
   Net........................................   (10,925)   (39,985)    41,415
                                               ---------  ---------  ---------
        Net cash used in financing activi-
         ties.................................   (81,874)  (132,236)  (122,000)
                                               ---------  ---------  ---------
Net increase (decrease) in cash...............   127,083    (15,184)  (229,962)
Cash--Beginning of year.......................   112,274    127,458    357,420
                                               ---------  ---------  ---------
Cash--End of year............................. $ 239,357  $ 112,274  $ 127,458
                                               =========  =========  =========

        See Accompanying Notes to the Consolidated Financial Statements.

                 EASTERN COPY PRODUCTS, INC. AND SUBSIDIARIES

                NOTES TO THE CONSOLIDATED FINANCIAL STATEMENTS

1. SIGNIFICANT ACCOUNTING POLICIES

  The parent company is primarily involved in the selling, leasing and servicing of Konica office copiers. Eastern Copy Credit Corporation, Inc., a wholly-owned subsidiary, was formerly involved in the leasing of office copiers and is now inactive. Eastern Copy Products Vend-A-Copy Division, Inc., a wholly-owned subsidiary, is engaged in providing copy vending services to the general public.

 Principles of Consolidation

  The consolidated financial statements include the accounts of Eastern Copy Products, Inc., and both of its wholly-owned subsidiaries. All intercompany accounts and transactions have been eliminated. "Company" as used herein refers to the consolidated group.

 Concentrations of Credit Risk

  The Company, in the normal course of business, grants credit to customers, essentially all of whom are located in central or western New York State. The Company uses the direct write-off method to provide for bad debts. Management considers any allowance necessary for uncollectible accounts receivable at July 31, 1997, 1996, and 1995 as not material to the financial statements.

  At July 31, 1997, the Company had approximately $92,000 in bank deposits in excess of federally insured levels.

 Inventory

  Inventory represents copiers, parts and supplies held for sale or lease. Inventory is stated at the lower of average cost or market.

 Revenue Recognition

  Revenue is recognized when earned. The Company recognizes revenue on maintenance contracts primarily on a straight-line basis over the term of the related agreements. Lengths of the maintenance agreements generally range from one to three years.

  The three year agreements generally involve the Company providing a copier and the related maintenance under one installment contract. Essentially all of these contracts, and the conditional title to the associated equipment, are subsequently sold to a third party financing company in exchange for cash proceeds. A portion of the proceeds are allocated to machine sales and recognized currently, while the remainder is deferred and recognized as service income on a straight-line basis over the term of the related agreement.

  Revenue is recorded on equipment sales upon delivery to a customer. Service revenue is recorded at the time service is performed.

 Depreciation

  Fixed assets are recorded at cost.

  The cost of fixed assets is depreciated over the estimated useful lives of the related assets using the straight-line method for financial statement purposes.

                 EASTERN COPY PRODUCTS, INC. AND SUBSIDIARIES

 Income Taxes

  Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the basis of deferred revenue and fixed assets for financial and income tax reporting. The deferred tax assets and liabilities represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

 Use of Estimates

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Supplemental Disclosures of Cash Flow Information

                                                       1997     1996     1995
                                                     -------- -------- --------
   Cash paid during the year for--Interest.......... $108,879 $111,947 $123,441
   --Income taxes................................... $  2,093 $ 69,747 $ 20,460

  Capital expenditures reflected in the statements of cash flows includes the net increase in vending copiers in service and the net increase in copiers on operating lease.

 Non-Cash Financing Activities

  During fiscal 1996, the Company issued 10 shares of common stock at its fair market value to Konica Business Machines, Inc. In consideration for the shares, Konica transferred all of the assets and liabilities of Konica's Buffalo, New York branch to the Company. The assets and liabilities transferred consisted of computer parts and equipment inventory, and obligations under customer maintenance agreements. Following is a summary of the transaction:

     Copier inventory transferred.................................... $ 261,024
     Liabilities under maintenance agreements assumed................  (110,400)
                                                                      ---------
     Value assigned to common stock issued........................... $ 150,624
                                                                      =========

2. NOTES PAYABLE

  The Company has various notes payable owed to financing companies under inventory financing arrangements. The arrangements call for the respective financing company to pay the invoice cost, less available discounts, on inventory purchases. The Company then remits payment for the full invoiced cost to the financing company; if payment to the finance company is made within 30 days, the Company retains a portion of the discount. Interest is charged on any late payments.

                 EASTERN COPY PRODUCTS, INC. AND SUBSIDIARIES

3. LONG-TERM DEBT

  Scheduled maturities of long-term debt for the next four years and in the aggregate are as follows:

            YEARS ENDING
              JULY 31,
            ------------
             1998............................... $732,017
             1999...............................   70,438
             2000...............................   49,528
             2001...............................   19,411
                                                 --------
                                                 $871,394
                                                 ========

4. COMMITMENTS

  The Company leases vehicles, office equipment, office and warehouse facilities under various noncancelable operating leases. Lease expense under these arrangements for the years ended July 31, 1997, 1996, and 1995, approximated $234,000, $96,000, and $63,000, respectively. Minimum future rental payments due under the agreements for the next five years and in the aggregate are as follows:

            YEARS ENDING
              JULY 31,
            ------------
             1998............................. $  287,868
             1999.............................    239,428
             2000.............................    241,615
             2001.............................    205,865
             2002.............................    171,990
             Thereafter.......................     79,464
                                               ----------
                                               $1,226,230
                                               ==========

  The Company also leases certain other office and warehouse facilities on a month-to-month basis, and accounts for the agreements as operating leases.

5. INCOME TAXES

  The components of the provision for income taxes at July 31, 1997, 1996, and 1995, are as follows:

                                                    1997      1996       1995
                                                  --------  ---------  --------
   Current expense--Federal.....................  $129,000  $ 133,000  $ 50,600
   --State......................................    10,000     17,400     6,200
   Current benefit from utilization of operating
    loss carryforward--Federal..................         0          0   (22,000)
   Deferred tax expense (benefit)--Federal......   (23,000)  (110,000)   47,000
   --State......................................    (6,000)   (28,000)   18,000
                                                  --------  ---------  --------
                                                  $110,000  $  12,400  $ 99,800
                                                  ========  =========  ========

                 EASTERN COPY PRODUCTS, INC. AND SUBSIDIARIES

  The net deferred tax asset at July 31, 1997, 1996, and 1995, is comprised of the following:

                                                   1997      1996       1995
                                                 --------  ---------  ---------
   Deferred tax assets.......................... $796,000  $ 787,000  $ 703,000
   Deferred tax liabilities.....................  (94,000)  (114,000)  (168,000)
                                                 --------  ---------  ---------
   Net deferred tax asset....................... $702,000  $ 673,000  $ 535,000
                                                 ========  =========  =========

  The reconciliation of the effective income tax rate is as follows:

                                                                  1997  1996  1995
                                                                  ----  ----  ----
   Federal income tax rate.......................................  34%   15%   34%
   State taxes, net of federal income tax benefit................   6     6     6
   Other, net....................................................  (2)   (3)   (1)
                                                                  ---   ---   ---
                                                                   38%   18%   39%
                                                                  ===   ===   ===

  Deferred tax assets result primarily from different methods of revenue recognition on certain maintenance contracts for book and tax purposes. Deferred tax liabilities result mainly from the use of accelerated depreciation methods for tax purposes.

  At July 31, 1997, the Company has a state operating loss carryforward of approximately $146,000 available to offset future state taxable income expiring through the year 2011.

6. RELATED PARTY TRANSACTIONS

  The Company leases office and warehouse space from its shareholder on a month-to-month basis. Rent expense incurred under the arrangements amounted to $150,000 for fiscal years 1997, 1996, and 1995, and is included in selling, general and administrative expenses.

7. MAJOR SUPPLIER

  The Company buys substantially all of its equipment, parts, and supplies held for resale from Konica. Net amounts due Konica at July 31, 1997, 1996, and 1995, approximated $724,000, $780,000, and $1,398,000, respectively, and are included in accounts payable.

8. PENSION PLAN

  The Company maintains a 401(k) profit sharing plan covering substantially all employees meeting certain age and length of service requirements. Employer contributions are at the discretion of the Board of Directors. No contributions were made for the years ended July 31, 1997, 1996, and 1995.

9. SUBSEQUENT EVENTS

 Stock Purchase Agreement

  Effective August 1, 1997, the Company entered into a Stock Purchase Agreement with Conway Office Products, Inc. ("Conway"), a wholly-owned subsidiary of Global Imaging Systems, Inc. for all the capital stock of the Company. The total purchase price for the stock of the Company was approximately $6,750,000.

 Merger

  Effective September 1, 1997, Eastern Copy Products Vend-A-Copy Division, Inc. and Eastern Copy Credit Corporation, Inc., merged into Eastern Copy Products, Inc.

                         INDEPENDENT AUDITOR'S REPORT

To the Stockholders and Board of Directors
Duplicating Specialties, Inc.

  We have audited the accompanying statements of income and retained earnings and cash flows of Duplicating Specialties, Inc. for the ten months ended August 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audit in accordance with generally accepted auditing standards. These standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Duplicating Specialties, Inc. for the ten months ended August 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ Moss Adams LLP

Vancouver, Washington
December 19, 1997

                         DUPLICATING SPECIALTIES, INC.

                   STATEMENT OF INCOME AND RETAINED EARNINGS

                    FOR THE TEN MONTHS ENDED AUGUST 31, 1997

Revenue
  Equipment and supplies............................................ $4,240,383
  Service agreement revenue.........................................  2,006,268
  Rental income.....................................................     72,736
                                                                     ----------
                                                                      6,319,387
Cost of sales
  Cost of equipment and supplies sales..............................  2,642,715
  Cost of service agreement revenue.................................    927,691
  Cost of rental income.............................................     22,184
                                                                     ----------
                                                                      3,592,590
Gross profit........................................................  2,726,797
Selling, general and administrative expenses........................  2,493,602
Provision for doubtful accounts.....................................     25,201
                                                                     ----------
Operating income....................................................    207,994
                                                                     ----------
Other income (expense)
  Miscellaneous income..............................................     10,556
  Interest expense..................................................     (7,470)
                                                                     ----------
                                                                          3,086
                                                                     ----------
Net income before income taxes......................................    211,080
Income taxes........................................................     93,361
                                                                     ----------
Net income..........................................................    117,719
Retained earnings, beginning of period..............................    625,249
                                                                     ----------
Retained earnings, end of period.................................... $  742,968
                                                                     ==========


   The accompanying notes are an integral part of these financial statements.

                         DUPLICATING SPECIALTIES, INC.

                            STATEMENT OF CASH FLOWS

                    FOR THE TEN MONTHS ENDED AUGUST 31, 1997

Cash flows from operating activities
  Net income........................................................ $ 117,719
  Adjustments to reconcile net income to net cash flows from operating activities
    Depreciation....................................................    57,560
    Net deferred taxes..............................................   (94,687)
    Gain on sale of assets..........................................      (456)
  Increase (decrease) in cash due to changes in assets and
   liabilities
    Accounts receivable, net........................................   (24,421)
    Inventory.......................................................   141,727
    Prepaid expense.................................................    24,110
    Cash surrender value of life insurance..........................     9,473
    Deposits........................................................     1,317
    Accounts payable................................................  (188,859)
    Accrued expenses................................................   413,033
    Deferred service contract revenue...............................    40,921
                                                                     ---------
      Net cash flows from operating activities......................   497,437
Cash flows from investing activities
  Purchase of equipment.............................................  (112,570)
  Proceeds from sale of assets......................................    17,040
                                                                     ---------
      Net cash flows from investing activities......................   (95,530)
Cash flows from financing activities
  Net change in short-term note payable.............................  (202,000)
  Proceeds from long-term borrowings................................    25,000
  Payments on long-term borrowings..................................   (18,774)
  Increase in due from stockholder..................................   (10,686)
                                                                     ---------
      Net cash flows from financing activities......................  (206,460)
                                                                     ---------
Net increase in cash................................................   195,447
Cash, beginning of period...........................................    46,930
                                                                     ---------
Cash, end of period................................................. $ 242,377
                                                                     =========

   The accompanying notes are an integral part of these financial statements.

                        DUPLICATING SPECIALITIES, INC.

                         NOTES TO FINANCIAL STATEMENTS

                                AUGUST 31, 1997

NOTE 1--NATURE OF BUSINESS

  The Company is an Oregon corporation engaged in the business of selling and providing maintenance and supplies for reproduction equipment and facsimile machines. Customers are primarily located in Oregon and Southwest Washington.

NOTE 2--SIGNIFICANT ACCOUNTING POLICIES

  Cash and cash equivalents--For purposes of the statement of cash flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents. The Company maintains its cash in bank deposit accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes it is not exposed to any significant credit risk on cash and cash equivalents.

  Accounts receivable--Management periodically assesses the collectability of accounts receivable. This assessment provides the basis for the allowance for doubtful accounts and related bad debt expense. The allowance for doubtful accounts was $30,000 as of August 31, 1997. Credit is generally extended to customers without collateral requirements.

  Inventory--Inventory is stated at the lower of cost (first-in first-out method) or market.

  Equipment and vehicles--Expenditures for maintenance and repairs are charged to expense as incurred, whereas major betterments and equipment additions are capitalized. The Company has provided for depreciation of equipment using straight-line and accelerated methods over estimated useful lives ranging from three to ten years.

  Revenue recognition--Revenues are recorded at the time of shipment of products or performance of services. Deferred service contract revenue is recognized over the estimated service period, based upon copier usage. Contracts are billed in increments of preventive maintenance cycles.

  Income taxes--Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of taxes currently due plus deferred taxes related primarily to differences between the bases of the equipment and vehicles for financial and income tax reporting. The deferred tax assets and liabilities represent future tax return consequences of these differences which will either be taxable or deductible when the assets and liabilities are recovered or settled.

  Use of estimates--The preparation of the financial statements in conformity with generally accepted accounting principles require management to make estimates and assumptions that affect the amounts reported in the financial statements and accompanying notes. Actual results could differ from those estimates.

NOTE 3--INVENTORY

  Inventory as of August 31, 1997 consists of:

     Duplicating equipment............................................ $330,520
     Supplies.........................................................  118,651
     Service parts and accessories....................................  309,955
                                                                       --------
                                                                       $759,126
                                                                       ========

                         DUPLICATING SPECIALTIES, INC.

NOTE 4--LONG-TERM DEBT

  Long-term debt as of August 31, 1997 consists of:

     Notes payable collateralized by automotive equipment. Interest rates from 3.9% to 8.58%. Due in monthly payments totaling
      $1,792, including interest. Maturing from October 1998 to March
      2002. Paid in full during September 1997......................... $41,925
     Less current portion..............................................  16,087
                                                                        -------
                                                                        $25,838
                                                                        =======

  The following is a schedule of required principal payments on long-term debt during the succeeding five years:

    YEAR ENDING
       AUGUST
        31,
    -----------
       1998............................................................ $16,087
       1999............................................................  12,286
       2000............................................................   5,081
       2001............................................................   5,283
       2002............................................................   3,188
                                                                        -------
                                                                        $41,925
                                                                        =======

NOTE 5--LEASES

  The Company leases office and warehouse space under a long-term operating lease. The lease agreement provides for monthly payments of $6,500 (increasing to $7,850 effective September 1, 1997), plus property taxes. The lease expires November 30, 2003. Lease expense for the ten months ended August 31, 1997 was $73,990. The following is a schedule of future minimum facility lease payments, required for the next 5 years, under the operating lease as of August 31, 1997.

    YEAR ENDING
     AUGUST 31,
    -----------
       1998 .........................................................  $ 94,200
       1999 ..........................................................   94,200
       2000 ..........................................................   94,200
       2001 ..........................................................   94,200
       2002 ..........................................................   94,200
                                                                       --------
                                                                       $471,000
                                                                       ========

NOTE 6--PROFIT SHARING AND 401(K) PLAN

  The Company adopted a profit sharing plan effective November 1, 1969. The plan provides for contributions to be determined annually by the board of directors of up to 15% of eligible compensation. The Company approved a contribution of $116,027 for the ten months ended August 31, 1997.

  In addition, the Company provides a 401(k) plan benefit whereby eligible employee contributions are matched by the Company. The Company contribution for the 401(k) plan was $32,071 for the ten months ended August 31, 1997.

                         DUPLICATING SPECIALTIES, INC.

  As more fully described in Note 10, the Company was acquired subsequent to period end and these plans were terminated and replaced by plans of the new parent company.

NOTE 7--INCOME TAXES

  The deferred tax asset and liability as of August 31, 1997 consist of the following:

     Current deferred tax asset
       Allowance for doubtful accounts................................ $ 11,700
       Accrued officer salaries.......................................   86,171
       Accrued vacation...............................................    9,849
                                                                       --------
                                                                       $107,720
                                                                       ========
     Noncurrent deferred tax liability
       Depreciation................................................... $ 23,584
                                                                       ========

  The components of income tax expense are as follows:

     Current.......................................................... $188,048
     Deferred.........................................................  (94,687)
                                                                       --------
                                                                       $ 93,361
                                                                       ========

  The Company's income tax expense differed from the statutory Federal rate as follows:

     Statutory rate applied to net income before income taxes.......... $65,571
     Increase in income taxes resulting from
       Effect of non-deductible expenses under federal tax code........   4,049
       State and local taxes, net of federal tax benefit...............  25,051
       Other...........................................................  (1,310)
                                                                        -------
                                                                        $93,361
                                                                        =======

NOTE 8--SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION

     Cash paid for interest............................................ $ 7,470
                                                                        =======
     Cash paid for income taxes........................................ $81,688
                                                                        =======

NOTE 9--CONCENTRATION

  Approximately 80% of all inventory purchases of the Company were from one vendor during the ten months ended August 31, 1997.

NOTE 10--SUBSEQUENT EVENT

  Subsequent to, but effective as of, August 31, 1997 all outstanding stock of the Company was purchased by Global Imaging Systems, Inc., a Delaware corporation.

                         INDEPENDENT AUDITOR'S REPORT

The Board of Directors  Global Imaging Systems, Inc. Tampa, Florida

  We have audited the accompanying statements of income and retained earnings and statements of cash flow of Electronic Systems of Richmond, Inc. for the eleven-month and twelve-month periods ended November 30, 1997 and December 31, 1996, respectively. These financial statements are the responsibility of Electronic Systems of Richmond, Inc.'s management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the statements of income and retained earnings and statements of cash flows referred to above present fairly, in all material respects, the results of operations and cash flows of Electronic Systems of Richmond, Inc. for the eleven-month and twelve-month periods ended November 30, 1997 and December 31, 1996, respectively, in conformity with generally accepted accounting principles.

                                          /s/ EDMONDSON, LEDBETTER & BALLARD,
                                           L.L.P.

Norfolk, Virginia
January 27, 1998

                      ELECTRONIC SYSTEMS OF RICHMOND, INC.

                   STATEMENTS OF INCOME AND RETAINED EARNINGS

              FOR THE ELEVEN-MONTH AND TWELVE-MONTH PERIODS ENDED
                    NOVEMBER 30, 1997 AND DECEMBER 31, 1996

                                                     NOVEMBER 30,  DECEMBER 31,
                                                         1997          1996
                                                     ------------  ------------
Revenue
  Net sales of products............................. $ 9,337,430   $ 20,075,135
  Service and rental................................   1,635,354      1,474,899
                                                     -----------   ------------
    Total revenue...................................  10,972,784     21,550,034
                                                     -----------   ------------
Costs and expenses
  Cost of goods sold................................   6,260,046     16,973,045
  Service and rental costs..........................     676,726        686,579
  Selling, general and administrative...............   1,939,057      2,190,345
                                                     -----------   ------------
    Total costs and expenses........................   8,875,829     19,849,969
                                                     -----------   ------------
    Net profit......................................   2,096,955      1,700,065
                                                     -----------   ------------
Other income
  Interest income...................................     152,943        110,746
  Other income......................................      78,178          7,755
                                                     -----------   ------------
    Total other income..............................     231,121        118,501
                                                     -----------   ------------
    Net income......................................   2,328,076      1,818,566
    Retained earnings, beginning of period..........   2,783,057      1,606,491
  Dividends declared................................  (3,956,262)      (642,000)
                                                     -----------   ------------
    Retained earnings, end of period................ $ 1,154,871   $  2,783,057
                                                     ===========   ============


                        See Independent Auditor's Report
                 and Accompanying Notes to Financial Statements

                      ELECTRONIC SYSTEMS OF RICHMOND, INC.

                            STATEMENTS OF CASH FLOWS

              FOR THE ELEVEN-MONTH AND TWELVE-MONTH PERIODS ENDED
                    NOVEMBER 30, 1997 AND DECEMBER 31, 1996

                                                      NOVEMBER 30,  DECEMBER 31,
                                                          1997          1996
                                                      ------------  ------------
Cash flows from operating activities
  Net income......................................... $ 2,328,076    $1,818,566
  Adjustments to reconcile net income to net cash
   from operating activities
   Depreciation......................................      17,074        19,213
   Uncollectible accounts expense....................         --         37,747
   Loss on disposition of assets.....................         --             84
   (Increase) decrease in operating assets
    Accounts receivable..............................  (1,531,626)    1,611,357
    Inventories of machines, parts and supplies......    (155,670)      453,519
    Prepaid expense..................................       2,054        (1,396)
   Increase (decrease) in operating liabilities
    Accounts payable.................................  (3,277,819)    1,941,085
    Accrued commissions..............................     701,623        33,855
    Sales tax payable................................      (4,080)          650
    Deferred income..................................      67,315       113,321
    Other............................................       1,169           342
                                                      -----------    ----------
  Net cash provided (used) by operating activities...  (1,851,884)    6,028,343
                                                      -----------    ----------
Cash flows from investing activities
  Acquisition of equipment...........................     (12,431)      (19,557)
                                                      -----------    ----------
  Net cash used by investing activities..............     (12,431)      (19,557)
                                                      -----------    ----------
Cash flows from financing activities
  Proceeds from issuance of common stock.............     110,670           --
  Dividends paid.....................................  (1,120,440)     (642,000)
                                                      -----------    ----------
  Net cash used by financing activities..............  (1,009,770)     (642,000)
                                                      -----------    ----------
Increase in cash and cash equivalents................  (2,874,085)    5,366,786
Cash and cash equivalents, beginning of period.......   6,844,570     1,477,784
                                                      -----------    ----------
Cash and cash equivalents, end of period............. $ 3,970,485    $6,844,570
                                                      ===========    ==========
Supplemental disclosure of cash flow information
  Cash paid during the period for interest........... $     2,721    $    4,075
                                                      ===========    ==========
Supplemental schedule of noncash investing and fi-
 nancing activities
  Increase in dividends payable...................... $ 2,835,822    $      --
                                                      ===========    ==========

                        See Independent Auditor's Report
                 and Accompanying Notes to Financial Statements

                     ELECTRONIC SYSTEMS OF RICHMOND, INC.

                         NOTES TO FINANCIAL STATEMENTS

NATURE OF BUSINESS

  The Company is engaged in the sale of technologies and related services, primarily as a systems integrator with a focus on computer networking, networking security, data systems security, migration services and Internet access and connectivity. The Company serves its customers from locations in Richmond and Arlington, Virginia.

  Effective December 1, 1997, Electronic Systems of Richmond, Inc. became a subsidiary of Electronic Systems, Inc. and adopted a March 31 year-end.

SIGNIFICANT ACCOUNTING POLICIES

  Estimates Management uses estimates and assumptions in preparing these financial statements in accordance with generally accepted accounting principles. Those estimates and assumptions affect the reported assets and liabilities and the reported revenues and expenses. Actual results could vary from the estimates that were used.

  Revenue Recognition Income is recognized at point of sale except for income from maintenance agreements and training which is recognized over individual contract terms and as training is provided.

  Cash Equivalents The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents.

  Accounts Receivable The Company routinely extends its customers trade credit, most of which is not collateralized or otherwise secured.
Uncollectible accounts receivable are charged to operations in the period in which an account is determined to be uncollectible.

  Inventory Inventories are valued at the lower of cost or market, using the specific identification method.

  Equipment All equipment is recorded at cost and depreciated using the straight-line method. Depreciable lives are from five to seven years.

  Advertising Advertising costs are charged to operations when incurred.

  Income Taxes The Corporation is not subject to corporate income tax because its shareholders have elected to be taxed according to Subchapter S of the Internal Revenue Code. As such, net income or loss; certain items of income and expense; and credits, if any, are passed through to the shareholders for inclusion in their tax returns.

UNCOLLECTIBLE ACCOUNTS

  Included in expense for the period ended December 31, 1996 are $37,747 of uncollectible acccounts. There were no uncollectible accounts charged to expense for the period ended November 30, 1997.

ADVERTISING

  Advertising expenses were $30,788 and $71,822 for the periods ended November 30, 1997 and December 31, 1996, respectively.

DEPRECIATION

  Depreciation charges of $17,074 and $19,213 were expensed for the periods ended November 30, 1997 and December 31, 1996, respectively.

                     ELECTRONIC SYSTEMS OF RICHMOND, INC.

RELATED PARTY TRANSACTIONS

  The Company receives administrative and accounting personnel assistance from Electronic Systems, Inc., an affiliated corporation with in excess of 50% of its stock owned by several of the stockholders of Electronic Systems of Richmond, Inc. Included in administrative expense are management fees of $33,750 and $25,000 paid to Electronic Systems, Inc., for the periods ended November 30, 1997 and December 31, 1996, respectively.

OPERATING LEASES

  The Company leases its Richmond facilities through a non-cancelable operating lease which expires November 30, 2000. The Company leases its Arlington facilities through a non-cancelable operating lease which expires May 31, 2000. These leases provide for annual operating expense adjustments. Occupancy expense attributable to operating leases was $103,813 and $95,554, respectively, for the periods ended November 30, 1997 and December 31, 1996, respectively.

  Minimum future rent commitments under these leases for the four months ending March 31, 1998, and for each of the next four years ending March 31, are:

       1998          1999             2000             2001           2002           TOTAL
      -------      --------         --------         --------         -----         --------
      $37,428      $114,610         $119,464         $ 55,492         $ --          $326,994

EMPLOYEE BENEFIT PLANS

  Effective July 1, 1996, the Company began to offer a profit sharing plan with a 401(k) deferral feature covering substantially all employees who have attained age 21, have been employed for at least one year, and who work a minimum of 1,000 hours annually. Contributions to the plan are an employer-matching contribution of 50% of employee elective deferrals up to 5% of salary. The Company's policy is to fund the contributions as accrued. Employer contributions to this plan were $16,772 and $7,454 for the periods ended November 30, 1997 and December 31, 1996, respectively, exclusive of plan administration costs.

CONCENTRATION OF CREDIT RISK

  At November 30, 1997 and at various times during the periods ended November 30, 1997 and December 31, 1996, the Company had on deposit with a single financial institution, more than $100,000, which is the limit currently insured by the Federal Deposit Insurance Corporation.

DIVIDENDS

  The Company declared dividends of $3,693.99 and $629.41 per share for the periods ended November 30, 1997 and December 31, 1996, respectively.

SUBSEQUENT EVENT

  Effective December 1, 1997, shareholders of record November 30, 1997 were redeemed by a new shareholder, Electronic Systems, Inc.

RECLASSIFICATIONS

  Certain amounts in the December 31, 1996 financial statements have been reclassified to conform with the current year financial statement presentation. These reclassifications had no effect on operating results as previously reported.

                   REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the Board of Directors of
 Connecticut Business Systems, Inc.:

  We have audited the accompanying statements of income (loss) and retained earnings (deficit) and cash flows of Connecticut Business Systems, Inc. for the years ended September 30, 1996 and September 30, 1997 and for the three months ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

  In our opinion, the financial statements referred to above present fairly, in all material respects, the results of operations and cash flows of Connecticut Business System, Inc. for the years ended September 30, 1996 and September 30, 1997 and for the three months ended December 31, 1997 in conformity with generally accepted accounting principles.

                                          /s/ Arthur Andersen LLP
Hartford, Connecticut
February 16, 1998

                       CONNECTICUT BUSINESS SYSTEMS, INC.

          STATEMENTS OF INCOME (LOSS) AND RETAINED EARNINGS (DEFICIT)

                FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1997
                  AND THE THREE MONTHS ENDED DECEMBER 31, 1997

                                       YEAR ENDED
                          ------------------------------------- THREE MONTHS ENDED
                          SEPTEMBER 30, 1996 SEPTEMBER 30, 1997 DECEMBER 31, 1997
                          ------------------ ------------------ ------------------
Net sales:
  Equipment.............     $ 5,608,784        $ 6,577,866         $1,592,616
  Supplies..............       2,083,713          2,241,317            601,013
  Service...............       3,995,009          4,330,964          1,154,604
  Other.................         113,613            139,469             34,507
                             -----------        -----------         ----------
    Total net sales.....      11,801,119         13,289,616          3,382,740
                             -----------        -----------         ----------
Costs and operating
 expenses:
  Equipment.............       3,505,491          4,113,684            934,930
  Supplies..............       1,230,029          1,314,995            343,953
  Service...............       2,279,942          2,207,399            558,607
  Selling, general and
   administrative.......       4,545,790          5,227,111          1,261,578
  Other.................         166,414            193,563             38,562
                             -----------        -----------         ----------
                              11,727,666         13,056,752          3,137,630
                             -----------        -----------         ----------
    Income from
     operations.........          73,453            232,864            245,110
Interest expense........         122,405            123,402             38,352
                             -----------        -----------         ----------
  Income (loss) before
   provision for income
   taxes................         (48,952)           109,462            206,758
Provision (benefit) for
 state income taxes.....             --             (18,000)            20,000
                             -----------        -----------         ----------
    Net income (loss)...         (48,952)           127,462            186,758
Retained earnings
 (deficit), beginning of
 period.................        (112,471)          (161,423)           (33,961)
Distribution to
 shareholders...........             --                 --              32,000
                             -----------        -----------         ----------
Retained earnings
 (deficit), end of
 period.................     $  (161,423)       $   (33,961)        $  120,797
                             ===========        ===========         ==========


   The accompanying notes are an integral part of these financial statements.

                       CONNECTICUT BUSINESS SYSTEMS, INC.

                            STATEMENTS OF CASH FLOWS

                FOR THE YEARS ENDED SEPTEMBER 30, 1996 AND 1997
                  AND THE THREE MONTHS ENDED DECEMBER 31, 1997

                                          YEAR ENDED
                                  ---------------------------
                                  SEPTEMBER 30, SEPTEMBER 30, THREE MONTHS ENDED
                                      1996          1997      DECEMBER 31, 1997
                                  ------------- ------------- ------------------
Cash flows from operating activ-
 ities:
  Net income (loss).............    $ (48,952)    $ 127,462       $ 186,758
  Adjustments to reconcile net
   income (loss) to net cash
   provided by operating activi-
   ties:
    Depreciation................      192,147       275,788          82,191
    Changes in operating assets
     and liabilities--
      Accounts receivable.......        2,622       (57,816)         47,680
      Inventories...............       81,146        99,995         (31,621)
      Other receivables.........      (44,529)       29,785          12,580
      Deposits..................       28,770       (25,995)         (3,172)
      Accounts payable..........      (99,723)     (158,858)         53,425
      Accrued expenses..........       65,956       201,445         (82,069)
      Unearned income...........      (68,118)     (188,668)         74,477
      Deferred tax asset........          --        (18,000)         12,000
                                    ---------     ---------       ---------
      Net cash provided by oper-
       ating activities.........      109,319       285,138         352,249
                                    ---------     ---------       ---------
Cash flows from investing activ-
 ities:
  Acquisition of property and
   equipment....................     (483,194)     (701,678)       (120,335)
  Disposition of property and
   equipment....................      268,384       281,497          25,907
                                    ---------     ---------       ---------
      Net cash used for invest-
       ing activities...........     (214,810)     (420,181)        (94,428)
                                    ---------     ---------       ---------
Cash flows from financing activ-
 ities:
  Net proceeds from notes pay-
   able to stockholders.........      216,776       566,697             --
  Repayments of revolving and
   other note payable, net......      (59,284)     (439,433)       (165,000)
  (Decrease) increase of long-
   term liabilities.............      (64,207)       10,912          13,994
                                    ---------     ---------       ---------
      Net cash provided by (used
       for) financing
       activities...............       93,285       138,176        (151,006)
                                    ---------     ---------       ---------
Net (decrease) increase in
 cash...........................      (12,206)        3,133         106,815
Cash, beginning of period.......       28,073        15,867          19,000
                                    ---------     ---------       ---------
Cash, end of period.............    $  15,867     $  19,000       $ 125,815
                                    =========     =========       =========
Supplemental disclosure of cash
 flow information:
  Cash paid for interest........    $ 122,883     $ 127,892       $  38,252
                                    =========     =========       =========
  Cash paid for state income
   taxes........................    $   3,529     $   4,508       $     --
                                    =========     =========       =========

   The accompanying notes are an integral part of these financial statements.

                      CONNECTICUT BUSINESS SYSTEMS, INC.

                         NOTES TO FINANCIAL STATEMENTS

               SEPTEMBER 30, 1996 AND 1997 AND DECEMBER 31, 1997

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 Organization--

  Connecticut Business Systems, Inc. (the Company) commenced operations on April 18, 1986 when it purchased property, equipment and inventory from Columbia Business Systems, Inc. The Company sells, rents and services photocopy machines, facsimile machines and duplicators and distributes related supplies.

 Use of estimates--

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

 Inventories--

  Inventories are stated at the lower of cost (average cost and specific identification) or market. The inventory value at September 30, 1996, September 30, 1997 and December 31, 1997 are net of reserves for excess/obsolete inventory of approximately $-0-, $170,000 and $58,000, respectively.

 Property and equipment--

  Property and equipment are stated at cost. Depreciation is provided using the straight-line method over the following estimated useful lives:

     Demo and showroom equipment...................................... 2-5 years
     Furniture and fixtures...........................................   5 years
     Warehouse equipment..............................................   5 years
     Vehicles.........................................................   3 years
     Leasehold improvements...........................................   7 years

 Revenue recognition and unearned income--

  Revenue on the sale of machines and supplies is recorded when the machines and supplies are shipped. Revenue for services is recorded when the services are provided. Maintenance contract service revenues are recognized ratably over the term of the applicable maintenance contract.

  Amounts billed under maintenance agreements are reflected in unearned income and recognized as income on a straight-line basis over the term of the related contract. Contract terms range from one to three years, but primarily are for a one year term.

 Concentration of credit risk--

  Financial instruments which may subject the Company to concentrations of credit risk consist principally of trade receivables. Concentrations of credit risk with respect to trade receivables are limited due to the large number of customers comprising the Company's customer base. The Company purchases a majority of its machines for resale from one vendor. Purchases from this vendor are based on inventory requirements and no purchase commitments or blanket purchase orders existed at September 30, 1996, September 30, 1997 or December 31, 1997.

                      CONNECTICUT BUSINESS SYSTEMS, INC.

2. REVOLVING AND OTHER NOTE PAYABLE:

  At September 30, 1996, September 30, 1997 and December 31, 1997, the Company had the following notes payable:

                                        SEPTEMBER 30, SEPTEMBER 30, DECEMBER 31,
                                            1996          1997          1997
                                        ------------- ------------- ------------
   Revolving note payable, with
    interest at bank's prime (8.50% at
    September 30, 1997) plus 1%,
    payable monthly...................    $600,000      $165,000        $--
   Note payable with interest at
    14.123% payable monthly...........       4,433           --          --
                                          --------      --------        ----
                                           604,433       165,000         --
   Less--current maturities...........    (604,433)     (165,000)        --
                                          --------      --------        ----
   Long-term debt.....................    $    --       $    --         $--
                                          ========      ========        ====

  Under the terms of the revolving note payable (the Note), the Company may borrow up to $1,250,000, not to exceed 80% of eligible accounts receivable, as defined, and 45% of eligible inventory, as defined. As of September 30, 1996, September 30, 1997 and December 31, 1997, the Company had $650,000, $1,085,000
and $1,250,000, respectively, of available borrowing under the Note.

  The Note is collateralized by substantially all assets of the Company and personally guaranteed by the stockholders.

  The Note also contains certain restrictive financial covenants including minimum tangible net worth of $500,000 (which considers amounts due stockholders as capital), a current ratio greater than 1.1, minimum working capital of $450,000 (as defined) and a debt service ratio greater than 1.2. As of September 30, 1996, September 30, 1997 and December 31, 1997, the Company was in compliance with these covenants.

3. NOTES PAYABLE TO STOCKHOLDERS:

  The Company has entered into note agreements with its two stockholders. These notes are due upon demand and bear interest at 10%, payable quarterly. These notes are classified as long-term as the stockholders do not intend to request repayment until after December 31, 1998. A portion of these notes payable is subordinated to the Company's bank debt and is classified as Subordinated Notes Payable to Stockholders in the accompanying financial statements (see Note 8 for Subsequent Event).

4. INCOME TAXES:

  The Company accounts for income taxes under the provisions of Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes." This standard requires that a deferred tax asset or liability be recognized for the estimated future tax effects attributable to temporary differences.

  The Company has elected to be taxed as an S corporation for Federal income tax purposes. As such, the Company is not subject to Federal income taxes as the taxable income of the Company is included in the individual income tax returns of the stockholders of the Company.

                      CONNECTICUT BUSINESS SYSTEMS, INC.

  The provision (benefit) for state income taxes consists of the following:

                                          YEAR ENDED
                                  ---------------------------
                                  SEPTEMBER 30, SEPTEMBER 30, THREE MONTHS ENDED
                                      1996          1997      DECEMBER 31, 1997
                                  ------------- ------------- ------------------
   Current.......................     $--         $    --          $ 8,000
   Deferred......................      --          (18,000)         12,000
                                      ----        --------         -------
                                      $--         $(18,000)        $20,000
                                      ====        ========         =======

  Deferred tax assets and liability are comprised of the following:

                                      CURRENT ASSET                         LONG-TERM LIABILITY
                         ---------------------------------------- ----------------------------------------
                         SEPTEMBER 30, SEPTEMBER 30, DECEMBER 31, SEPTEMBER 30, SEPTEMBER 30, DECEMBER 31,
                             1996          1997          1997         1996          1997          1997
                         ------------- ------------- ------------ ------------- ------------- ------------
Depreciation............    $   --        $   --       $   --        $28,600       $18,000      $18,000
Inventory reserves......        --         18,000        6,000           --            --           --
Deferred income.........     15,000        15,000       15,000           --            --           --
                            -------       -------      -------       -------       -------      -------
                            $15,000       $33,000      $21,000       $28,600       $18,000      $18,000
                            =======       =======      =======       =======       =======      =======

5. EMPLOYEE BENEFIT PLAN:

  Effective January 1, 1992, the Company established a salary deferral plan under Section 401(k) of the Internal Revenue Code. Substantially all full-time salaried employees are eligible to participate in the plan which provides for salary deferrals from 1% to 15% of gross wages, up to a maximum deferral of $9,500. The Company's annual contribution to the plan is discretionary. Approximately $17,000, $20,000 and $3,000 are included in general and administrative expenses on the accompanying Statements of Income and Retained Earnings (Deficit) for the years ended September 30, 1996, September 30, 1997 and for the three months ended December 31, 1997, respectively, relating to the Company's discretionary contribution.

6. OTHER LONG-TERM LIABILITIES:

  As of September 30, 1996, September 30, 1997 and December 31, 1997 other long-term liabilities consisted of the following:

                                        SEPTEMBER 30, SEPTEMBER 30, DECEMBER 31,
                                            1996          1997          1997
                                        ------------- ------------- ------------
   Unearned income.....................    $29,924       $51,436      $65,430
   Deferred state income taxes.........     28,600        18,000       18,000
                                           -------       -------      -------
                                           $58,524       $69,436      $83,430
                                           =======       =======      =======

7. COMMITMENTS:

  The Company leased its Rocky Hill facility from CBS Realty Associates (CBS Realty), a partnership related through common ownership through March, 1997. In March, 1997, CBS Realty sold the building to an unrelated third party. The Company has entered into a seven year triple net lease for this space at approximately $140,000 per year. The Company also leases office space in Norwalk, CT. (expires September, 1998) and Westchester, NY. (expires August,
1998) and office equipment and vehicles under operating leases expiring in various years. Total lease expense resulting from the agreements noted above approximated $277,000, $293,000 and $82,000 for the years ended September 30, 1996, September 30, 1997 and the three months ended December 31, 1997, respectively.

                      CONNECTICUT BUSINESS SYSTEMS, INC.

  Minimum future annual rental payments under noncancellable operating leases, as of December 31, 1997, are as follows:

     1998 (nine months).............................................. $  246,044
     1999............................................................    222,789
     2000............................................................    214,562
     2001............................................................    192,443
     2002............................................................    168,068
     Thereafter......................................................    230,554
                                                                      ----------
                                                                      $1,274,460
                                                                      ==========

8. SUBSEQUENT EVENT:

  As of the close of business on December 31, 1997, the stockholders of the Company sold their stock to Global Imaging Systems, Inc. (Global) for $8,700,000 in cash and $650,000 in stock. In addition, the Company, through funding provided by Global, repaid the notes due the former stockholders of approximately $1,405,000.

To the Stockholder and                    To the Stockholders and
 Board of Directors                        Board of Directors
Bloom's, Incorporated                     Global Imaging Systems, Inc.
Enfield, Connecticut                      Tampa, Florida

  We have audited the accompanying statement of divisional net assets of Business Systems Division ("BSD"), an operating division of Bloom's, Incorporated (which is a Massachusetts S Corporation) as of December 31, 1997 and January 31, 1997, and the related statements of divisional operations, changes in divisional net assets, and divisional cash flows for the eleven months ended December 31, 1997 and the year ended January 31, 1997. These financial statements are the responsibility of the management of Bloom's, Incorporated. Our responsibility is to express an opinion on these financial statements based on our audit.

  We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

  The accompanying financial statements were prepared on the basis of presentation as described in Note 1, and are not intended to be a complete presentation of all of the assets and liabilities of Business Systems Division as if it were a standalone entity.

  In our opinion, the accompanying financial statements as of December 31, 1997 and January 31, 1997 and for the periods then ended, present fairly, in all material respects, the net assets of Business Systems Division and its divisional operations, cash flows and changes in net assets in accordance with the basis of accounting described in Note 1 in conformity with generally accepted accounting principles.

                                          /s/ Joseph D. Kalicka & Company, LLP

                                          JOSEPH D. KALICKA & COMPANY, LLP
                                          Certified Public Accountants

Holyoke, Massachusetts
February 6, 1998 (for the period ended December 31, 1997)
February 20, 1998 (for the period ended January 31, 1997)

                           BUSINESS SYSTEMS DIVISION
                (AN OPERATING DIVISION OF BLOOM'S, INCORPORATED)

                      STATEMENTS OF DIVISIONAL NET ASSETS

                     DECEMBER 31, 1997 AND JANUARY 31, 1997

                                                       DECEMBER 31,  JANUARY 31,
                                                           1997         1997
                                                       ------------  -----------
                                  A S S E T S
Current assets:
  Cash funds.......................................... $        50   $        50
  Accounts receivable--trade..........................   1,327,584     1,324,137
  Other receivables...................................       2,074         3,555
  Inventory...........................................     820,921       659,316
                                                       -----------   -----------
    Total current assets..............................   2,150,629     1,987,058
                                                       -----------   -----------
Property and equipment:
  Equipment rental fleet..............................   2,117,793     2,146,233
  Vehicles............................................     238,871       249,177
  Furniture and equipment.............................      80,815        70,207
                                                       -----------   -----------
                                                         2,437,479     2,465,617
  Accumulated depreciation............................  (2,052,535)   (1,776,567)
                                                       -----------   -----------
    Total property and equipment......................     384,944       689,050
                                                       -----------   -----------
Other assets:
  Deposits............................................         450           450
  Accounts receivable--trade--noncurrent..............     480,260       306,799
                                                       -----------   -----------
    Total other assets................................     480,710       307,249
                                                       -----------   -----------
    Total assets...................................... $ 3,016,283   $ 2,983,357
                                                       ===========   ===========

       L I A B I L I T I E S A N D D I V I S I O N A L N E T A S S E T S
Current liabilities:
  Accounts payable.................................... $    45,493   $    44,859
  Accrued expenses....................................     137,634       195,501
  Deferred revenues...................................     726,703       817,128
                                                       -----------   -----------
    Total current liabilities.........................     909,830     1,057,488
                                                       -----------   -----------
Other liabilities:
  Deferred revenues--noncurrent.......................     132,345        67,494
  Accounts payable--noncurrent........................     119,970           --
                                                       -----------   -----------
    Total other liabilities...........................     252,315        67,494
                                                       -----------   -----------
    Total liabilities.................................   1,162,145     1,124,982
                                                       -----------   -----------
  Divisional net assets...............................   1,854,138     1,858,375
                                                       -----------   -----------
    Total liabilities and divisional net assets....... $ 3,016,283   $ 2,983,357
                                                       ===========   ===========

   The accompanying notes are an integral part of these financial statements.

                           BUSINESS SYSTEMS DIVISION
                (AN OPERATING DIVISION OF BLOOM'S, INCORPORATED)

                      STATEMENTS OF DIVISIONAL OPERATIONS

 FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1997 AND YEAR ENDED JANUARY 31, 1997

                                                       DECEMBER 31, JANUARY 31,
                                                           1997        1997
                                                       ------------ -----------
Net sales:
  Equipment...........................................  $3,173,138  $2,399,948
  Supplies............................................   1,205,492   1,152,446
  Service.............................................   2,320,161   2,481,687
  Rental..............................................     718,711     795,731
  Other...............................................     600,623     522,216
                                                        ----------  ----------
    Total net sales...................................   8,018,125   7,352,028
                                                        ----------  ----------
Costs and operating expenses:
  Equipment...........................................   2,470,845   1,911,202
  Supplies............................................     862,645     804,788
  Service.............................................   1,046,690   1,081,357
  Rental..............................................      91,196      85,157
  Selling, general and administrative.................   3,578,078   3,822,870
                                                        ----------  ----------
    Total costs and operating expenses................   8,049,454   7,705,374
                                                        ----------  ----------
Loss from operations..................................     (31,329)   (353,346)
Other income (expense):
  Interest expense....................................     (41,553)    (62,184)
  Interest income.....................................      21,283      22,750
                                                        ----------  ----------
                                                           (20,270)    (39,434)
                                                        ----------  ----------
Loss before provision for income taxes................     (51,599)   (392,780)
  (Provision) benefit for state income taxes..........       5,000      31,000
                                                        ----------  ----------
Divisional net loss...................................  $  (46,599) $ (361,780)
                                                        ==========  ==========


   The accompanying notes are an integral part of these financial statements.

                           BUSINESS SYSTEMS DIVISION
                (AN OPERATING DIVISION OF BLOOM'S, INCORPORATED)

                 STATEMENTS OF CHANGES IN DIVISIONAL NET ASSETS

 FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1997 AND YEAR ENDED JANUARY 31, 1997

Divisional net assets, February 1, 1996............................ $1,693,200
Activity--year ended January 31, 1997:
  Net assets provided by Bloom's, Incorporated to Business Systems
   Division........................................................    526,955
  Net loss for year................................................   (361,780)
                                                                    ----------
Divisional net assets, January 31, 1997............................  1,858,375
Activity--eleven months ended December 31, 1997:
  Net assets provided by Bloom's, Incorporated to Business System's
   Division........................................................     42,362
  Net loss for period..............................................    (46,599)
                                                                    ----------
Divisional net assets--December 31, 1997........................... $1,854,138
                                                                    ==========



   The accompanying notes are an integral part of these financial statements.

                           BUSINESS SYSTEMS DIVISION
                (AN OPERATING DIVISION OF BLOOM'S, INCORPORATED)

                      STATEMENTS OF DIVISIONAL CASH FLOWS

 FOR THE ELEVEN MONTHS ENDED DECEMBER 31, 1997 AND YEAR ENDED JANUARY 31, 1997

                                                       DECEMBER 31, JANUARY 31,
                                                           1997        1997
                                                       ------------ -----------
Cash flows from operating activities:
  Net loss............................................  $ (46,599)   $(361,780)
  Adjustment to reconcile net loss to net cash
   provided (used) by operating activities:
    Depreciation......................................    359,567      464,128
    Changes in operating assets and liabilities:
      Accounts receivable--trade......................   (176,908)    (487,440)
      Other receivables...............................      1,481       (3,555)
      Inventories.....................................   (161,605)     130,741
      Accounts payable................................    120,604      (70,924)
      Accrued expenses................................    (57,867)     104,818
      Deferred income.................................    (25,574)     (14,735)
                                                        ---------    ---------
      Net cash provided (used) by operating
       activities.....................................     13,099     (238,747)
                                                        ---------    ---------
Cash flows from investing activities:
  Acquisition of equipment............................    (55,461)    (287,758)
  Deposits made.......................................        --          (450)
                                                        ---------    ---------
      Net cash used by investing activities...........    (55,461)    (288,208)
                                                        ---------    ---------
Cash flows from financing activities:
  Cash provided by Bloom's Incorporated...............     42,362      526,955
                                                        ---------    ---------
      Net cash provided by financing activities.......     42,362      526,955
                                                        ---------    ---------
Net change in cash....................................        --           --
Divisional cash, beginning of period..................         50           50
                                                        ---------    ---------
Divisional cash, end of period........................  $      50    $      50
                                                        =========    =========
Supplemental cash flow information:
  Interest paid during period.........................  $  41,553    $  62,184
                                                        =========    =========
  Taxes paid during period............................       None         None
                                                        =========    =========

Additional cash flow disclosures:

  During the eleven months ended December 31, 1997 the Division disposed of $84,977 of fully depreciated equipment through retirement or sale and $220,557 was disposed of during the earlier period.

   The accompanying notes are an integral part of these financial statements.

                           BUSINESS SYSTEMS DIVISION
               (AN OPERATING DIVISION OF BLOOM'S, INCORPORATED)

                         NOTES TO FINANCIAL STATEMENTS

                    DECEMBER 31, 1997 AND JANUARY 31, 1997

1. ORGANIZATION AND BASIS OF PRESENTATION:

  Business Systems Division ("BSD", the "Division") is an operating division of Bloom's, Incorporated, (the "Company", "Bloom's"). Bloom's was organized under the laws of the Commonwealth of Massachusetts in 1948 and maintains its corporate offices in Enfield, Connecticut with sales and service locations in Massachusetts and Connecticut. Bloom's, Incorporated is a Massachusetts S corporation, and closes its fiscal year on January 31, of each year.

  The Company is engaged in retail sales, service, and lease of graphic arts equipment, photocopiers and fax machines. The Printed Products Division provides graphic arts equipment and supplies to the printing trade. Business Systems Division provides copiers and fax machines to the general business and educational community.

  In January, 1998, the Company agreed to sell substantially all of the direct operating assets of the Business Systems Division (exclusive of cash and prepaids), subject to certain direct liabilities and obligations, to Global Imaging System's, Inc. ("Global") through its Connecticut subsidiary, Connecticut Business Systems, Inc. to be effective, February 1, 1998.

  These divisional financial statements have been prepared using the historical basis of accounting but include only the net assets and resulting cash flows directly attributable to the BSD division along with the related revenues and expenses for the Division including certain corporate allocations, all of which are included in Bloom's financial statements. Net assets, as used in these financial statements, may also include certain liabilities which are not to be assumed by Global.

  In accordance with Securities and Exchange Commission Staff Accounting Bulletin No. 55, these statements have been adjusted to include certain corporate expenses incurred by Bloom's on the Division's behalf. The financial statements may not necessarily present BSD's net assets, results of operations, changes in net assets and cash flows if the Division was a standalone entity.

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

 A. Corporate allocation:

  Bloom's, Incorporated provides services to BSD, including management, accounting, working capital financing, tax, financial accounting and reporting, benefits administration, occupancy, shipping/receiving, insurance, information systems management, accounts receivable and credit, and accounts payable functions. For purposes of these financial statements, the above corporate costs have been allocated based upon the percentage of time corporate administrative personnel were estimated to spend on the BSD division along with an estimated percentage of common occupancy costs deemed incurred by BSD. Such allocations and corporate charges totalled approximately $1,170,000 for the eleven months ended December 31, 1997, of which approximately $568,000 was for remuneration paid to the majority stockholder/officer.

  Corporate allocations for the year ended January 31, 1997 amounted to approximately $1,435,000, of which approximately $684,000 was for remuneration to the same stockholder/officer.

  Management believes that the basis used for allocating corporate administrative services is reasonable. However, the amounts included in these allocations may differ from those that would result from transactions among unrelated parties. In addition, these allocations were not based on specific costs attributable to BSD

                           BUSINESS SYSTEMS DIVISION
               (AN OPERATING DIVISION OF BLOOM'S, INCORPORATED)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

division and may not be representative of actual costs that would have been incurred if BSD division had been operating independently.

 B. Revenue recognition:

  Assets, liabilities, revenues and expenses are recognized on the accrual method of accounting. Revenues from the sale of machines and supplies is recognized when the product is shipped to the customer through a regular sale or a direct-sales type lease. Revenues for service are recorded at the time the service is provided. Maintenance contract service revenues are recognized ratably over the term of the applicable maintenance contract or on a per copy basis, where the contract stipulates a minimum number of copies.

  Unearned revenues at December 31, 1997 of $859,048 are the result of billings to customers under maintenance service agreements which are scheduled to be earned after December 31, 1997. Contract terms range from one month to three years, but are generally for periods of one year. Unearned revenues at January 31, 1997 amounted to $884,622.

 C. Accounts receivable:

  The Company uses the direct write-off method to provide for bad debts. Management considers an allowance for uncollectible accounts at December 31, 1997 and January 31, 1997 unnecessary and not material to the financial statements.

  Accounts receivable at December 31, 1997 and January 31, 1997 include billings for product sales, service, contracts, and equipment sold under Company financed sales type leases. When the Company directly finances the sale of equipment through direct leasing arrangement and the economic risks of ownership are effectively borne by the customer, the arrangement is recognized as a sale upon shipment of the equipment. Customer payments under these arrangements are to be received over the life of the lease and give rise to deferred receivables.

 D. Inventories:

  Inventories, which consist of equipment, supplies and parts are stated at the lower of average cost or market. Inventory at December 31, 1997 is stated net of reserves for excess/obsolete inventory of approximately $41,000 ($31,500 at January 31, 1997).

 E. Concentrations of credit risk:

  Financial instruments which may subject the Company (and BSD) to concentrations of credit risk consist principally of cash and cash equivalents and trade receivables. Concentrations of credit risk relating to cash and cash equivalents arose when from time to time during the period cash deposited in one financial institution exceeded the FDIC insured limits of $100,000. Credit risks relating to concentrations from accounts receivable are mitigated due to the large number of customers within the Company's customer base, all of whom are located in the New England region.

  In addition, BSD purchases substantially all of its equipment inventory for resale and a majority of its resale supplies and parts from one vendor. Purchases from this vendor are based upon inventory requirements and no purchase commitments or blanket purchase orders exist at December 31, 1997. The Company's formal agreement with that vendor expired in 1996 and continues on an informal basis.

                           BUSINESS SYSTEMS DIVISION
               (AN OPERATING DIVISION OF BLOOM'S, INCORPORATED)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


 F. Equipment and depreciation:

  Equipment is recorded at cost. Depreciation is provided using straight line and accelerated methods over estimated useful lives (for furniture, fixtures, and motor vehicles) and the rental period for depreciation of the equipment rental fleet. Components of accumulated depreciation at December 31, 1997 and January 31, 1997 are as follows:

                                               ACCUMULATED  ACCUMULATED
                                               DEPRECIATION DEPRECIATION  LIFE
                                                 12/31/97     1/31/97    (YEARS)
                                               ------------ ------------ -------
     Equipment Rental Fleet...................  $1,787,124   $1,540,013    1-5
     Motor vehicles...........................     222,335      206,158     5
     Furniture & equipment....................      43,076       30,396     5
                                                ----------   ----------
       Totals.................................  $2,052,535   $1,776,567
                                                ==========   ==========

  Depreciation charged to expense for the eleven months ended December 31, 1997 amounted to $359,567 ($464,128 for the year ended January 31, 1997). Expenditures for maintenance and repairs are charged against income as incurred. Company policy is to charge or credit to income any loss or gain resulting from disposal or retirements of vehicles or furniture and equipment. Gains or losses on disposition of equipment rental fleet are included in net sales on the statement of operations.

 G. Leases:

  The Company is the lessor of equipment under operating leases expiring in various years. The cost and accumulated depreciation of leased assets are included in equipment as rental (Note 1F).

 H. Use of estimates:

  The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates. One significant estimate is the amounts of corporate expenses allocable to BSD as more fully described in Note 2A.

 I. Advertising costs:

  The Company expenses production costs of advertising the first time advertising takes place. Advertising costs for the eleven months ended December 31, 1997 amounted to approximately $147,000, ($176,000 for the year ended January 31, 1997) which is stated net of manufacturers' reimbursement.

3. INCOME TAXES:

  Bloom's has elected and the stockholders have consented to be taxed under the provisions of Subchapter S of the Internal Revenue Code effective for tax years after January 31, 1987. In lieu of federal corporation income taxes, the stockholders of an S corporation are taxed on their proportionate share of the corporation's taxable income. Therefore, no provisions or liabilities for federal income taxes has been included in these financial statements.

                           BUSINESS SYSTEMS DIVISION
               (AN OPERATING DIVISION OF BLOOM'S, INCORPORATED)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)

  As a Massachusetts S corporation, the Company is subject to corporate income taxes on its net income because total receipts aggregate $6 million or more. The Company is also subject to Connecticut corporate income taxes.

  Statement of Financial Accounting Standards No. 109 requires that deferred income taxes be computed using the liability method under which deferred income tax assets and liabilities are computed based on differences between the financial statement and tax basis of assets and liabilities which will result in taxable or deductible amounts on future tax returns. These financial statements do not include any provisions for deferred state income taxes since they are not considered material.

  State income tax benefits of $5,000 and $31,000, respectively, included on the statement of operations for the period ended December 31, 1997 and January 31, 1997 result from the tax savings inuring to the Company each year, when taxes are computed on all operations.

4. WORKING CAPITAL AND ALLOCATED INTEREST:

  The working capital employed by BSD is provided directly by Bloom's, Incorporated and by an unsecured revolver note payable to a commercial bank held in the name of Bloom's, Incorporated. The note, currently limited to $2,500,000, was amended in August, 1997 and is scheduled to expire on July 31, 1998 unless renewed. This note is not included as those liabilities to be assumed by Global. However, interest, at the prime rate, of approximately $42,000 for the eleven months ended December 31, 1997, has been allocated to these financial statements on the basis of direct employable assets of each of the operating divisions of Bloom's, Incorporated. Amounts for the year ended January 31, 1997 approximated $62,000.

5. RELATED PARTY TRANSACTIONS--LEASE:

  In March 1981, the Company entered into a 25 year lease agreement with the Company's majority stockholder (lessor) covering its general offices and warehouse in Enfield, Connecticut.

  During the eleven months ended December 31, 1997, the Company made rental payments under the lease of $107,000. Of this amount, approximately $58,000 has been allocated to BSD on the basis of the occupancy formula discussed in
Note 2A ($63,000 for the earlier period). Aggregate future annual minimum rentals to Bloom's, Incorporated (excluding payment for real estate taxes, maintenance, utilities and insurance) are estimated as follows:

     THRU DECEMBER 31,
     -----------------
       1998............................................................ $107,000
       1999............................................................  107,000
       2000............................................................  107,000
       2001............................................................  107,000
       2002............................................................  107,000
       Thereafter......................................................  330,000
                                                                        --------
                                                                        $865,000
                                                                        ========

  Obligations under this lease will not be assumed by Global.

                           BUSINESS SYSTEMS DIVISION
               (AN OPERATING DIVISION OF BLOOM'S, INCORPORATED)

                  NOTES TO FINANCIAL STATEMENTS--(CONTINUED)


6. COMMITMENTS:

  The Company is obligated under three leases at December 31, 1997 which are used exclusively by BSD division for outside sales offices. The terms of these arrangements are summarized below:

  East Hartford, CT:

    The facility lease is dated March 15, 1996 which calls for minimum monthly payments of $2,500 per month through September 30, 1998, plus a share of operating expenses.

  Pittsfield, MA:

    The facility is rented on a month to month basis and currently calls for monthly rents of $700 per month plus common expenses.

  Fairfield, CT:

    The facility arrangement calls for monthly rents of $750 plus common expenses on a month to month basis. In January, 1998, monthly rents were increased to $1,000.

  The Company is also committed under three (3) vehicle leases which will expire during 1998 and 1999. Minimum monthly rents aggregate $646 per month, with two leases expiring in May, 1998 ($406 per month) and the third lease expiring in October, 1999 for $240 per month. All vehicles are used in BSD operations.

  Future minimum monthly payments under facility and vehicle leases (all of which are to be transferred to Global) are as follows at December 31, 1997:

                                                                       AGGREGATE
                                                                        MINIMUM
                                                                       PAYMENTS
                                                                       ---------
     1998.............................................................  $29,910
     1999.............................................................    2,400
                                                                        -------
       Total..........................................................  $32,310
                                                                        =======

7. EMPLOYEE BENEFIT PLAN:

  The Company maintains a salary deferral plan under section 401(k) of the Internal Revenue Code which covers substantially all employees. Company contributions to the plan are at the discretion of the Board of Directors. There were no employer contributions to the plan for the eleven months ended December 31, 1997. Employer contributions amounted to approximately $110,000 for the year ended January 31, 1997, of which approximately $65,000 was charged to BSD Division.

8. SUBSEQUENT EVENT:

  Effective February 1, 1998, one of BSD's larger customers decided not to renew a portion of their rental arrangement and returned approximately 90 copiers out of a total of approximately 250 under lease during 1997. Financially, this may result in a reduction in future annual rental (and total annual sales) of approximately $200,000 to $250,000.

  Customers continue to demand more integrated office imaging solutions. As the technology that drives copiers, facsimiles, printers, electronic presentation equipment and DIM equipment continues to converge, there is an increasing role for computers and networks in the functioning of these products.


  [Graphic depicting "Office Imaging Solutions" as the center of a "Network" hub. The hub has eight spokes. One spoke is an image labeled "Document Management System." One is an image of a classroom and teacher labeled "Training and Support." One is an image of an office building labeled "Remote Location." One is an image of a computer labeled "Computer Workstation." One is an image of a fax machine labeled "Facsimile." One is an image of a copier labeled "Digital Copier/Printer." One is simply designated "Network Services." One is an image of a projector and screen labeled "LCD Projector."]


  Global intends to expand its offerings to provide products and services in the automated office equipment market, the electronic presentation systems market, the DIM systems market and the network integration markets in each of its geographic markets.

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY IN-FORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS IN CONNECTION WITH THE OFFER MADE BY THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY, THE SELLING STOCKHOLDERS OR ANY OF THE UNDER-WRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR THE SOLICITA-TION OF ANY OFFER TO BUY ANY SECURITY OTHER THAN THE SHARES OF COMMON STOCK OFFERED BY THIS PROSPECTUS, NOR DOES IT CONSTITUTE AN OFFER TO SELL OR A SO-LICITATION OF ANY OFFER TO BUY THE SHARES OF COMMON STOCK BY ANYONE IN ANY JU-RISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIR-CUMSTANCES, CREATE ANY IMPLICATION THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

UNTIL     , 1998 (25 DAYS AFTER THE COMMENCEMENT OF THE OFFERING), ALL DEALERS
EFFECTING TRANSACTIONS IN THE COMMON STOCK, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDI-TION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UN-DERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

                               ----------------

                               TABLE OF CONTENTS

                                                                            PAGE
                                                                            ----
Prospectus Summary.........................................................   3
Risk Factors...............................................................   7
Use of Proceeds............................................................  14
Dividend Policy............................................................  14
Capitalization.............................................................  15
Dilution...................................................................  16
Selected Financial Data....................................................  17
Selected Pro Forma Financial Data..........................................  18
Management's Discussion and Analysis
 of Financial Condition and Results of Operations..........................  19
Business...................................................................  26
Management.................................................................  34
Certain Transactions.......................................................  39
Principal and Selling Stockholders.........................................  44
Description of Capital Stock...............................................  46
Shares Eligible for Future Sale............................................  48
Underwriting...............................................................  49
Legal Matters..............................................................  50
Experts....................................................................  51
Additional Information.....................................................  52
Index to Financial Statements.............................................. F-1

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                               7,000,000 Shares

                         Global Imaging Systems, Inc.

           [LOGO, including the text "Think Globally, Act Locally"]

                                 Common Stock

                               ----------------

                              P R O S P E C T U S

                               ----------------

                      PRUDENTIAL SECURITIES INCORPORATED

                             SALOMON SMITH BARNEY

                            WILLIAM BLAIR & COMPANY

                       RAYMOND JAMES & ASSOCIATES, INC.

                               May  , 1998

-------------------------------------------------------------------------------
-------------------------------------------------------------------------------

                                    PART II

                    INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

  The following table sets forth all fees and expenses, other than the underwriting discounts and commissions, payable by the Registrant in connection with the sale of the Common Stock being registered. All amounts shown are estimates except for the registration fee and the NASD filing fee.

                                                                       AMOUNT
                                                                     ----------
   Securities and Exchange Commission registration fee.............. $   37,996
   NASD filing fee..................................................     13,380
   Nasdaq National Market fee.......................................     90,000
   Blue sky qualification fees and expenses.........................     20,000
   Accounting fees and expenses.....................................  1,221,000
   Legal fees and expenses..........................................    200,000
   Printing and engraving expenses..................................    270,000
   Transfer agent and registrar fees................................      2,000
   Miscellaneous expenses...........................................    145,624
                                                                     ----------
     Total.......................................................... $2,000,000
                                                                     ==========

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

  The Amended and Restated Certificate of Incorporation to be filed and effective upon the closing of the Offering (the "Charter") and Amended and Restated Bylaws of the Company provide for the indemnification of the Company's directors and officers to the fullest extent permitted by law. Insofar as indemnification for liabilities under the Securities Act may be permitted to directors, officers or controlling persons of the Company pursuant to the Company's Certificate of Incorporation, as amended, Bylaws and the Delaware General Corporation Law, the Company has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in such Act and is therefore unenforceable.

  As permitted by the Delaware General Corporation Law, the Charter provides that directors of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under Section 174 of the Delaware General Corporation Law, relating to prohibited dividends or distributions or the repurchase or redemption of stock or (iv) for any transaction from which the director derives an improper personal benefit. As a result of this provision, the Company and its stockholders may be unable to obtain monetary damages from a director for breach of his or her duty of care.

  Additionally, the Company has entered into indemnification agreements with certain of its directors, officers and other key personnel, which may, in certain cases, be broader than the specific indemnification provisions contained under applicable law. The indemnification agreements may require the Company, among other things, to indemnify such officers, directors and key personnel against certain liabilities that may arise by reason of their status or service as directors, officers or employees of the Company, to advance the expenses incurred by such parties as a result of any threatened claims or proceedings brought against them as to which they could be indemnified, and to cover such officers, directors and key employees under the Company's directors' and officers' liability insurance policies to the maximum extent that insurance coverage is maintained.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

  Since March 17, 1995 the Company has sold and issued the following unregistered securities:

  (a) In January 1996, the Company sold 3,832.83 shares of Class A Common Stock ("Class A Common Shares") and 111,672 shares of Common Stock ("Common Shares") for aggregate purchase prices of $344,955 and $8,845, respectively, to executives of three companies in connection with the Company's acquisition of those companies. One of the executives paid for his purchase with a three-year secured promissory note in the principal amount of $49,800, bearing an annual interest rate of 8%.

  (b) In January 1996, the Company sold 1,083.333 Class A Common Shares and 31,563 Common Shares for purchase prices of $97,500 and $2,500, respectively, as an employment incentive to an individual who paid for his purchase with a three-year secured promissory note in the principal amount of $100,000, bearing an annual interest rate of 8%.

  (c) In January 1996, the Company sold 216.660 Class A Common Shares and 6,312 Common Shares for purchase prices of $19,500 and $500, respectively, to an individual as an employment incentive.

  (d) In February 1996, the Company sold 2,535 Class A Common Shares and 73,859 Common Shares for aggregate purchase prices of $228,150 and $5,850, respectively, to executives of a company in connection with its acquisition by the Company.

  (e) In April 1996, the Company facilitated the sale of 2,210 shares of Class A Common Stock and 64,390 shares of Common Stock by departing employee at a per share purchase price of $102.13 and $.08, respectively, to certain investors, all of whom were employees of the Company. In connection with the transaction, Neal Berney, Raymond Schilling, Michael Mueller, and Thomas Johnson's son Todd Johnson paid approximately $99,000, $5,600, $10,000 and $5,000, respectively, and received 946.381, 54.167, 95.749 and 47.875 shares of Class A Common Stock and 27,573, 1,578, 2,789 and 1,394 shares of Common
Stock.

  (f) In June 1996, the Company sold 2,608.667 Class A Common Shares and 76,005 Common Shares for aggregate purchase prices of $234,780 and $6,020, respectively, to executives of a company in connection with its acquisition by the Company. The executives provided $190,800 of the aggregate purchase price in the form of capital stock of Office Furniture Concepts, Inc., a North Carolina corporation.

  (g) In August 1996, the Company sold 27,083.33 Class A Common Shares and 633,932 shares of Class C Common Stock for purchase prices of $2,437,500 and $62,500, respectively, to Jackson National Life Insurance Company ("JNL") in connection with the Company's obtaining a credit facility from JNL.

  (h) In September 1996, the Company sold 1,354.166 Class A Common Shares and 31,696 Common Shares for purchase prices of $121,875 and $3,125, respectively, to an investor in a private placement.

  (i) In November 1996, the Company sold 6,370 Class A Common Shares and 149,100 Common Shares for aggregate purchase prices of $573,300 and $14,700, respectively, to executives of a company in connection with its acquisition by the Company.

  (j) In March 1997, the Company sold 812.50 Class A Common Shares and 19,017 Common Shares for aggregate purchase prices of $73,125 and $1,875, respectively, as an employment incentive to an individual and to an investor in a private placement.

  (k) In March 1997, the Company sold 172,547 Common Shares for a purchase price of $11,764.62 to Alfred N. Vieira as an employment incentive.

  (l) In April 1997, the Company sold 2,600 Class A Common Shares and 47,999 Common Shares for aggregate purchase prices of $234,000 and $6,000, respectively, to executives of a company in connection with its acquisition by the Company. One of the executives paid for her purchase with a 21-month secured promissory note in the principal amount of $20,000, bearing an annual interest rate of 8%.

  (m) In July 1997, the Company sold 1,083.33 Class A Common Shares and 19,999 Common Shares for purchase prices of $97,500 and $2,500, respectively, as an employment incentive to an individual who paid for the purchase with a three-year secured promissory note in the principal amount of $100,000, bearing interest at an annual rate of 8%.

  (n) In August 1997, the Company sold 18,200 Class A Common Shares and 335,999 Common Shares for aggregate purchase prices of $1,638,000 and $42,000, respectively, to an individual, an entity and to executives of a company in connection with the company's acquisition by the Company.

  (o) In August 1997, the Company sold 117 Class A Common Shares and 2,159 Common Shares for purchase prices of $10,530 and $270, respectively, to an individual as an employment incentive.

  (p) In September 1997, the Company sold 617.499 Class A Common Shares and 11,399 Common Shares for aggregate purchase prices of $55,575 and $1,425, respectively, to individuals as employment incentives.

  (q) In September 1997, the Company sold 4,901 Class A Common Shares and 90,480 Common Shares for aggregate purchase prices of $441,090 and $11,310, respectively, to executives of a company in connection with its acquisition by the Company and to an individual as an employment incentive.

  (r) In September 1997, the Company sold 1,083.33 Class A Common Shares and 19,999 Common Shares for purchase prices of $97,500 and $2,500, respectively, to an individual as an employment incentive, who paid for the purchase with a three-year secured promissory note in the principal amount of $100,000, bearing an annual interest rate of 8%.

  (s) In October 1997, the Company sold 1,300 Class A Common Shares and 23,999 Common Shares for aggregate purchase prices of $117,000 and $3,000, respectively, to individuals as employment incentives.

  (t) In November 1997, the Company facilitated the sale of 1,083.333 shares of Class A Common Stock and 31,563 shares of Common Stock by a departing employee at a per share purchase price of $102.17 and $.08, respectively, to certain investors, all of whom were employees of or service providers to the Company. As part of the Company's termination agreement with the departing employee, the Company paid the employee an aggregate of approximately $1,400 to compensate for the difference between the sale price for the Common Stock and the then-determined fair market value of such Common Stock. In connection with the transaction, Raymond Schilling paid approximately $5,700 and received
54.167 shares of Class A Common Stock and 1,578 shares of Common Stock, and Michael Mueller, Alfred Vieira, Todd Johnson and Tidewater Partners, LLC, an entity whose managing members are J. Hovey Kemp and Christopher Hagan, partners at Hogan & Hartson L.L.P., counsel to the Company, each paid approximately $11,300 and received 108.333 shares of Class A Common Stock and 3,156 shares of Common Stock.

  (u) In November 1997, the Company sold 4,283.5 Class A Common Shares and 79,079 Common Shares for aggregate purchase prices of $385,515 and $9,885, respectively, to executives of a company in connection with its acquisition by the Company.

  (v) In November 1997, the Company sold 45,166.953 Class A Common Shares for a purchase price of $4,065,025.80 to Golder Thoma Cressey Rauner Fund IV Limited Partnership and 1,106.258 Class A Common Shares for a purchase price of $99,563.20 to Thomas Johnson under the terms of an Equity Purchase Agreement dated June 9, 1994.

  (w) In November 1997, the Company sold 11,136.268 Class A Common Shares and 260,663 shares of Class C Common Stock for purchase prices of $1,002,264.16 and $25,699.08, respectively, to JNL in connection with an amendment to the Company's credit facility from JNL.

  (x) In November 1997, the Company sold 556.643 Class A Common Shares and 13,029 Common Shares for purchase prices of $50,097.84 and $1,284.56, respectively, to an investor in a private placement.

  (y) In January 1997, the Company sold 5,850 Class A Common Shares and 107,999 Common Shares for aggregate purchase prices of $526,500 and $13,500, respectively, $540,000 to executives of a company in connection with its acquisition by the Company and to an individual as an employment incentive.

  (z) In January 1998, the Company sold 7,020 Class A Common Shares and 129,599 Common Shares for aggregate purchase prices of $631,800 and $16,200, respectively, to an individual in connection with the Company's acquisition of a company.

  (aa) In March 1998, the Company sold an aggregate of 86,276 Common Shares to GTCR IV, JNL and Thomas Johnson for an aggregate purchase price of $5,882 pursuant to preexisting contractual obligations.

  The share amounts set forth above give effect to the company's 132-for-1 stock split of the Common Stock expected to be effected in May 1998. The sales and issuances of securities in the transactions described above were deemed to be exempt from registration under the Securities Act by virtue of Section 4(2) or Regulation D promulgated thereunder.

  Appropriate legends are affixed to the stock certificates issued in the aforementioned transactions. Similar legends were imposed in connection with any subsequent sales of any such securities. All recipients received adequate information about the Company or had access, through employment or other relationships, to such information.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

  (a) Exhibits

  1.1  Form of Underwriting Agreement.*
  3.1  Amended and Restated Certificate of Incorporation (to be filed with the
       Secretary of State of Delaware prior to the closing of this offering).
  3.2  Amended and Restated Certificate of Incorporation (to be filed with the
       Secretary of State of Delaware upon the closing of this offering).
  3.3  Bylaws**
  3.4  Amended and Restated Bylaws (to become effective upon the closing of this offering).
  4.1  Specimen Common Stock Certificate.
  5.1  Opinion of Hogan & Hartson L.L.P. with respect to the legality of the
       Common Stock.*
 10.1  Equity Purchase Agreement, dated as of June 9, 1994, as amended, by and among Global; Thomas S. Johnson; Golder, Thoma, Cressey, Rauner Fund IV
       Limited Partnership ("GTCR IV") and additional stockholders.**
 10.2  Registration Agreement, dated as of June 9, 1994, as amended, by and among Global and the stockholders identified therein.**
 10.3  Termination Agreement, dated as of      , 1998, by and among Global;
       GTCR IV; Golder, Thoma, Cressey, Rauner, Inc. ("GTCR") and the
       stockholders identified therein.*
 10.4  Form of Equity Subscription Agreement, by and between Global and certain of its stockholders.**
 10.5  Amended and Restated Credit Agreement, dated as of November 14, 1997, as amended, by and among Jackson National Life Insurance Company ("JNL") as
       Lender and PPM America, Inc., as Agent, Global and its subsidiaries.
 10.6  Investor Purchase Agreement, dated as of August 14, 1996, between Global and JNL.**
 10.7  Investor Purchase Agreement, dated as of September 30, 1996, between
       Global and Green Manning & Bunch Holdings, Inc.**
 10.8  Executive Agreement, dated as of June 9, 1994, as amended, by and among
       Global, Thomas S. Johnson and GTCR IV.+
 10.9  Executive Agreement, dated as of June 9, 1994, as amended, by and among
       Global, Raymond Schilling and GTCR IV.+
 10.10 Executive Agreement, dated as of January 1, 1995, as amended, by and among Global, H. Michael Mueller and GTCR IV.+
 10.11 Executive Agreement, dated as of March 31, 1997, by and among Global,
       Alfred N. Vieira and GTCR IV.+
 10.12 1998 Stock Option and Incentive Plan.+
 10.13 Form of Supply Agreement between the Company and Konica.++**
 10.14 Non-Exclusive Third Party Lessor Agreement, dated July 16, 1996, as amended, by and between Global and General Electric Capital
       Corporation.++**

 10.15 License Agreement, dated as of July 31, 1996, as amended, between Global and Copelco Capital, Inc.++**
 10.16 Non-Exclusive Third Party Lessor Agreement, dated July 26, 1996, as amended, by and between Global and Tokai Financial Services, Inc.++**
 10.17 Stock Purchase Agreement, dated as of June 27, 1996 by and among Global as Buyer, Copy Service & Supply, Inc., Office Furniture Concepts, Inc.,
       CSS Leasing, LLC and Terry K. Smith and Crystal E. Smith as Sellers.++**
 10.18 Stock Purchase Agreement, dated as of November 13, 1996 by and among
       Global as Buyer and Southern Business Communications, Inc. and Mark M.
       Lloyd and Arthur E. Kreps as Sellers.++**
 10.19 Asset Purchase Agreement, dated as of November 13, 1996 by and among
       ATS-Atlanta One, LLC as Seller, ATS-Atlanta One, Inc. as Purchaser, and
       ATS-Atlanta, Inc., Mark M. Lloyd and Arthur E. Kreps.++**
 10.20 Stock Purchase Agreement, dated as of August 7, 1997 by and among
       Global, ESI Acquisition Corporation as Buyer, Electronic Systems, Inc.
       ("ESI") and the Shareholders of ESI as Sellers.++**
 10.21 Stock Purchase Agreement, dated as of August 29, 1997 by and among
       Global, Conway Office Products as Buyer, Eastern Copy Products, Inc. and
       Michael E. Kleinhans as Seller.++**
 10.22 Stock Purchase Agreement, dated as of September 30, 1997 by and among
       Global as Buyer, Duplicating Specialties, Inc. (d/b/a Copytronix) and
       Dean Groves as Seller.++**
 10.23 Stock Purchase Agreement, dated as of September 30, 1997 by and among
       Global as Buyer, Quality Business Systems, Inc. and Gary Stevens as
       Seller.++**
 10.24 Stock Purchase Agreement, dated as of September 30, 1997 by and among
       Global as Buyer, Cascade Office Systems, Inc. and Fred Woodard as
       Seller.++**
 10.25 Stock Purchase Agreement, dated as of December 23, 1997 by and among
       Global, ESI as Buyer, Electronic Systems of Richmond, Inc. ("ESRI") and the Shareholders of ESRI as Seller.++**
 10.26 Stock Purchase Agreement, dated as of December 31, 1997, as assigned, by and among Global, Connecticut Business Systems, Inc. as Buyer, and the
       Company, Michael E. Shea, Jr. and Peter Wenzke as Sellers.++**
 10.27 Asset Purchase Agreement, dated as of February 26, 1998 by and among
       Connecticut Systems, Inc., Bloom's Business Systems, a division of
       Bloom's Incorporated, the Assets and Bloom's Incorporated as Seller.++**
 10.28 Stock Purchase Agreement, dated as of November 13, 1996, by and among
       Global as Buyer, Southern Business Communications of D.C., Inc., and
       George Gough, Mark M. Lloyd, and Arthur E. Kreps as Sellers.++
 10.29 Form of Indemnification Agreement between Global and its directors and executive officers.+
 10.30 Letter Agreement, dated April 22, 1998, by and among Global, First Union
       National Bank and First Union Capital Markets Group.++
 21.1  Subsidiaries of Global.**
 23.1  The consent of Ernst & Young LLP.
 23.2  The consent of Barnard, Combs, Potts & Rhyne, PA.*
 23.3  The consent of Smith & Howard, P.C.*
 23.4  The consent of Ernst & Young LLP.*
 23.5  The consent of Pasquale & Bowers, LLP.*
 23.6  The consent of Moss Adams LLP.*
 23.7  The consent of Edmondson, LedBetter & Ballard, L.L.P.*

 23.8  The consent of Arthur Andersen LLP.*
 23.9  The consent of Joseph D. Kalicka & Company, LLP.*
 23.10 The consent of Hogan & Hartson L.L.P. (to be included in Exhibit 5.1).*
 23.11 The consent of Pacific Media Associates.
 23.12 The consent of International Data Corporation.
 24.1  Power of Attorney.**
 27.1  Financial Data Schedule.**

--------
*To be filed by amendment.
**Previously filed.
+Management contract or compensatory plan, contract or arrangement. ++Confidential treatment has been requested for portions of this exhibit.

  (b) Financial Statement Schedules

  Report of Independent Auditors on Schedule

  Schedule II--Valuation and Qualifying Accounts

ITEM 17. UNDERTAKINGS.

  Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions described under Item 14 of this Registration Statement or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

  The undersigned Registrant hereby undertakes that:

    (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in the form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

    (2) For the purpose of determining any liability under the Securities Act, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

  The undersigned Registrant hereby undertakes to provide to the underwriter at the closing specified in the underwriting agreement certificates in such denominations and registered in such names as may be required by the underwriter to permit prompt delivery to each purchaser.

                                   SIGNATURES

  PURSUANT TO THE REQUIREMENTS OF THE SECURITIES ACT OF 1933, GLOBAL IMAGING SYSTEMS, INC. HAS DULY CAUSED THIS AMENDED REGISTRATION STATEMENT TO BE SIGNED ON ITS BEHALF BY THE UNDERSIGNED, THEREUNTO DULY AUTHORIZED, IN THE CITY OF TAMPA, STATE OF FLORIDA ON THE 8TH DAY OF MAY, 1998.

                                        Global Imaging Systems, Inc.

                                                /s/ Thomas S. Johnson
                                        By: ___________________________________
                                            THOMAS S. JOHNSON President and
                                                Chief Executive Officer

  Pursuant to the requirements of the Securities Act of 1933, this amended Registration Statement has been signed by the following persons in the capacities and on the date indicated.


                NAME                        TITLE                 DATE
                ----                        -----                 ----

       /s/ Thomas S. Johnson           President, Chief        May 8, 1998
------------------------------------   Executive Officer
         THOMAS S. JOHNSON             and Director
                                       (Principal
                                       Executive Officer

       /s/ Raymond Schilling           Vice President,         May 8, 1998
------------------------------------   Chief Financial
         RAYMOND SCHILLING             Officer, Secretary
                                       and Treasurer
                                       (Principal
                                       Financial and
                                       Accounting
                                       Officer)

                 *                    Chairman of the          May 8, 1998
------------------------------------   Board
           CARL D. THOMA

                 *                    Director                 May 8, 1998
------------------------------------
           L. NEAL BERNEY

                 *                    Director                 May 8, 1998
------------------------------------
          BRUCE D. GORCHOW

                 *                    Director                 May 8, 1998
------------------------------------
        WILLIAM C. KESSINGER

       /s/ Thomas S. Johnson
*By: _______________________________
         THOMAS S. JOHNSON
          Attorney-In-Fact

                  REPORT OF INDEPENDENT AUDITORS ON SCHEDULE

  We have audited the consolidated financial statements of Global Imaging Systems, Inc. as of March 31, 1996 and 1997 and December 31, 1997, and for the period from inception (June 3, 1994) to March 31, 1995, the years ended March 31, 1996 and 1997 and the nine-month period ended December 31, 1997, and have issued our report thereon dated February 13, 1998 (included elsewhere in this Registration Statement). Our audits also included the financial statement schedule listed in Item 16(b) of this Registration Statement. This schedule is the responsibility of the Company's management. Our responsibility is to express an opinion based on our audits.

  In our opinion, the financial statement schedule referred to above, when considered in relation to the basic financial statements taken as a whole, presents fairly in all material respects the information set forth therein.

Tampa, Florida
February 13, 1998

  The foregoing report is in the form that will be signed upon the completion of the restatement of capital accounts described in Note 12 to the financial statements.

                                          /s/ Ernst & Young LLP

                          GLOBAL IMAGING SYSTEMS, INC.

                 SCHEDULE II VALUATION AND QUALIFYING ACCOUNTS

RESERVE FOR RETURNS AND ALLOWANCES AND BAD DEBTS:

                                              ADDITIONS
                                        ----------------------
                         BALANCE AT THE CHARGED TO CHARGED TO             BALANCE AT THE
                          BEGINNING OF  COSTS AND     OTHER                   END OF
                           THE PERIOD    EXPENSES  ACCOUNTS(1) DEDUCTIONS   THE PERIOD
                         -------------- ---------- ----------- ---------- --------------
Period Ended:
  March 31, 1995........    $    --      $  8,125   $135,000    $ 6,125      $137,000
  March 31, 1996........    $137,000     $ 34,498   $ 58,666    $30,164      $200,000
  March 31, 1997........    $200,000     $ 30,824   $147,005    $68,785      $309,044
  December 31, 1997.....    $309,044     $116,251   $519,689    $65,840      $879,144

RESERVE FOR EXCESS AND SLOW-MOVING INVENTORY:

                                              ADDITIONS
                                        ----------------------
                         BALANCE AT THE CHARGED TO CHARGED TO             BALANCE AT THE
                          BEGINNING OF  COSTS AND     OTHER                   END OF
                           THE PERIOD    EXPENSES  ACCOUNTS(1) DEDUCTIONS   THE PERIOD
                         -------------- ---------- ----------- ---------- --------------
Period Ended:
  March 31, 1995........    $    --      $    --    $270,000    $ 13,222    $  256,778
  March 31, 1996........    $256,778     $197,248   $ 98,000    $419,000    $  133,026
  March 31, 1997........    $133,026     $256,280   $340,000    $403,207    $  326,099
  December 31, 1997.....    $326,099     $443,000   $642,877    $401,100    $1,010,876

--------

(1) These amounts primarily represent reserve balances acquired in connection with business combinations.

                                 EXHIBIT INDEX

 EXHIBIT
   NO.                              DESCRIPTION
 -------                            -----------
  1.1    Form of Underwriting Agreement.*
  3.1    Amended and Restated Certificate of Incorporation (to be filed with the Secretary of State of Delaware prior to the closing of this offering).
  3.2    Amended and Restated Certificate of Incorporation (to be filed with the Secretary of State of Delaware upon the closing of this offering).
  3.3    Bylaws**
  3.4    Amended and Restated Bylaws (to become effective upon the
         closing of this offering).
  4.1    Specimen Common Stock Certificate.
  5.1    Opinion of Hogan & Hartson L.L.P. with respect to the legality of the Common Stock.*
 10.1    Equity Purchase Agreement, dated as of June 9, 1994, as amended, by and among Global; Thomas S. Johnson; Golder, Thoma, Cressey,
         Rauner Fund IV Limited Partnership ("GTCR IV") and additional stockholders.**
 10.2    Registration Agreement, dated as of June 9, 1994, as amended, by and among Global and the stockholders identified therein.**
 10.3    Termination Agreement, dated as of      , 1998, by and among
         Global; GTCR IV; Golder, Thoma, Cressey, Rauner, Inc. ("GTCR")
         and the stockholders identified therein.*
 10.4    Form of Equity Subscription Agreement, by and between Global and certain of its stockholders.**
 10.5    Amended and Restated Credit Agreement, dated as of November 14,
         1997, as amended, as amended, by and among Jackson National Life
         Insurance Company ("JNL") as Lender and PPM America, Inc., as
         Agent, Global and its subsidiaries.
 10.6    Investor Purchase Agreement, dated as of August 14, 1996,
         between Global and JNL.**
 10.7    Investor Purchase Agreement, dated as of September 30, 1996, between Global and Green Manning & Bunch Holdings, Inc.**
 10.8    Executive Agreement, dated as of June 9, 1994, as amended, by and among Global, Thomas S. Johnson and GTCR IV.+
 10.9    Executive Agreement, dated as of June 9, 1994, as amended, by and among Global, Raymond Schilling and GTCR IV.+
 10.10   Executive Agreement, dated as of January 1, 1995, as amended, by and among Global, H. Michael Mueller and GTCR IV.+
 10.11   Executive Agreement, dated as of March 31, 1997, by and among
         Global, Alfred N. Vieira and GTCR IV.+
 10.12   1998 Stock Option and Incentive Plan.+
 10.13   Form of Supply Agreement between the Company and Konica.++**
 10.14   Non-Exclusive Third Party Lessor Agreement, dated July 16, 1996, as amended, by and between Global and General Electric Capital
         Corporation.++**

 EXHIBIT
   NO.                              DESCRIPTION
 -------                            -----------
 10.15   License Agreement, dated as of July 31, 1996, as amended,
         between Global and Copelco Capital, Inc.++**
 10.16   Non-Exclusive Third Party Lessor Agreement, dated July 26, 1996, as amended, by and between Global and Tokai Financial Services,
         Inc.++**
 10.17   Stock Purchase Agreement, dated as of June 27, 1996 by and among
         Global as Buyer, Copy Service & Supply, Inc., Office Furniture
         Concepts, Inc., CSS Leasing, LLC and Terry K. Smith and Crystal
         E. Smith as Sellers.++**
 10.18   Stock Purchase Agreement, dated as of November 13, 1996 by and among Global as Buyer and Southern Business Communications, Inc.
         and Mark M. Lloyd and Arthur E. Kreps as Sellers.++**
 10.19   Asset Purchase Agreement, dated as of November 13, 1996 by and among ATS-Atlanta One, LLC as Seller, ATS-Atlanta One, Inc. as
         Purchaser, and ATS-Atlanta, Inc., Mark M. Lloyd and Arthur E.
         Kreps.++**
 10.20   Stock Purchase Agreement, dated as of August 7, 1997 by and among Global, ESI Acquisition Corporation as Buyer, Electronic
         Systems, Inc. ("ESI") and the Shareholders of ESI as
         Sellers.++**
 10.21   Stock Purchase Agreement, dated as of August 29, 1997 by and among Global, Conway Office Products as Buyer, Eastern Copy
         Products, Inc. and Michael E. Kleinhans as Seller.++**
 10.22   Stock Purchase Agreement, dated as of September 30, 1997 by and among Global as Buyer, Duplicating Specialties, Inc. (d/b/a
         Copytronix) and Dean Groves as Seller.++**
 10.23   Stock Purchase Agreement, dated as of September 30, 1997 by and among Global as Buyer, Quality Business Systems, Inc. and Gary
         Stevens as Seller.++**
 10.24   Stock Purchase Agreement, dated as of September 30, 1997 by and among Global as Buyer, Cascade Office Systems, Inc. and Fred
         Woodard as Seller.++**
 10.25   Stock Purchase Agreement, dated as of December 23, 1997 by and among Global, ESI as Buyer, Electronic Systems of Richmond, Inc.
         ("ESRI") and the Shareholders of ESRI as Seller.++**
 10.26   Stock Purchase Agreement, dated as of December 31, 1997, as assigned, by and among Global, Connecticut Business Systems,
         Inc. as Buyer, and the Company, Michael E. Shea, Jr. and Peter
         Wenzke as Sellers.++**
 10.27   Asset Purchase Agreement, dated as of February 26, 1998 by and among Connecticut Systems, Inc., Bloom's Business Systems, a division of Bloom's Incorporated, the Assets and Bloom's
         Incorporated as Seller.++**
 10.28   Stock Purchase Agreement, dated as of November 13, 1996, by and among Global as Buyer, Southern Business Communications of D.C.,
         Inc., and George Gough, Mark M. Lloyd, and Arthur E. Kreps as
         Sellers.++
 10.29   Form of Indemnification Agreement between Global and its
         directors and executive officers.+
 10.30   Letter Agreement, dated April 22, 1998, by and among Global,
         First Union National Bank and First Union Capital Markets
         Group.++
 21.1    Subsidiaries of Global.**
 23.1    The consent of Ernst & Young LLP.
 23.2    The consent of Barnard, Combs, Potts & Rhyne, PA.*
 23.3    The consent of Smith & Howard, P.C.*
 23.4    The consent of Ernst & Young LLP.*
 23.5    The consent of Pasquale & Bowers, LLP.*
 23.6    The consent of Moss Adams LLP.*

 EXHIBIT
   NO.                              DESCRIPTION
 -------                            -----------
 23.7    The consent of Edmondson, LedBetter & Ballard, L.L.P.*
 23.8    The consent of Arthur Andersen LLP.*
 23.9    The consent of Joseph D. Kalicka & Company, LLP.*
 23.10   The consent of Hogan & Hartson L.L.P. (to be included in Exhibit
         5.1).*
 23.11   The consent of Pacific Media Associates.
 23.12   The consent of International Data Corporation.
 24.1    Power of Attorney.**
 27.1    Financial Data Schedule.**

--------
*To be filed by amendment.
**Previously filed.
+Management contract or compensatory plan, contract or arrangement. ++Confidential treatment has been requested for portions of this exhibit.